EXECUTION COPY

FOR U.S. TAX PURPOSES ONLY, THE LOANS UNDER THIS AGREEMENT ARE TREATED AS HAVING BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”).  BEGINNING NO LATER THAN 10 DAYS FOLLOWING THE INITIAL BORROWING DATE (IN THE CASE OF TERM LOANS) OR NO LATER THAN 10 DAYS FOLLOWING THE DATE OF THE INITIAL BORROWING OF REVOLVING LOANS (IN THE CASE OF REVOLVING LOANS), A LENDER MAY, UPON REQUEST, OBTAIN FROM THE BORROWER ISSUE PRICE, ISSUE DATE, AMOUNT OF OID AND YIELD TO MATURITY OF EACH LOAN MADE BY SUCH LENDER BY CONTACTING THE CHIEF FINANCIAL OFFICER OF THE BORROWER, 5900 PRINCESS GARDEN PARKWAY, 7TH FLOOR, LANHAM, MARYLAND 20706.
___________________________________________________________________________________________________________________________________________________________

CREDIT AGREEMENT

among

RADIO ONE, INC.,

VARIOUS LENDERS,

and

CREDIT SUISSE AG,
as ADMINISTRATIVE AGENT

________________________________

Dated as of March 31, 2011
________________________________

CREDIT SUISSE SECURITIES (USA) LLC

and

DEUTSCHE BANK SECURITIES INC.,

as JOINT LEAD ARRANGERS and JOINT BOOK RUNNING MANAGERS

and

DEUTSCHE BANK SECURITIES INC.,
as Syndication Agent

CREDIT AGREEMENT, dated as of March 31, 2011, among RADIO ONE, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, CREDIT SUISSE AG, as Administrative Agent, CREDIT SUISSE SECURITIES (USA) LLC and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers and Book Running Managers and DEUTSCHE BANK SECURITIES INC., as Syndication Agent.  All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms

1.01. Defined Terms

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Entity or Business” shall mean either (a) the assets constituting a business, division, product line or Station of any Person not already a Subsidiary of the Borrower or (b) 100% of the Equity Interests of any such Person (including by way of merger), which Person shall, as a result of the acquisition of such Equity Interests, become (i) a Wholly-Owned Domestic Restricted Subsidiary of the Borrower (or shall be merged with and into the Borrower or another Wholly-Owned Domestic Restricted Subsidiary of the Borrower that is a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving or continuing Person) or (ii) a Wholly-Owned Foreign Restricted Subsidiary of the Borrower (or shall be merged with and into a Wholly-Owned Foreign Restricted Subsidiary of the Borrower, with the Wholly-Owned Foreign Restricted Subsidiary of the Borrower being the surviving or continuing Person).

“Additional Cost-Savings and Adjustments” shall mean, with respect to any Specified Transaction, those cost-savings adjustments (in each case not included pursuant to subclause (x) of clause (iii) of the definition of Pro Forma Basis contained herein) and other adjustments to reflect operating improvements, operating expense reductions or synergies reasonably anticipated by the Borrower to be achieved in connection with such Specified Transaction during the 12 month period following the consummation thereof as a result of actions actually taken or to be taken during such period, which adjustments shall be (i) factually supportable in the good faith judgment of the Borrower, (ii) net of costs reasonably expected to be incurred by the Borrower and its Restricted Subsidiaries to achieve any such cost savings, and (iii) described (in reasonable detail) in an officer’s certificate delivered by an Authorized Officer of the Borrower to the Administrative Agent.

“Additional Security Documents” shall have the meaning provided in Section 9.11.

“Adjusted Consolidated Net Income” shall mean, for any period, the sum of (i) Consolidated Net Income for such period plus (ii) the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, plus (iii) the amount of all dividends and distributions actually paid in cash to the Borrower or any Wholly-Owned Restricted Subsidiary by Unrestricted Subsidiaries or, for so long as TV One remains a Designated Entity, TV One during such period (other than (x) any distribution constituting  “Designated Unrestricted Subsidiary Dividends” pursuant to the definition of “Available Basket Amount” and (y) any Designated TV One Disposition Distribution), in each case to the extent not already included in determining Consolidated Net Income for such period, less (iv) the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean Credit Suisse, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit P hereto, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof as a result of this Agreement, the extension of credit hereunder, or its actions in connection herewith.

“Affiliate Entity” shall mean any Person who, directly or indirectly, has the ability to elect one or more of the members of the Board of Directors of the Borrower or any Parent Company.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the aggregate amount of all cash paid (or to be paid) by the Borrower or any of its Restricted Subsidiaries for the applicable Acquired Entity or Business in connection with such Permitted Acquisition and all contingent cash purchase price, earn-out and other similar obligations of the Borrower and its Restricted Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Borrower), including any cash payments made pursuant to non-competition agreements, (ii) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 10.04 (including Permitted Acquired Debt) (excluding cash proceeds thereof paid and included pursuant to clause (i) above), and (iii) the fair market value of all other consideration paid (or to be paid) by the Borrower or its Restricted Subsidiaries in connection with such Permitted Acquisition; provided that “Aggregate Consideration” shall not include consideration paid in the form of common Equity Interests of the Borrower.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Excess Cash Flow Percentage” shall mean, with respect to any Excess Cash Flow Payment Date, 50%; provided that so long as no Event of Default is then in existence, if on the last day of the relevant Excess Cash Flow Payment Period, the Total Leverage Ratio for the Test Period then most recently ended (as set forth in the officer’s certificate delivered (or required to be delivered) pursuant to Section 9.01(e)), (i) is (a) less than or equal to 6.00:1.00 and (b) greater than 5.00:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 25% or (ii) is less than or equal to 5.00:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 0%.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of Term Loans, maintained as (A) Base Rate Loans, 5.00% and (B) LIBOR Loans, 6.00%; (ii) in the case of Revolving Loans maintained as (A) Base Rate Loans, 4.50% and (B) LIBOR Loans, 5.50%; and (iii) in the case of Swingline Loans, 4.50%.

“Applicable Soft Call Percentage” shall mean, with respect to any prepayment or repayment of Term Loans of the type described in Section 4.01(f) or the effectiveness of any Repricing Transaction made or consummated during any period, (i) in the case of the period from and after the Initial Borrowing Date to but excluding the first anniversary of the Initial Borrowing Date, 3%, (ii) in the case of the period from and after the first anniversary of the Initial Borrowing Date to but excluding the second anniversary of the Initial Borrowing Date, 2%, (iii) in the case of the period from and after the second anniversary of the Initial Borrowing Date to but excluding the third anniversary of the Initial Borrowing Date, 2%, (iv) in the case of the period from and after the third anniversary of the Initial Borrowing Date to but excluding the fourth anniversary of the Initial Borrowing Date, 1%, and (v) at any time on or after the fourth anniversary of the Initial Borrowing Date, 0%.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Restricted Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Restricted Subsidiary of the Borrower of any asset (including, without limitation, any transfer of Equity Interests of another Person, any sale or issuance of Equity Interests by a Restricted Subsidiary of the Borrower, any TV One Disposition of the type described in clause (i) of the definition thereof and any Subject Affiliate Transfer but excluding Recovery Events).

“Asset Swap” shall mean any transfer of assets of the Borrower or any Restricted Subsidiary to any Person (other than an Affiliate of the Borrower or such Restricted Subsidiary) in exchange for assets of such Person if:

(1)           such exchange would qualify, whether in part or in full, as a like- kind exchange pursuant to Section 1031 of the Code; provided that nothing in this definition shall require the Borrower or any Restricted Subsidiary to elect that Section 1031 of the Code be applicable to any Asset Swap;

(2)           the Fair Market Value of any property or assets received is at least equal to the Fair Market Value of the property or assets so transferred; and

(3)           to the extent applicable, any “boot” or other assets received by the Borrower or any Restricted Subsidiary is directly related to, and/or consists of Equity Interests issued by a Person in, a Permitted Business and any Net Sale Proceeds from the disposition of such boot or other assets (and any Net Sale Proceeds in the form of cash “boot”) are applied as required by Section 10.02(xv).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit M (appropriately completed).

“Authorizations” means all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, Licenses, certificates and permits from, the FCC and other Governmental Authorities.

“Authorized Officer” shall mean, with respect to (i) delivering financial information and officer’s certificates related thereto pursuant to this Agreement, the chief executive officer, the chief financial officer, the treasurer, the controller, the principal accounting officer of the Borrower or such other officer of the Borrower having substantially the same authority and responsibility, and (ii) for all other purposes hereunder, the chief executive officer, the chief financial officer, the treasurer, the controller, the principal accounting officer, the president, and any vice president.

“Available Basket Amount” shall initially be $0, which amount shall be (A) increased (i) on each Excess Cash Flow Payment Date, so long as any repayment required pursuant to Section 5.02(f) has been made, by an amount equal to the remainder of (x) Excess Cash Flow for the immediately preceding Excess Cash Flow Payment Period multiplied by a percentage equal to 100% minus the relevant Applicable Excess Cash Flow Percentage minus (y) the aggregate principal amount of all Loans made as voluntary prepayments pursuant to Section 5.01 which reduce the amount of the mandatory repayment for such Excess Cash Flow Payment Period pursuant to Section 5.02(f) by operation of the proviso therein, (ii) on the date of receipt by the Borrower after the Effective Date of Net Cash Proceeds from any sale or issuance of Borrower Common Stock or Qualified Preferred Stock (other than Designated Preferred Stock) or any contribution to the common equity capital of the Borrower (other than any sale, issuance or contribution described in Sections 10.03(ix) and (x) and Section 10.05(xxi)), the amount of such Net Cash Proceeds, (iii) on the date of each such reduction in Investments of the type described below, by the net reduction in Investments made by the Borrower or any Restricted Subsidiary after the Effective Date in any Person in reliance on Sections 10.05(xxii) and (xxiii) resulting from principal payments, repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investments and proceeds representing the return of capital (other than Dividends on such Investments) or otherwise, in each case to the extent received in cash or Cash Equivalents by the Borrower or any of its Restricted Subsidiaries, (iv) on the date of any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by the amount equal to the portion (proportionate to the Borrower’s Equity Interests in such Restricted Subsidiary) of the Fair Market Value of such Unrestricted Subsidiary at the time of such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary; provided, however, that the amounts described in preceding clauses (iii) and (iv) shall not exceed, in the case of any such Person or such Unrestricted Subsidiary, the amount of Investments made after the Effective Date in reliance on Sections 10.05(xxii) and (xxiii) (and treated as Investments thereunder) by the Borrower or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; and (v) on the date of receipt by the Borrower or a Restricted Subsidiary after the Effective Date of any Dividend received in cash or Cash Equivalents from an Unrestricted Subsidiary (other than Reach Media or, in the event and for so long as TV One remains an Unrestricted Subsidiary, TV One), the amount of such Dividend; provided that any such Dividends included pursuant to this clause (v) shall have been specifically designated at the time of receipt as “Designated Unrestricted Subsidiary Dividends” pursuant to an officer’s certificate from the Borrower delivered to Administrative Agent and shall not have been included in the calculation of the Consolidated Net Income of the Borrower for such period, and (B) reduced on the date (x) any Dividend is made in reliance on Section 10.03(vii) or 10.03(viii), (y) any Debt Repurchase is made in reliance on Section 10.09(iv)(A) or Section 10.09(iv)(C) or (z) any Investment is made (or deemed made) pursuant to Section 10.05(xxii) or 10.05(xxiii), by the amount of such Dividend, Debt Repurchase or Investment, as the case may be.

“Available Revolving Loan Commitment” of any RL Lender at any time shall mean its RL Percentage of the Total Available Revolving Loan Commitment at such time.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time, (iii) the LIBO Rate for a LIBOR Loan denominated in dollars with a one-month interest period commencing on such day plus 1.00% and (iv) solely in the case of Term Loans which are incurred or maintained as Base Rate Loans, 2.50%. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day.  Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate, respectively.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Beneficial Owner” shall have the meaning provided to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” “Beneficially Owning” and “Beneficially Owned” have correlative meanings.

“Blocked Revolving Loan Commitment” shall mean, at any time, the sum of (x) unless TV One is then a Restricted Subsidiary, the aggregate amount of TV One Indebtedness then outstanding plus (y) the aggregate amount of Net Proceeds from Asset Sales (as each such term is defined in the Exchange Note Indenture or any other agreement governing Indebtedness of the Borrower containing a Credit Facility Debt Cap) by the Borrower and its Restricted Subsidiaries used to finance the Specified TV One Capital Contribution.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Common Stock” shall mean the authorized common stock of the Borrower.

“Borrower Materials” shall have the meaning provided in Section 13.03(c).

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments with respect to such Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale, any Subsidiary Designation or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Significant Asset Sale, Subsidiary Designation or other event for which financial statements have been delivered to the Lenders pursuant to Section 9.01(a) or (b), as applicable; provided that, with respect to any event required to be calculated on a Pro Forma Basis that occurs prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 9.01(a) for the Fiscal Quarter ending nearest to March 31, 2011, the “Calculation Period” shall be the period of four consecutive Fiscal Quarters of the Borrower ended December 31, 2010 (taken as one accounting period), with Consolidated EBITDA (prior to giving pro forma effect to the applicable event required to be calculated on a Pro Forma Basis) being as set forth in the definition of “Test Period” and Consolidated Interest Expense being determined as provided in the last sentence of the definition of “Consolidated Interest Expense”.

“Capital Expenditures” shall mean, with respect to any Person, for any period, the aggregate, without duplication, of all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the value of all assets under Capitalized Lease Obligations incurred by such Person and its Restricted Subsidiaries during such period (other than as a result of purchase accounting).

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Cash Equivalents” shall mean, as to any Person, (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iv) Dollar denominated time deposits, Eurodollar time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition by such Person, (v) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (ii) above entered into with any bank meeting the qualifications specified in clause (iv) above, (vi) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than nine months after the date of acquisition by such Person, (vii) investments in money market funds at least 95% of the assets of which are comprised of securities of the types described in clauses (i) through (vi) above, and (viii) in the case of any Foreign Restricted Subsidiary only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Restricted Subsidiary is organized and is conducting business or in the currency of, or obligations fully and unconditionally guaranteed by, such sovereign nation (or any agency thereof).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of a percentage on a fully diluted basis of the economic or voting interests in the Borrower’s Equity Interests in excess of that held by the Hughes/Liggins Family collectively, (ii) the acquisition of direct or indirect Control of the Borrower by any “person” or “group” other than the Hughes/Liggins Family collectively, (iii) the Hughes/Liggins Family cease to be the “beneficial owners”, individually or collectively, of at least 35% on a fully diluted basis of the economic or voting interests in the Borrower’s Equity Interests, (iv) the first day on which a majority of the members of the board of directors of the Borrower are not Continuing Directors, or (v) a “change of control” or similar event shall occur as provided in (x) any Permitted Subordinated Debt Document, any Permitted Unsecured Debt Document, any Existing Notes Document or any Permitted Refinancing Debt Document relating to the foregoing and (y) any Qualified Preferred Stock, Disqualified Preferred Stock, Designated Preferred Stock or other Indebtedness (or the documentation governing the same) to the extent the outstanding principal amount or liquidation preference, as the case may be, of such Qualified Preferred Stock, Disqualified Preferred Stock, Designated Preferred Stock or other Indebtedness exceeds $10,000,000.

“Class D Members” shall have the meaning provided in the TV One LLC Agreement.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefore.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 5.02 or Section 11.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents, and any successor collateral agent.

“Commitment” shall mean any of the commitments of any Lender, i.e., a Term Loan Commitment or a Revolving Loan Commitment.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Communications” shall have the meaning provided in Section 13.03(b).

“Communications Act” shall mean the Communications Act of 1934, as amended, and the rules and regulations and published policies thereunder.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Consolidated Current Assets” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding (i) assets held for sale, (ii) permitted loans to third parties, (iii) Plan assets, (iv) deferred bank fees, and (v) derivative financial instruments).

“Consolidated Current Liabilities” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (i) the current portion of any Indebtedness, (ii) the current portion of interest, (iii) accruals for current or deferred Taxes based on income or profits, (iv) accruals of any costs or expenses related to restructuring reserves, (v) deferred revenue, (vi) the aggregate amount of outstanding Revolving Loans and Swingline Loans and Letter of Credit Outstandings, and (vii) the current portion of pension liabilities.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains (or losses) and any related provision for taxes on such extraordinary gains (or losses), (y) any non-cash income (including any non-cash income resulting from the early extinguishment of Indebtedness), and (z) any gains or losses from sales of assets (other than inventory sold in the ordinary course of business)) adjusted by (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income or profits and foreign withholding taxes and franchise, state single business unitary and similar taxes, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (iv) cash charges and expenses actually incurred in connection with employee or management relocation or severance costs during such period, (including, without limitation, related to Permitted Acquisitions, Investments, closures and consolidations of operations and Asset Sales), and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related Permitted Acquisition; provided, that in no event shall the sum of the amounts added back pursuant to this clause (iv) for any period, together with amounts added back pursuant to clause (xiii) below for such period, exceed $2,500,000, (v) customary and reasonable professional fees, costs and expenses and other costs and expenses incurred or paid in connection with, and reasonably related to, any Investment (including any Permitted Acquisition), issuance of Equity Interests, Significant Asset Sale, sale of assets or incurrence of Indebtedness permitted pursuant to Section 10.04 (as amended and/or modified from time to time), in each case, whether or not consummated, (vi) the amount of all fees, costs and expenses incurred or paid in connection with the Transaction, (vii) the amount of all other non-cash charges, losses or expenses of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (including impairment charges or asset write-offs, losses from investments recorded using the equity method, stock-based awards compensation expense or expenses relating to the vesting of warrants), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable or inventory; provided that if any non-cash charges referred to in this clause (vii) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid, (viii) proceeds of business interruption insurance, (ix) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Preferred Stock and Designated Preferred Stock), (x) expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Borrower or a Restricted Subsidiary in connection with any Permitted Acquisition, other Investment or any disposition of assets permitted under this Agreement, to the extent actually paid or refunded in cash by a third party other than the Borrower or a Restricted Subsidiary, (xi) unrealized losses on Interest Rate Protection Agreements and Other Hedging Agreements, (xii) the amount of dividends and distributions actually paid in cash to the Borrower or any Wholly-Owned Restricted Subsidiary by Unrestricted Subsidiaries or, for so long as TV One remains a Designated Entity, TV One during such period (other than (x) any distribution constituting  “Designated Unrestricted Subsidiary Dividends” pursuant to the definition of “Available Basket Amount” and (y) any Designated TV One Disposition Distribution, in each case to the extent not already included in determining Consolidated Net Income for such period), and (xiii) restructuring charges, accruals or reserves incurred or accrued during such period (including restructuring costs related to acquisitions after the Effective Date and to closure/consolidation of operations and retention charges); provided, that in no event shall the sum of the amounts added back pursuant to this clause (xiii) for any period, together with amounts added back pursuant to clause (iv) above for such period, exceed $2,500,000, and (B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) (i) the amount of all cash payments or cash charges made (or incurred) by the Borrower or any of its Restricted Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA pursuant to preceding sub-clause (A)(vii) in a previous period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), (ii) any amount which, in the determination of Consolidated Net Income for such period, has been added for unrealized gains on Interest Rate Protection Agreements and Other Hedging Agreements and (iii) any gains in respect of pension or other post retirement benefits or pension assets during such period.  For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein. Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which ends on or prior to December 31, 2011, Consolidated EBITDA for all portions of such period occurring prior to the Initial Borrowing Date shall be calculated in accordance with the definition of Test Period contained herein.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Borrower and its Restricted Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Borrower and its Restricted Subsidiaries of the type described in clauses (iii), (viii) and (ix) of the definition of Indebtedness and (iii) all Contingent Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that (x) the amount of Indebtedness in respect of the Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Borrower and/or its Restricted Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time, and (y) any Disqualified Preferred Stock and Designated Preferred Stock of the Borrower shall be treated as Indebtedness of the Borrower, with an amount equal to the greater of the liquidation preference or the maximum mandatory fixed repurchase price of any such outstanding Disqualified Preferred Stock or Designated Preferred Stock, as the case may be, to be deemed to be a component of Consolidated Indebtedness.

“Consolidated Interest Expense” shall mean, for any period, (i) the total consolidated cash interest expense, net of cash interest income, of the Borrower and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements) for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) (x) the amortization of any up front fees for any incurrence or issuance of Indebtedness, deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period and (y) interest expense in respect of any Permitted Subordinated Debt, Permitted Unsecured Debt or Existing Notes that have been defeased or satisfied and discharged in accordance with the applicable agreement or indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable agreement or indenture, in each case to the extent such transactions are permitted by Section 10.09, plus (ii) without duplication, (w) that portion of Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries on a consolidated basis representing the interest factor for such period, (x) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Borrower and its Restricted Subsidiaries of the type described in clause (viii) of the definition of Indebtedness contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period and (y) the amount of all cash Dividend requirements (whether or not declared or paid) on Disqualified Preferred Stock and Designated Preferred Stock of the Borrower, as the case may be, paid, accrued or scheduled to be paid or accrued during such period.  Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated Interest Expense for any Test Period which ends on or prior to December 31, 2011, “Consolidated Interest Expense” shall be deemed to be an amount equal to the product of (i) the amount of Consolidated Interest Expense (determined as provided above without regard to this sentence) for the period from the Initial Borrowing Date to the last day of such Test Period multiplied by (ii) a fraction, (x) the numerator of which shall be 365 days and (y) the denominator of which shall be the actual number of days elapsed during the period from the Initial Borrowing Date to the last day of such Test Period; provided, however, that further adjustments may be made on a Pro Forma Basis to the amounts determined in the manner specified above in this sentence, to the extent provided herein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):  (i) the net income (or loss) of any Person in which a Person or Persons other than the Borrower and its Wholly-Owned Restricted Subsidiaries has an Equity Interest or Equity Interests, except to the extent of the amount of the dividends or distributions actually paid in cash to the Borrower or any of its Wholly-Owned Restricted Subsidiaries by such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Restricted Subsidiary and (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary of such net income is not at the date of determination permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, governmental regulation or law applicable to such Restricted Subsidiary, unless such restriction has been legally waived.

“Consolidated Net Indebtedness” shall mean, at any time, (x) Consolidated Indebtedness less (y) the lesser of (i) Unrestricted cash and Cash Equivalents of the Borrower and other Credit Parties at such time and (ii) $25,000,000.

“Consolidated Net Senior Secured Indebtedness” shall mean, at any time, (x) Consolidated Indebtedness at such time that is secured by a Lien on any asset owned by the Borrower or any of its Restricted Subsidiaries less (y) the lesser of (i) Unrestricted cash and Cash Equivalents of the Borrower and other Credit Parties at such time and (ii) $25,000,000.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Initial Borrowing Date or entered into in connection with any contractual arrangement, including, but not limited to, any acquisition, capital expenditure, investment or disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness).  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean, as of any date of determination, any member of the board of directors of the Borrower who (i) was a member of or nominated to such board of directors on the Effective Date, or (ii) was nominated for election by either (a) one or more of the Principals or (b) the board of directors of the Borrower, a majority of whom were members of or nominated to the board of directors of the Borrower on the Effective Date or whose election or nomination for election was previously approved by one or more of the Principals Beneficially Owning at least 25% of the Voting Stock of the Borrower (determined by reference to voting power and not number of shares held) or such directors.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power by contract or otherwise.

“Credit Documents” shall mean this Agreement, the Subsidiaries Guaranty, the Pledge Agreement, the Security Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note and each other Security Document.

“Credit Event” shall mean the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any amendment, extension or renewal that does not increase the maximum Stated Amount of such Letter of Credit).

“Credit Facility Debt Cap” shall mean, at any time, the lesser of (i) if any Exchange Notes are then outstanding, the maximum amount of indebtedness of the Borrower and its Restricted Subsidiaries permitted to be incurred in reliance on Section 4.09(b)(i) of the Exchange Note Indenture at such time and (ii) the maximum amount of indebtedness of the Borrower and its Restricted Subsidiaries permitted to be incurred in reliance on any debt exception for the Obligations similar to Section 4.09(b)(i) of the Exchange Note Indenture contained in any other indenture or agreement governing indebtedness of the Borrower and its Restricted Subsidiaries.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Credit Suisse” shall mean Credit Suisse AG, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Debt Repurchase” shall have the meaning provided in Section 10.09(iv).

“Declined Proceeds” shall have the meaning provided in Section 5.02(m).

“Default” shall mean any event, act or condition which with notice or lapse of any applicable grace period, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Entity” shall mean TV One at all times that the Borrower or any of its Restricted Subsidiaries is the Beneficial Owner of at least 10% of the outstanding Equity Interests of TV One and until such time as TV One becomes a Restricted Subsidiary under the terms hereof.

“Designated Preferred Stock” shall mean Preferred Equity of the Borrower (other than Disqualified Preferred Stock) that is issued for cash (other than to a Restricted Subsidiary, Reach Media or, for so long as TV One remains a Designated Entity, TV One or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries or, for so long as TV One remains a Designated Entity but is not otherwise a Subsidiary, TV One) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of the Borrower, on the issuance date thereof, the cash proceeds of which are excluded from the calculation of the Available Basket Amount.

“Designated Sales” shall mean, at any time of determination, (i) the Designated Tower Sales, (ii) the sale of all or a portion of the businesses, properties, assets and operations of Community Connect, LLC and/or Interactive One, LLC (in each case to the extent related to the internet businesses of such Persons), and (iii) the sale of any other assets or businesses of the Borrower and its Restricted Subsidiaries (other the Equity Interests of any Person, unless all of the Equity Interests of such Person are so sold), so long as the aggregate amount of Consolidated EBITDA attributable to (and derived from) all such assets and businesses sold in reliance on this subclause (iii) (measured, for any such sale, for the Calculation Period most recently ended prior to such sale) does not exceed $2,500,000 during the then most recently ended Calculation Period, with such calculation to be set forth (in reasonable detail) in an officer’s certificate from an Authorized Officer delivered to the Administrative Agent at the time of the respective sale.

“Designated Sales Basket Amount” shall initially be $0, which amount shall be (A) increased on the date of receipt by the Borrower or any Restricted Subsidiary after the Effective Date of Net Sale Proceeds from any Designated Sale, by the amount of such Net Sale Proceeds (provided that the aggregate amount of all such Net Sale Proceeds included pursuant to this clause (A) shall not exceed $25,000,000) and (B) reduced on the date of (x) any Dividend made in reliance on Section 10.03(xi), (y) any Investment made (or deemed made) pursuant to Section 10.05(xvii) or (z) any Debt Repurchase made in reliance on Section 10.09(iv)(A)(II), in each case by the amount of such Dividend, Investment or Debt Repurchase, as the case may be.

“Designated Tower Sale” shall mean the sale of any of the radio towers set forth on Schedule 1.01B.

“Designated TV One Disposition Distribution” shall mean a cash dividend or distribution received by ROCH from TV One pursuant to Section 9.15(c) representing Net Sale Proceeds from any TV One Disposition of the type described in clause (ii) of the definition of “TV One Disposition” that has been designated (pursuant to an officer’s certificate executed by the principal financial officer of the Borrower on the date of distribution thereof to ROCH), for (a) reinvestment in assets (other than inventory and working capital) used or to be used in a Permitted Business in accordance clause (x) of the proviso appearing in Section 5.02(c) or (b) Investments in Unrestricted Subsidiaries pursuant to Section 10.05(xvi).

“DIRECTV Members” shall have the meaning provided in the TV One LLC Agreement.

“Disqualified Preferred Stock” shall mean any Preferred Equity of the Borrower that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition, (i)(a) matures or is mandatorily redeemable (other than solely for Borrower Common Stock or Qualified Preferred Stock), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of holder thereof (other than solely for Borrower Common Stock or Qualified Preferred Stock), in whole or in part, or is required to be repurchased by the Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof or (c) is or becomes convertible into or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or any other Equity Interests (other than solely Borrower Common Stock or Qualified Preferred Stock), in case, prior to June 30, 2016, except, in the case of clauses (a) and (b), if as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of the Loans and all other Obligations (other than unasserted contingent indemnification obligations), the cancellation or expiration of all Letters of Credit (or the cash collateralization of all Letter of Credit Outstandings at face value plus the amount of fees accruing thereon through expiration of the applicable Letters of Credit) and the termination of the Commitments or (ii) contains covenants that are more restrictive taken as a whole than those contained in the Exchange Notes Indenture as in effect on the Initial Borrowing Date.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes.

“Documents” shall mean, collectively, (i) the Credit Documents, (ii) the Refinancing Documents, (iii) the Existing Notes Documents, (iv) the TV One LLC Agreement and (v) on and after the execution and delivery thereof, the Permitted Subordinated Debt Documents and the Permitted Unsecured Debt Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Restricted Subsidiary” of any Person shall mean any Domestic Subsidiary of such Person that is also a Restricted Subsidiary of such Person.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia (other than any Pass-Through Foreign Holding Company, except for purposes of the definition of Foreign Subsidiary).

“Domestic Unrestricted Subsidiary” of any Person shall mean any Unrestricted Subsidiary of such Person which is a Domestic Subsidiary of such Person.

“Drawing” shall have the meaning provided in Section 3.05(b).

“DTV Investors” shall mean collectively DIRECTV Programming Holdings I, Inc. and DIRECTV Programming Holdings II, Inc. and/or their permitted transferees.

“Effective Date” shall have the meaning provided in Section 13.10.

“Effective Yield” means, as to any Loans of any Tranche, the effective yield on such Loans as reasonably determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices, all recurring fees and all other fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders and customary amendment and consent fees paid generally to consenting Lenders. Any such determination by the Administrative Agent shall be conclusive and binding on all Lenders.  The Administrative Agent shall not have any liability to any Person with respect to such determination absent gross negligence, bad faith or willful misconduct.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower and its Affiliates (other than, in the case of an assignment of Term Loans effected in accordance with Section 13.04(f), a Hughes/Liggins Affiliate).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, local or foreign law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order or agreement, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof having the force of law, relating to the protection of the environment or of human health (as it relates to the exposure to environmental hazards) or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest; provided, that any instrument evidencing Indebtedness convertible or exchangeable  for Equity Interests shall not be deemed to be Equity Interests, unless and until any such instruments are so converted or exchanged.

“Equity Plan Unit Subsidiaries” shall mean Community Connect, LLC and Interactive One, LLC; provided, however, that if at any time after the Initial Borrowing Date any such Person (i) terminates all (and thereafter ceases to have in place any) plans, arrangements and other agreements that provide for the issuance (contingent or otherwise) of, or rights to subscribe for or purchase, Equity Interests to or on behalf of management, employees, officers or other Persons and (ii) modifies its organizational and operating documents to eliminate all such plans, arrangements and agreements, then such Person shall cease to constitute an “Equity Plan Unit Subsidiary” for purposes of this Agreement.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or a Subsidiary of the Borrower under Section 414(b) or (c) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any one or more of the following:

(a) any Reportable Event;

(b) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c) the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or that such filing may be made;

(e) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(f) the complete or partial withdrawal of any Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or

(g) the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period, and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Restricted Subsidiaries during such period with internally generated cash of the Borrower and its Restricted Subsidiaries, (ii) the aggregate amount of permanent principal payments and principal prepayments of Indebtedness for borrowed money (including but not limited to scheduled repayments of Term Loans in accordance with Section 5.02(b)) of the Borrower and its Restricted Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries during such period (other than (1) repayments made pursuant to the Refinancing, (2) repayments which are not made with internally generated cash of the Borrower or its Restricted Subsidiaries and (3) all voluntary and mandatory prepayments of Term Loans and Revolving Loans, except Scheduled Term Loan Repayments made pursuant to Section 5.02(b)), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iv) the aggregate amount of all cash payments made in respect of all Investments made in reliance on Sections 10.05(xii), (xviii), (xxiii) and (xxvii) (including, without limitation, Permitted Acquisitions and Subsequent TV One Investments), consummated by the Borrower and its Restricted Subsidiaries during such period with internally generated cash of the Borrower and its Restricted Subsidiaries, (v) an amount equal to the aggregate net non-cash gain on Asset Sales by the Borrower and its Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent included in arriving at such Adjusted Consolidated Net Income, (vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, (vii) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, (viii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, (ix) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, acquisitions, Investments or Capital Expenditures to be consummated or made, in each case during the period of four consecutive Fiscal Quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, acquisitions, Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (x) the amount of cash taxes (including penalties and interest) or the tax reserves set aside in a prior period to the extent paid in cash in such period to the extent they exceed the amount of tax expense deducted in determining Adjusted Consolidated Net Income for such period, (xi) cash expenditures in respect of Interest Rate Protection Agreements and Other Hedging Agreements during such period to the extent not deducted in arriving at such Adjusted Consolidated Net Income, (xii) reimbursable or insured expenses incurred during such period to the extent that reimbursement has not yet been received (provided that any cash reimbursement received in a subsequent period shall be added to the calculation of Excess Cash Flow for such period), (xiii) cash expenditures for fees and expenses payable in connection with acquisitions or Investments, dispositions and the issuance of equity interests or Indebtedness, to the extent not deducted in arriving at such Adjusted Consolidated Net Income, and (xiv) the aggregate amount of all cash payments made in respect of all Dividends and Debt Repurchases made by the Borrower and its Restricted Subsidiaries in reliance on Section 10.03(viii) or 10.09(iv)(B) or (iv)(C), as the case may be, during such period with internally generated cash of the Borrower and its Restricted Subsidiaries.

“Excess Cash Flow Payment Date” shall mean the date occurring 105 days after the last day of each Fiscal Year of the Borrower (commencing with the Fiscal Year of the Borrower ended December 31, 2011).

“Excess Cash Flow Payment Period” shall mean, (i) with respect to the repayment required on the first Excess Cash Flow Payment Date, the period from April 1, 2011 to the last day of the Borrower's Fiscal Year ending closest to December 31, 2011 (taken as one accounting period), and (ii) with respect to the repayment required on each successive Excess Cash Flow Payment Date, the immediately preceding Fiscal Year of the Borrower.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Notes” shall mean those certain 12.5/15.0% Senior Subordinated Notes due 2016 issued by the Borrower pursuant to the Exchange Notes Indenture in the aggregate original principal amount of $286,794,302, together with any additional notes issued in respect of interest payments on such Exchange Notes, in each case as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof.

“Exchange Notes Documents” shall mean any and all agreements and guaranties relating to the Exchange Notes, including but not limited to the Exchange Notes and the Exchange Notes Indenture, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Exchange Notes Indenture” shall mean that certain Indenture, dated as of November 24, 2010, among the Borrower, certain of its Restricted Subsidiaries party thereto and Wilmington Trust Company, as trustee, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Excluded Assets” shall mean

(a) any lease, contract, instrument or property right to which any Credit Party is a party, if and only for so long as the grant of a security interest shall constitute or result in a breach, termination, impairment or default under any such lease, contract or property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law or principles of equity), but in each case:

(i) only to the extent each such Credit Party is contractually prohibited from creating a Lien on the Effective Date or the date such lease, contract, instrument or property right was acquired, created or effective (so long as such prohibition was not expressly negotiated in anticipation of such acquisition), and

(ii) provided that any security interest securing Obligations owing to Lenders shall attach immediately to any portion of such lease, contract or property right without further action of the Lenders at any time or from time to time, so long as such security interest does not result, or would no longer result, in any of the consequences specified above;

(b) any lease, contract, instrument or property right to which the Borrower or any Subsidiary Guarantor is a party and any other asset, in each case, if and only for so long as the grant of a security interest shall violate any applicable law;

(c) any License to which any Credit Party is a party, grantee or beneficiary, if and only for so long as either (x) each such Credit Party is prohibited from granting a security interest therein under applicable provisions of the Communications Act or any other applicable law, or (y) the grant of a security interest shall constitute or result in a breach, termination or default under any such License (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law or principles of equity, including the Communications Act), provided that:

(i) this definition of “Excluded Assets” shall not include any rights and remedies incident or appurtenant to any such Licenses or any rights to receive any or all proceeds derived from, or in connection with, any Asset Sale of all or any portion of any such Licenses or any Station, and

(ii) any security interests securing Obligations owing to Lenders shall attach immediately to any portion of such Licenses without further action of the Lenders at any time or from time to time, so long as such attachment does not result, or would no longer result, in any of the consequences specified above;

(d) any Leaseholds;

(e) all Excluded Equity Interests;

(f) motor vehicles and other assets subject to certificates of title; and

(g) any “intent to use” trademark applications for which a statement of use has not been filed with and accepted by the United States Patent and Trademark Office or any asset or intellectual property (including copyrights, trademarks and patents) if the grant of a security interest in or Lien upon such intellectual property would result in the cancellation, voiding, invalidation or impairment of such intellectual property; provided that a grant of security interest shall be made (in accordance with the Security Agreement) in such “intent to use” applications once a statement of use has been filed with and accepted by the United States Patent and Trademark Office or such asset or intellectual property once it can be granted without resulting in cancellation, voiding, invalidation, or impairment thereof.

“Excluded Equity Interests” shall mean (a) all Equity Interests in any Subsidiary of an Unrestricted Subsidiary; (b) all Equity Interests in TV One so long as TV One remains a Designated Entity under the terms of this Agreement and the other Credit Documents; (c) all Equity Interests in any Foreign Subsidiary representing more than 65% of its issued and outstanding Voting Stock, and (d) all non-majority Equity Interests in Persons that are not Subsidiaries of the Borrower or any of its Restricted Subsidiaries but only to the extent such Person is, or its equity holders are, contractually prohibited from creating a Lien in such Equity Interests, so long as the Borrower (1) does not encourage the creation of any contractual prohibitions and (2) requests no such contractual prohibitions be instituted (other than in each of (1) and (2) preceding, those contractual prohibitions in existence on the Effective Date).

“Excluded Lender” shall mean any Defaulting Lender and any Hughes/Liggins Affiliate that is a Lender.

“Excluded Taxes” shall mean with respect to any Lender (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) under the laws of which such Lender is organized or in which its principal office is located or in which its applicable lending office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above; (c) any withholding tax (i) required by the Code to be withheld from amounts payable to any Lender that has failed to comply with Section 5.04 or (ii) that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office other than at the request of the Borrower under Section 2.12), except to the extent that such Lender was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the borrower with respect to such withholding tax pursuant to Section 5.04; and (d) any United States federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of FATCA.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of June 13, 2005, as amended and restated as of November 24, 2010, among the Borrower, Wells Fargo Bank, N.A., as successor by merger to Wachovia Bank, National Association, as agent, and the other lenders party thereto (as amended, restated, modified, supplemented and/or waived through and including the Initial Borrowing Date).

“Existing Letters of Credit” shall mean those letters of credit set forth on Schedule 3.01.

“Existing Notes” shall mean, collectively, (i) the Exchange Notes and (ii) the Existing 2013 Notes.

“Existing Notes Documents” shall mean, collectively, the Existing 2013 Notes Documents and the Exchange Notes Documents.

“Existing Notes Indentures” shall mean, collectively, the Existing 2013 Notes Indenture and the Exchange Notes Indenture.

“Existing 2013 Notes” shall mean those certain 6.375% Senior Subordinated Notes due 2013 issued by the Borrower pursuant to the Existing 2013 Notes Indenture in the aggregate outstanding principal amount as of the Closing Date of $747,000, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing 2013 Notes Documents” shall mean any and all agreements and guaranties relating to the Existing 2013 Notes, including but not limited to the Existing 2013 Notes and the Existing 2013 Notes Indenture, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing 2013 Notes Indenture” shall mean that certain Indenture, dated as of February 10, 2005, among the Borrower, certain of its Restricted Subsidiaries party thereto and The Bank of New York, as trustee, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which, in an arm’s-length transaction, a willing and able buyer and a willing seller, neither of whom is under undue pressure or compulsion to complete the transaction, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Borrower or the Restricted Subsidiary of the Borrower selling such asset; provided, that such determination may be made in consideration of the circumstances existing at the time; provided further, however, that if the Fair Market Value of the property or assets in question is so determined to be in excess of $10,000,000, such determination must be confirmed by an Independent Qualified Party.

“FATCA” shall mean Sections 1471 through 1474 of the Code as enacted on the Effective Date (and any amended or successor version that is substantively comparable; provided that any such amended or successor version imposes criteria that are no more onerous than those contained in such Sections as enacted on the Effective Date), and the regulations promulgated thereunder or published administrative guidance implementing such Sections.

“FCC” shall mean the Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision of the United States of America).

“FCC License” shall mean any radio or television broadcast service license, community antenna relay service license, broadcast auxiliary license, earth station registration, business radio, microwave, special safety radio service license or other license, permit, authorization or certificate issued by the FCC pursuant to the Communications Act.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent in its reasonable judgment (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%).

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Fiscal Quarter” shall mean, for any Fiscal Year, (i) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (ii) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (iii) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such Fiscal Year and (iv) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.

“Fiscal Year” shall mean the fiscal year of the Borrower and its Restricted Subsidiaries ending on December 31 of each calendar year.

“Foreign Lender” shall have the meaning provided in Section 5.04(b).

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Restricted Subsidiary” shall mean, as to any Person, any Foreign Subsidiary of such Person that is also a Restricted Subsidiary of such Person.

“Foreign Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is (i) treated as a corporation for U.S. federal income tax purposes and formed or incorporated outside of the United States, (ii) a Domestic Subsidiary substantially all of whose assets consist, directly or indirectly, of shares of Subsidiaries described in clause (i) of this definition, (iii) treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the Voting Stock of a Subsidiary described in clauses (i) or (ii) of this definition or (iv) except for purposes of the Security Documents and the definition of “Excluded Equity Interests”, incorporated or organized in a jurisdiction other the United States or any State or territory thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Sections 5.02 and 10, including defined terms as used therein, and for all purposes of determining the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, are subject (to the extent provided therein) to Section 1.04(a).

“Going Private Transaction” shall mean the initial occurrence of any of the following after the Effective Date: (a) a Rule 13e-3 transaction (as that term is defined in Rule 13e-3 of the Exchange Act) involving the Borrower or (b) any transaction that results in the Borrower being eligible to cease filing reports under Section 13(a) or 15(d) of the Exchange Act with the SEC; provided that any transaction described in clause (a) or (b) is not a Change of Control.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the FCC).

“Granting Lender” shall have the meaning assigned to such term in Section 13.04(d)

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials, wastes, pollutants, contaminants or substances in any form that is prohibited, limited or regulated pursuant to any Environmental Law by virtue of their toxic or otherwise deleterious characteristics.

“Hughes” shall mean Catherine L. Hughes.

“Hughes/Liggins Affiliate” shall mean any Person that is part of the Hughes/Liggins Family and any Affiliate thereof (other than the Borrower and any of its Subsidiaries).

“Hughes/Liggins Family” shall mean (a) Hughes, (b) Liggins, (c) parents, siblings, spouse, lineal descendants and adoptive children of either Hughes or Liggins, (d) any trust established by Hughes or Liggins for the benefit of any of the individuals described in clauses (a) through (c), inclusive, (e) Hughes’s or Liggins’s executor, administrator, heir, trustee or personal representative to whom the estate of Hughes or Liggins is transferred at death or (f) any family limited partnership established by Hughes or Liggins solely for estate planning purposes, the general and limited partners of which are limited to individuals described in clauses (a) through (c), inclusive.

“Immaterial Subsidiary” shall mean, as of any date, any Domestic Restricted Subsidiary of the Borrower whose total assets, together with all other Domestic Restricted Subsidiaries that are not Subsidiary Guarantors, as of that date, are less than $5,000,000 and whose total revenues, together with all other Domestic Restricted Subsidiaries that are not Subsidiary Guarantors, for the then most recent twelve-month period do not exceed $5,000,000; provided that a Domestic Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Borrower or any Subsidiary Guarantor.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all obligations of such Person for borrowed money and all monetary obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business, (y) any earned-out obligation until such obligation becomes a non-contingent liability on the balance sheet of such Person in accordance with GAAP and (z) non-cash barter arrangements arising in the ordinary course of business), (iii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iv) all Indebtedness of the types described in clause (i), (ii), (iii), (v), (vi), (vii), (viii) or (ix) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person or is limited in recourse (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the Fair Market Value of the property to which such Lien relates), (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all Contingent Obligations of such Person, (viii) all net obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (ix) all Off-Balance Sheet Liabilities of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Independent Qualified Party” shall mean an investment banking firm, accounting firm or appraisal firm of national or regional standing; provided, however, that such firm is not an Affiliate of the Borrower.

“Individual RL Exposure” of any RL Lender shall mean, at any time, the sum of (x) the aggregate principal amount of all Revolving Loans made by such RL Lender and then outstanding, (y) such RL Lender’s RL Percentage in each then outstanding Letter of Credit multiplied by the sum of the Stated Amount of the respective Letter of Credit and any Unpaid Drawings relating thereto and (z) such RL Lender’s RL Percentage multiplied by the aggregate principal amount of then outstanding Swingline Loans.

“Information” shall have the meaning provided in Section 13.16(a).

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Credit Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Credit Party or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Credit Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Credit Party.

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by the Borrower or any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower.

“Intercompany Loans” shall have the meaning provided in Section 10.05(viii).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit N (or such other form as shall be satisfactory to the Administrative Agent in its sole discretion), with blanks completed in conformity herewith.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period; provided that for purposes of any calculation of the Interest Expense Coverage Ratio pursuant to Sections 7.03, 9.18, 10.03(vii), 10.03(viii), 10.03(xi), 10.04(xiv), 10.04(xvi), 10.05(xii), 10.05(xvi), 10.05(xvii), 10.05(xviii), 10.05(xxii), 10.05(xxiii), 10.09(iv) and 10.11(c), (i) Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) Consolidated Interest Expense shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.

“IRS” shall mean the U.S. Internal Revenue Service.

“Issuing Lender” shall mean (a) solely in the case of the Letters of Credit of the type described in Section 3.01(a)(I)(x) hereof, Credit Suisse, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder (except as otherwise provided in Section 12.09) and (b) any other Lender reasonably acceptable to the Administrative Agent and the Borrower which agrees to issue Letters of Credit hereunder.  Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates or branches of such Issuing Lender (and such Affiliate or branch shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).

“Joint Venture” shall mean any Person, other than an individual or a Wholly-Owned Subsidiary of the Borrower, (i) in which the Borrower or a Subsidiary of the Borrower holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership), (ii) which is engaged in a Permitted Business or a TV One Permitted Business and (iii) which is organized under the laws of (and the assets of which are located in) the United States or any State thereof.

“L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Restricted Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations, (ii) obligations of the Borrower or any of its Restricted Subsidiaries with respect to letters of credit issued under the Existing Credit Agreement and (iii) leases, insurance and such other obligations of the Borrower or any of its Restricted Subsidiaries not prohibited by the terms of this Agreement.

“Lead Arrangers” shall mean Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., in their capacities as Joint Lead Arrangers and Joint Book Running Managers, and any successors thereto.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01A, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13 or 13.04(b).

“Lender Default” shall mean, as to any RL Lender, (i) the wrongful refusal (which has not been retracted) of such RL Lender or the failure of such RL Lender (which has not been cured) to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c) or 3.05, (ii) such RL Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such RL Lender having notified the Administrative Agent, the Swingline Lender, any Issuing Lender and/or any Credit Party (x) that it does not intend to comply with its obligations under Sections 2.01(b), (c) or (d) or Section 3 in circumstances where such non-compliance would constitute a breach of such RL Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Section 2.14 and any documentation entered into pursuant to the Letter of Credit Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any RL Lender, (i) any Affiliate of such RL Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such RL Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Lender Default” of such RL Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (iii) any default by such RL Lender with respect to its obligations under any other credit facility to which it is a party and which the Swingline Lender, any Issuing Lender or the Administrative Agent reasonably believes in good faith has occurred and is continuing, and (iv) the failure of such RL Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c) or 3.05 within one (1) Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) RL Lenders constituting the Majority Lenders with Revolving Loan Commitments has or have, as applicable, funded its or their portion thereof.

“Letter of Credit” shall have the meaning provided in Section 3.01(a)(I).

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.14(a).

“Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Letter of Credit Outstandings at such time in respect of Letters of Credit. The Letter of Credit Exposure of any RL Lender at any time shall be its RL Percentage of the aggregate Letter of Credit Exposure at such time.

“Letter of Credit Fee” shall have the meaning provided in Section 3.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“LIBO Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, (i) (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum (rounded upwards to the next 1/100th of 1.00%) determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Interest Period, or (b) solely in the case of Term Loans which are incurred or maintained as LIBOR Loans, the higher of the rate pursuant to preceding clause (a) and 1.50%, in either case divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“LIBOR Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“License” shall mean as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Governmental Authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property, including FCC Licenses.

“License Subsidiaries” shall mean any Wholly-Owned Restricted Subsidiary of the Borrower organized by the Borrower for the sole purpose of holding FCC Licenses, other Necessary Authorizations, and certain Operating Agreements and other assets incidental thereto as described in Sections 8.24 and 10.12(d).

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

“Liggins” shall mean Alfred C. Liggins, III.

“LMA Agreement” shall mean any time brokerage agreement, local marketing agreement, joint sales agreement, joint operating agreement or joint operating venture for the operation of a radio station or related or similar agreements entered into, directly or indirectly, between the Borrower or any of its Restricted Subsidiaries and any other Person other than the Borrower or any of its Restricted Subsidiaries.

“Loan” shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

“Majority Lenders” of any Tranche shall mean those Non-Excluded Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranche under this Agreement were repaid in full and all Commitments with respect thereto were terminated; provided that with respect to the Revolving Loan Commitments (and related Revolving Obligations), the Majority Lenders shall be at least two in number at any time there is more than one Lender but less than three Lenders with Revolving Loans and/or Revolving Loan Commitments.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(d).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the material rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under the Credit Documents or (y) on the ability of the Credit Parties, taken as a whole, to perform their payment obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Term Loan Maturity Date, the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.

“Maximum Rate” shall have the meaning provided in Section 13.20.

“Maximum Swingline Amount” shall mean $10,000,000.

“Minimum Borrowing Amount” shall mean (i) for Term Loans, $1,000,000, (ii) for Revolving Loans, $500,000, and (iii) for Swingline Loans, $100,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, debenture, deed of trust, deed to secure debt, or similar security instrument.

“Mortgage Policy” shall mean an ALTA Lender’s Title Insurance Policy (Form 2006).

“Mortgaged Property” shall mean any Real Property owned by the Borrower or any of its Restricted Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower or a Subsidiary of the Borrower, or with respect to which the Borrower or any Subsidiary of the Borrower has any liability (including on account of an ERISA Affiliate).

“NAIC” shall mean the National Association of Insurance Commissioners.

“Necessary Authorization” shall mean any License, consent or order from, or any filing, recording or registration with, any Governmental Authority (including, without limitation, the FCC) necessary to the conduct of the Borrower’s or any of its Restricted Subsidiaries’ business or for the ownership, maintenance and operation by the Borrower or any Restricted Subsidiary of the Borrower of its Stations and other properties or to the performance by the Borrower or any Restricted Subsidiary of the Borrower of its obligations under any LMA Agreement to which it is a party.

“Net Cash Proceeds” shall mean for any event requiring a reduction of the Total Revolving Loan Commitment and/or repayment of Term Loans pursuant to Section 5.02, as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received, and for purposes hereof, treating Cash Equivalent as cash) received from such event, net of transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions or placement fees, investment banking fees and legal, accounting, advisory and other fees and expenses associated therewith) received from any such event.

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received and for purposes hereof, treating Cash Equivalent as cash) received from such sale or other disposition of assets, net of (i) transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, legal, advisory, accounting and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 365 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by a Lien on the respective assets which were sold or otherwise disposed of and, if such assets constitute Collateral, which Lien on such assets ranks prior to the Lien securing the Obligations, (iv) the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated group or any Restricted Subsidiary of the Borrower with respect to the fiscal year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition, (v) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Borrower or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Restricted Subsidiaries from such sale or other disposition), and (vi) without duplication of amounts referred to in preceding clause (v), the amount of any reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iv) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Sale Proceeds occurring on the date of such reduction).

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

“Non-Excluded Lender” shall mean and include each Lender other than an Excluded Lender.

“Non-Recourse Debt” shall mean Indebtedness:

(a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of any applicable grace period or both any holder of any other Indebtedness (other than the Loans) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(c) as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.

 “Non-Wholly Owned Restricted Subsidiary” shall mean, as to any Person, each Restricted Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each Term Note, each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at One Madison Avenue, New York, New York 10010, Attention: Sean Portrait – Agency Manager, Facsimile: (212) 322-2291 or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Restricted Subsidiaries, whether or not allowed in such case or proceeding).

“OFAC” shall have the meaning provided in Section 8.26.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“100%-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose outstanding Equity Interests is at the time owned by such Person and/or one or more 100%-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more 100%-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Operating Agreement” shall mean an agreement substantially in the form of Exhibit O hereto.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Parent Company” shall mean any Person that owns, directly or indirectly, 100% of the outstanding Equity Interests of the Borrower.

“Participant” shall have the meaning provided in Section 3.04(a).

“Pass-Through Foreign Holding Company” shall mean, as to any Person, any Subsidiary of such Person that qualifies as a Foreign Subsidiary pursuant to clause (ii) or (iii) of the definition thereof.

“PATRIOT Act” shall have the meaning provided in Section 13.18.

“Payment Office” shall mean the office of the Administrative Agent located at One Madison Avenue, New York, New York 10010 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.

“Permitted Acquired Debt” shall have the meaning provided in Section 10.04(vii).

“Permitted Acquisition” shall mean the acquisition by (a) the Borrower or a Wholly-Owned Domestic Restricted Subsidiary of the Borrower which is a Subsidiary Guarantor of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving Person) or a Wholly-Owned Domestic Restricted Subsidiary of the Borrower which is a Subsidiary Guarantor (so long as the Subsidiary Guarantor is the surviving Person)) or (b) any Wholly-Owned Foreign Restricted Subsidiary of the Borrower of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into a Wholly-Owned Foreign Restricted Subsidiary of the Borrower (so long as such Wholly-Owned Foreign Restricted Subsidiary is the surviving Person)), provided that (in each case) (A) the consideration paid or to be paid by the Borrower or such Wholly-Owned Restricted Subsidiary consists solely of cash (including proceeds of Revolving Loans or Swingline Loans), Borrower Common Stock, Qualified Preferred Stock, the issuance of Disqualified Preferred Stock or Designated Preferred Stock permitted by Section 10.11(c), the issuance or incurrence of Indebtedness otherwise permitted by Section 10.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 10.04, (B) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person unless either (x) such other Person is a Wholly-Owned Subsidiary of such Acquired Entity or Business or (y) if such Acquired Entity or Business owns Equity Interests in any other Person which is not a Wholly-Owned Subsidiary of such Acquired Entity or Business, such other Person shall not have been created or established in contemplation of, or for purposes of consummating, such Permitted Acquisition, (C) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a Permitted Business and (D) all requirements of Section 10.13 applicable to Permitted Acquisitions are satisfied.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Business” means any business engaged in by the Borrower, its Restricted Subsidiaries or Reach Media (or for purposes of Section 10.05(xvi) only or after TV One ceases to be a Designated Entity, TV One) as of the Effective Date or any business reasonably related, ancillary, supportive or complementary thereto (including, without limitation, any media-related business), in each case, as determined in good faith by the board of directors of the Borrower.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, (i) such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion and (ii) Liens permitted by clauses (i), (ii)(y), (iv), (v) and (viii) of Section 10.01.

“Permitted Group” shall mean any investor that is a Beneficial Owner of Voting Stock of the Borrower or any Parent Company and that is also a party to a stockholders’ agreement with any of the Principals or their Related Parties and any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) by virtue of any such stockholders’ agreement; provided that the Principals and their Related Parties continue to collectively Beneficially Own, directly or indirectly, at all times more than 50% of the Voting Stock of the Borrower or Parent Company, as applicable, and the ability to elect a majority of the members of the Board of Directors of the Borrower or Parent Company (without giving effect to any Voting Stock that may be deemed to be beneficially owned by the Principals and their Related Parties pursuant to Rule 13d-3 or 13d-5 under the Exchange Act).

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended except by an amount equal to unpaid accrued interest, fees, expenses and premium thereon and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, replacement, refunding, renewal or extension has a final stated maturity date equal to or later than the final stated maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing or would result therefrom, (d) such modification, refinancing, replacement, refunding, renewal or extension does not add guarantors, obligors or security from that which applied to such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (e) except as provided in clause (i) of the proviso below in the case of the Exchange Notes, to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (f) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is secured by Liens that are subordinated to the Liens securing the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (g) if such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 10.04(xiv), (xv), (xvi) or (xvii) (to the extent related to Indebtedness described in Section 10.04(xiv), (xv)(y) or (xvi)), the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, replaced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Credit Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, taken as a whole; provided that a certificate of an Authorized Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (h) in the case of the Permitted TV One Notes and any Indebtedness of any such Person issued to so modify, refinance, replace, refund, renew or extend any such Indebtedness, the terms and conditions of any such modified, refinanced, replaced, refunded, renewed or extended Indebtedness governing the right of TV One to make and pay dividends and distributions shall in any event be no more restrictive, and no less favorable from the perspective of the Borrower, TV One and the Lenders, than those contained in the Permitted TV One Notes Indenture (as in effect on the Initial Borrowing Date); provided that (i) in the case of any refinancing of the Exchange Notes, clause (e) above shall not apply, so long as (x) the same is effected with the proceeds of Permitted Unsecured Debt and (y) all of the Equity Interests of TV One owned by the Credit Parties have been pledged to the Collateral Agent as Collateral pursuant to the applicable Security Documents and (ii) in the case of any refinancing, replacement, refunding, renewal or extension of the Exchange Notes, any Permitted Unsecured Debt and any Permitted Subordinated Debt and any subsequent Indebtedness issued to so refinance, replace, refund, renew or extend any such Indebtedness is otherwise effected in accordance with the requirements of Section 10.09(iv)(D).

“Permitted Refinancing Debt Documents” shall mean the documentation governing any Permitted Refinancing Indebtedness.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness modified, refinanced, replaced, refunded, renewed or extended pursuant to, and in accordance with the requirements of, a Permitted Refinancing.

“Permitted Secured Indebtedness” shall mean Indebtedness of the Borrower or any of its Restricted Subsidiaries secured by a Permitted Lien.

“Permitted Subordinated Debt” shall mean any subordinated Indebtedness of the Borrower, all of the terms and conditions of which (including, without limitation, with respect to interest rate, amortization, redemption provisions, maturities, covenants, defaults, remedies, guaranties and subordination provisions) are reasonably satisfactory to the Administrative Agent, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof  and thereof; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) no such Indebtedness shall be secured by any asset of the Borrower or any of its Restricted Subsidiaries, (ii) no such Indebtedness shall be guaranteed by any person other than a Guarantor, (iii) except for the covenants described in clauses (iv) and (v) below, no such Indebtedness shall be subject to scheduled amortization or required redemption or repayment or have a final maturity, in any case prior to June 30, 2016, (iv) any “change of control” covenant included in the indenture governing such Indebtedness shall provide that, before the mailing of any required “notice of redemption” in connection therewith, the Borrower shall covenant to (I) obtain the consent of the Required Lenders or (II) pay  all Obligations (other than contingent obligations not yet due and owing) in full in cash, (v) any “asset sale” offer to purchase covenant included in the indenture or other agreement governing such Indebtedness shall provide that the Borrower or the respective Restricted Subsidiary shall be permitted to repay obligations, and terminate commitments, under “senior debt” (including this Agreement) before offering to purchase such Indebtedness, (vi) the indenture shall not include any financial maintenance covenants, (vii) the “default to other indebtedness” event of default contained in the indenture or other agreement governing such Indebtedness shall provide for a “cross-acceleration” rather than a “cross-default”, (viii) the subordination provisions contained therein shall provide for a permanent block on payments with respect to such Indebtedness upon a payment default with respect to “senior debt” and cover all Obligations and all obligations under Interest Rate Agreements, and (ix) the redemption provisions, covenants, remedies and events of default shall be no more restrictive taken as a whole than those contained in the Exchange Notes Indenture as in effect on the Initial Borrowing Date.  The incurrence of Permitted Subordinated Debt shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 11.

“Permitted Subordinated Debt Documents” shall mean, on and after the execution and delivery thereof, all agreements and documents relating to the incurrence of the Permitted Subordinated Debt, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted TV One Debt Documents” shall mean any and all agreements and guaranties relating to the Permitted TV One Notes, including but not limited to the Permitted TV One Notes and the Permitted TV One Notes Indenture, as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted TV One Debt Financing” shall mean any and all Indebtedness of TV One, TV One Capital Corp. and their respective Subsidiaries under the Permitted TV One Notes Debt Documents, together with any and all Permitted Refinancing Indebtedness in respect thereof.

“Permitted TV One Notes” shall mean those certain 10.0% Senior Secured Notes due 2016 issued by TV One pursuant to the Permitted TV One Notes Indenture in the original aggregate principal amount of $119,000,000, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted TV One Notes Indenture” shall mean that certain Indenture, dated as of February 25, 2011, between TV One and TV One Capital Corp., as issuers, and U.S. Bank National Association, as trustee and collateral trustee, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Unsecured Debt” shall mean any unsecured Indebtedness of the Borrower, all of the terms and conditions of which (including, without limitation, with respect to interest rate, amortization, redemption provisions, maturities, covenants, defaults, remedies, guaranties and subordination provisions) are reasonably satisfactory to the Administrative Agent, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof  and thereof; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) except for the covenant described in clause (ii) below and a customary “change of control” offer to purchase, no such Indebtedness shall be subject to scheduled amortization or required redemption or repayment or have a final maturity, in any case prior to June 30, 2016, (ii) any “asset sale” offer to purchase covenant included in the indenture or other agreement governing such Indebtedness shall provide that the Borrower or the respective Restricted Subsidiary shall be permitted to repay obligations, and terminate commitments, under “senior debt” (including this Agreement) before offering to purchase such Indebtedness, (iii) the indenture shall not include any financial maintenance covenants, (iv) the “default to other indebtedness” event of default contained in the indenture or other agreement governing such Indebtedness shall provide for a “cross-acceleration” rather than a “cross-default”, and (v) the redemption provisions, covenants, remedies and events of default shall be no more restrictive taken as a whole than those contained in the Exchange Notes Indenture as in effect on the Initial Borrowing Date.  The incurrence of Permitted Unsecured Debt shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 11.

“Permitted Unsecured Debt Documents” shall mean, on and after the execution and delivery thereof, all agreements and documents relating to the incurrence of the Permitted Unsecured Debt, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean an “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower or a Subsidiary of the Borrower or with respect to which the Borrower or a Restricted Subsidiary of the Borrower has any liability (including on account of an ERISA Affiliate).

“Platform” shall have the meaning provided in Section 13.03(c).

“Pledge Agreement” shall have the meaning provided in Section 6.11.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock, any Disqualified Preferred Stock and any Designated Preferred Stock.

“Prime Lending Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.  The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Principal” shall mean Hughes and/or Liggins.

“Principal Related Party” shall mean:

(1)any 80% (or more) owned Subsidiary or immediate family member of any Principal; or

(2)           any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons Beneficially Owning an 80% or more controlling interest of such entity(ies) consists of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (w) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness (including to refinance any outstanding Indebtedness of an Unrestricted Subsidiary at the time same is designated as a Restricted Subsidiary pursuant to a Subsidiary Designation) or to finance a Permitted Acquisition, a Dividend, an Investment in an Acquired Entity or Business or any other Specified Transaction) or issuance of Disqualified Preferred Stock or Designated Preferred Stock after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness or Disqualified Preferred Stock had been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (x) the permanent repayment or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) or Disqualified Preferred Stock or Designated Preferred Stock after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness or Disqualified Preferred Stock or Designated Preferred Stock, as the case may be, had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, (y) the Subsidiary Designation, if any, then being designated as well as any other Subsidiary Designation after the first day of the relevant Calculation Period and on or prior to the date of the respective Subsidiary Designation then being designated and (z) any Permitted Acquisition or any Significant Asset Sale (or, at the option of the Borrower, any other disposition to a Person other than the Borrower or a Restricted Subsidiary) then being consummated as well as any other Permitted Acquisition or any other Significant Asset Sale (or other disposition, as applicable) if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition or Significant Asset Sale (or other disposition, as applicable), as the case may be, then being effected, with the following rules to apply in connection therewith:

(i) all Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness (including to refinance any outstanding Indebtedness of an Unrestricted Subsidiary at the time same is designated as a Restricted Subsidiary pursuant to a Subsidiary Designation) or to finance Permitted Acquisitions, Dividends, Investments in an Acquired Entity or Business or any other Specified Transaction) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, a Dividend, an Investment in an Acquired Entity or Business or any other Specified Transaction, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii) all Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest or accrued dividends, as the case may be, at (x) the rate applicable thereto, in the case of fixed rate indebtedness, Disqualified Preferred Stock or Designated Preferred Stock, as the case may be, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock, as the case may be (although interest expense with respect to any Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock (whether actually outstanding or deemed outstanding) bearing interest at a floating rate shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions;

(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition, any other Investment in an Acquired Entity or Business, any Subsidiary Designation or any Significant Asset Sale (or, at the option of the Borrower, any other disposition to a Person other than the Borrower or a Restricted Subsidiary) if effected during the respective Calculation Period or Test Period (or thereafter, for purposes of determinations pursuant to Sections 7.03, 9.18, 10.03(vii), 10.03(viii), 10.03(xi), 10.04(xiv), 10.04(xvi), 10.05(xii), 10.05(xvi), 10.05(xvii), 10.05(xviii), 10.05(xxii), 10.05(xxiii), 10.09(iv) and 10.11(c) only) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account (x) in the case of any Permitted Acquisition or Subsidiary Designation, factually supportable and identifiable cost savings, expenses, expense reductions, operating improvements and synergies (if applicable) which would otherwise be accounted for as an adjustment pursuant to (and in accordance with) Article 11 of Regulation S-X under the Securities Act, as if such cost savings, expenses, expense reductions, operating improvements and synergies (if applicable) were realized on the first day of the respective period and (y) in the case of each Specified Transaction, Additional Cost-Savings and Adjustments as if such Additional Cost-Savings and Adjustments had been realized on the first day (and during the entirety of) of the respective period, net of the benefits actually realized for the respective period to the extent such are already included in the determination of Consolidated Net Income for the applicable period; provided that the aggregate amount of all Additional Cost-Savings and Adjustments included for all Fiscal Quarters included in all Test Periods or Calculation Periods, as applicable, during the term of this Agreement shall not exceed $5,000,000; and

(iv) in the case of any Specified Transaction to be consummated prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 9.01(a) for the Fiscal Quarter ending nearest to June 30, 2011, any calculation of compliance with Section 10.07 or 10.08 required to be made on a “Pro Forma Basis” shall use the covenant levels applicable to the Test Period ended nearest to June 30, 2011 set forth in Section 10.07 or 10.08, as the case may be.

“Projections” shall mean the projections that are contained in the Confidential Information Memorandum dated March 8, 2011 and that were prepared by or on behalf of the Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date.

“Public Lender” shall have the meaning provided in Section 13.03(c).

“Qualified Preferred Stock” shall mean Preferred Equity of the Borrower other than Disqualified Preferred Stock.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Initial Borrowing Date.

“Radio One Securities” shall mean any Equity Interests or debt securities of the Borrower or any of its Restricted Subsidiaries.

“Reach Media” shall mean Reach Media, Inc., a Texas corporation and a direct Subsidiary of Reach Media HoldCo.

“Reach Media Holdco” shall mean Radio One Media Holdings, LLC, a Delaware limited liability company.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures which constitute real property, including Leaseholds to the extent constituting an interest in real property.

“Recovery Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 9.03.

“Refinanced Term Loans” shall have the meaning provided in Section 13.12(d).

“Refinancing” shall mean the refinancing transactions described in Sections 6.07(a) and (b).

“Refinancing Documents” shall mean all pay-off letters, guaranty releases, Lien releases (including, without limitation, UCC termination statements) and other release documents and agreements entered into in connection with the Refinancing.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Rejection Notice” shall have the meaning provided in Section 5.02(m).

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating, into, through or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Replacement Term Loans” shall have the meaning provided in Section 13.12(d).

 “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.

“Repricing Transaction” shall mean (a) the incurrence by the Borrower of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement, whether incurred directly or by way of the conversion of the Term Loans into a new tranche of replacement term loans under this Agreement) made available by banks, funds and/or other institutional investors in financings similar to the facilities provided for in this Agreement (i) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for Term Loans of the respective Type, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the outstanding principal of the Term Loans or (b) any effective reduction in the Applicable Margin or interest rate floor for the Term Loans (e.g., by way of amendment, waiver or otherwise).

“Required Lenders” shall mean, at any time, Non-Excluded Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the sum of (i) all outstanding Term Loans of Non-Excluded Lenders and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Excluded Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Excluded Lenders and the aggregate RL Percentages of all Non-Excluded Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Restricted Subsidiary (unless such appearance is related to the Credit Documents or Liens created thereunder),  or (ii) are subject to any Lien (other than inchoate or banker’s Liens) in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors.

“Restricted Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Loan” shall have the meaning provided in Section 2.01(b).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01A directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b).

“Revolving Loan Maturity Date” shall mean March 31, 2015.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“Revolving Obligations” means (1) all Revolving Loans, Swingline Loans, Letters of Credit (including Letter of Credit Outstandings) and the Revolving Loan Commitments and (ii) all Obligations relating to the Indebtedness and Commitments described in preceding clause (i).

“RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans (or participations in other Revolving Obligations).

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof); provided, further, that in the case of Section 2.14 when a Defaulting Lender shall exist, “RL Percentage” shall mean the percentage of the Total Revolving Loan Commitment (disregarding any Defaulting Lender’s Revolving Loan Commitment) represented by such Lender’s Revolving Loan Commitment.

“ROCH” shall mean Radio One Cable Holdings, Inc., a Delaware corporation.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill Company, Inc. and any successor owner of such division.

“Scheduled Existing Indebtedness” shall have the meaning provided in Section 6.07(c).

“Scheduled Term Loan Repayment” shall have the meaning provided in Section 5.02(b).

“Scheduled Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b).

“SEC” shall have the meaning provided in Section 9.01(g).

 “Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Secured Obligations” shall mean all Obligations (as defined in the Security Agreement).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 6.12.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document; provided, that any cash collateral or other agreements entered into pursuant to the Letter of Credit Back-Stop Arrangements shall constitute “Security Documents” solely for purposes of (x) Sections 8.03 and 10.01(iv) and (y) the term “Credit Documents” as used in Sections 10.04(i), 10.10 and 13.01.

“Significant Asset Sale” shall mean each Asset Sale which generates Net Sale Proceeds of at least $5,000,000.

“Specified Default” shall mean any Default or Event of Default under Section 11.01, 11.04 or 11.05.

“Specified Transaction” shall mean any Permitted Acquisition, any other Investment in an Acquired Entity or Business, any Subsidiary Designation, any Significant Asset Sale (or, at the option of the Borrower, any other disposition to a Person other than the Borrower or a Restricted Subsidiary), any Dividend, any Debt Repurchase or any other event that by the terms of this Agreement requires compliance on a “Pro Forma Basis” with a test or covenant hereunder.

“Specified TV One Capital Contribution” shall mean the contribution of any property or assets to the capital of TV One pursuant to the provisions of the TV One LLC Agreement and/or arising in connection with or as a result of the acquisition by the Borrower or any of its Wholly-Owned Restricted Subsidiaries of Equity Interests of TV One and any payment obligations arising in connection with or as a result of such acquisition, in a net amount (after giving effect to a substantially concurrent dividend by TV One to ROCH) not to exceed $13,700,000.

“SPV” shall have the meaning assigned to such term in Section 13.04(d).

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Stated Maturity” shall mean, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provisions providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Station” shall mean a radio or television station operated to broadcast commercial radio or television programming over signals within a specified geographic area.

“Subject Affiliate Transfer” shall mean any transfer of any property or assets of, or Equity Interests in, any Unrestricted Subsidiary and, so long as TV One remains a Designated Entity, TV One, to any Principal, Principal Related Party, Permitted Group or Person of which more than 50% of the Voting Stock is Beneficially Owned, directly or indirectly, by a Principal or a Principal Related Party or a Permitted Group.

“Subject Entities” shall mean, collectively, (i) each Restricted Subsidiary of the Borrower, (ii) TV One and its Subsidiaries and (iii) Reach Media and its Subsidiaries.

“Subordinated Indebtedness” shall mean, with respect to any Person, any Indebtedness of such Person if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is (i) if incurred by the Borrower, subordinated in right of payment to the Obligations or (ii) if incurred by a Restricted Subsidiary, subordinated in right of payment to the guarantee and other obligations made by such Restricted Subsidiary pursuant to the Subsidiaries Guaranty and the Obligations, as the same relate to a Restricted Subsidiary.

“Subsequent TV One Investments” shall mean (i) the acquisition by the Borrower or any of its Wholly-Owned Subsidiaries of Equity Interests of TV One and payment obligations arising in connection with or as a result of such acquisition and (ii) the Specified TV One Capital Contribution (and, in each case, any reasonable related fees and expenses); provided that any such Equity Interests of TV One, if not acquired by ROCH, shall be immediately contributed to ROCH so long as TV One remains a Designated Entity under the terms hereof.

“Subsidiaries Guaranty” shall have the meaning provided in Section 6.10.

“Subsidiary” shall mean, with respect to any specified Person: (i) any corporation, association, limited liability company or other business entity (other than a partnership) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or through another Subsidiary, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof), or (c) as to which such Person and its Subsidiaries are entitled to receive more than 50% of the assets of such partnership upon its dissolution.

“Subsidiary Designation” shall have the meaning provided in Section 9.18.

“Subsidiary Guarantor” shall mean each Domestic Restricted Subsidiary of the Borrower (other than any Immaterial Subsidiary of the Borrower), in each case, whether existing on the Initial Borrowing Date or established, created or acquired after the Initial Borrowing Date, unless and until such time as the respective Domestic Restricted Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.

“Swingline Expiry Date” shall mean that date which is five (5) Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.01(c).

“Swingline Loan Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Loan Exposure of any RL Lender at any time shall be its RL Percentage of the aggregate Swingline Loan Exposure at such time.

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Syndication Agent” shall mean Deutsche Bank Securities Inc., in its capacity as Syndication Agent for the Lenders hereunder and under the other Credit Documents.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” shall have the meaning provided in Section 5.04(a).

“Term Loan” shall have the meaning provided in Section 2.01(a).

“Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01A directly below the column entitled “Term Loan Commitment,” as the same may be terminated pursuant to Sections 4.03 and/or 11.

“Term Loan Maturity Date” shall mean March 31, 2016.

“Term Note” shall have the meaning provided in Section 2.05(a).

“Test Period” shall mean each period of four consecutive Fiscal Quarters of the Borrower then last ended, in each case taken as one accounting period; provided that in the case of any Test Period which includes any Fiscal Quarter ended on or prior to December 31, 2011, the rules set forth in the immediately succeeding sentence shall apply; provided, further, that in the case of determinations of the Total Senior Secured Leverage Ratio, the Interest Expense Coverage Ratio and the Total Leverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in the proviso to the definition of  “Total Senior Secured Leverage Ratio”, “Interest Expense Coverage Ratio” or “Total Leverage Ratio”, as the case may be, contained herein shall be made to the extent applicable.  If the respective Test Period (i) includes the Fiscal Quarter of the Borrower ended March 31, 2010, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $11,718,711, (ii) includes the Fiscal Quarter of the Borrower ended June 30, 2010, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $20,728,449, (iii) includes the Fiscal Quarter of the Borrower ended September 30, 2010, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $23,086,392, and (iv) includes the Fiscal Quarter of the Borrower ended December 31, 2010, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $24,046,911.

“Title Company” shall have the meaning provided in Section 6.13.

“Total Available Revolving Loan Commitment” shall mean, at any time, (i) if the Credit Facility Debt Cap is subject to reduction by the amount of TV One Indebtedness or the aggregate amount of Net Proceeds from Asset Sales (as each such term is defined in the Exchange Note Indenture or any other agreement governing Indebtedness of the Borrower containing a Credit Facility Debt Cap) by the Borrower and its Restricted Subsidiaries used to finance the Specified TV One Capital Contribution, an amount equal to the remainder of (x) the Total Revolving Loan Commitment at such time less (y) the Blocked Revolving Loan Commitment as in effect at such time or (ii) otherwise, the Total Revolving Loan Commitment at such time.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Net Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) for purposes of any calculation of the Total Leverage Ratio pursuant to Sections 7.03, 9.18, 10.03(vii), 10.03(viii), 10.03(xi), 10.04(xiv), 10.04(xvi), 10.05(xii), 10.05(xvi), 10.05(xvii), 10.05(xviii), 10.05(xxii), 10.05(xxiii), 10.09(iv) and 10.11(c), Consolidated Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.  As of the Effective Date, the Total Revolving Loan Commitment equals $25,000,000.

“Total Senior Secured Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Net Senior Secured Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Senior Secured Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) for purposes of any calculation of the Total Senior Secured Leverage Ratio pursuant to Sections 7.03, 9.18, 10.03(vii), 10.03(viii), 10.03(xi), 10.04(xiv), 10.04(xvi), 10.05(xii), 10.05(xvi), 10.05(xvii), 10.05(xviii), 10.05(xxii), 10.05(xxiii), 10.09(iv) and 10.11(c) only, Consolidated Senior Secured Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Lenders at such time.  The Total Term Loan Commitment on the Effective Date (prior to giving effect to the termination thereof on such date pursuant to Section 4.03(b)) equals $386,000,000.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches, i.e., Term Loans, Revolving Loans and Swingline Loans; provided that for purposes of Sections 2.13, 9.17, 13.04(b), 13.12(a) and (b) and the definition of “Majority Lenders”, Revolving Loans and Swingline Loans shall collectively be deemed to constitute part of a single “Tranche”.

“Transaction” shall mean, collectively, (i) the consummation of the Refinancing, (ii) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Initial Borrowing Date and the use of proceeds thereof, and (iii) the payment of all fees and expenses incurred in connection with the foregoing.

“Transfer” shall have the meaning provided in the definition of “TV One Disposition”.

“TV One” shall mean TV One, LLC, a Delaware limited liability company.

“TV One Affiliate Transaction” shall have the meaning provided in Section 10.06(b).

“TV One Capital Corp.” shall mean TV One Capital Corp., a Delaware corporation.

“TV One Disposition” shall mean any of (i) the sale, lease, conveyance or other disposition (collectively, a “Transfer”) of any Equity Interests of TV One with a Fair Market Value in excess of $1,000,000 by the Borrower or any of its Restricted Subsidiaries to any Person (other than to the Borrower or any of its Restricted Subsidiaries); (ii) the Transfer of all or substantially all of the properties or assets of TV One and its Subsidiaries, if any, taken as a whole; or (iii) any Transfer by TV One or any of its Subsidiaries, if any, of any of their respective properties or assets or the issuance of additional Equity Interests by TV One, in each case, with a Fair Market Value in excess of $1,000,000 and only to the extent that any such cash proceeds therefrom are distributed by TV One to ROCH.

“TV One DTV Investment” shall mean the repurchase of outstanding membership interests of TV One held by DIRECTV Members.

“TV One Indebtedness” shall mean any Indebtedness incurred, or Preferred Equity issued, by TV One or any of its Subsidiaries (other than any Permitted TV One Debt Financing or any Indebtedness (x) in which the Borrower or any Subsidiary Guarantor is the obligee or (y) of the type permitted to be incurred by the Borrower pursuant to Sections 4.09(b)(viii), (xi), (xiii) and (xv) of the Exchange Note Indenture (as in effect on the date hereof) (and similar sections of any other indenture or agreement governing Indebtedness of the Borrower and its Restricted Subsidiaries with a Credit Facility Debt Cap subject to reduction based on the Indebtedness and Preferred Equity of TV One and its Subsidiaries).

“TV One LLC Agreement” shall mean the Second Amended and Restated Limited Liability Operating Agreement of TV One, dated as of December 28, 2004, as in effect on the Effective Date, including but not limited to modifications or supplements pursuant to any written agreements between ROCH and any other member or members of TV One, and without giving effect to any amendments, modifications or supplements thereto that could reasonably be expected to be adverse to the rights and interests of the Lenders in any material respect.

“TV One Permitted Business” shall mean any business engaged in by TV One as of the Effective Date or any business reasonably related, ancillary, supportive or complementary thereto (including, without limitation, any media-related business), in each case, as determined in good faith by the Board of Directors of the Borrower.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets (excluding any accrued but unpaid contributions).

“Uniform Customs” shall have the meaning provided in Section 13.08(a).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean:

(a) as of the Effective Date, Reach Media (and its Subsidiaries, if any);

(b) any other Subsidiary of the Borrower that is designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to a board resolution and in accordance with Section 9.18, but only to the extent that such Subsidiary:

(i) has no Indebtedness other than Non-Recourse Debt; provided that, in the case of a deemed designation of TV One and its Subsidiaries pursuant to clause (ii) of the proviso below, Indebtedness of TV One  and its Subsidiaries under any Permitted TV One Debt Financing shall not be precluded from being Non-Recourse Debt for purposes of this subclause (i) solely as a result of the existence of the cross-default, bankruptcy and judgment default provisions with respect to TV One contained in the Exchange Notes Documents, the Permitted Subordinated Debt Documents or the Permitted Unsecured Debt Documents (or any Permitted Refinancing Debt Documents governing any Permitted Refinancing Indebtedness in respect of the Exchange Notes, the Permitted Subordinated Debt or the Permitted Unsecured Debt);

(ii) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower (other than, in the case of a deemed designation of TV One and its Subsidiaries pursuant to clause (ii) of the proviso below, any such agreement, contract, arrangement or understanding otherwise permitted pursuant to Section 10.06) unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(iii) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(iv) has not guaranteed or otherwise directly or indirectly provided credit support for any then outstanding Indebtedness of the Borrower or any of its Restricted Subsidiaries; and

(c) any Subsidiary of an Unrestricted Subsidiary;

provided that (i) if, at any time, (x) any Unrestricted Subsidiary would fail to meet the requirements of an “Unrestricted Subsidiary” set forth above in this definition, (y) the Borrower, any of its Restricted Subsidiaries and/or any Affiliate Entity becomes the Beneficial Owner of 90% or more of the outstanding Equity Interests of TV One or (z) the Borrower and/or any of its Restricted Subsidiaries becomes the Beneficial Owner of 80% or more of the Equity Interests in Reach Media, then such Unrestricted Subsidiary, TV One or Reach Media (and each of their respective Subsidiaries), as the case may be, shall be deemed to be a Restricted Subsidiary of the Borrower and be required to take all actions required by Section 9.11(f); provided, however, that if the Borrower is not in compliance with clauses (i), (ii), (iii) and (vi) of Section 9.18 and Sections 10.01, 10.04 or 10.05 after giving effect to such deemed designation, such non-compliance shall be treated as a breach of such Section and constitute an Event of Default, (ii) subject to clause (i)(y) of this proviso, in the event TV One becomes a Subsidiary of the Borrower on or after the Effective Date, TV One (and its Subsidiaries, if any) shall be deemed to be designated an Unrestricted Subsidiary as of such date (unless and until TV One is otherwise designated as a Restricted Subsidiary pursuant to Section 9.18) (provided that (x) the designation of TV One as an Unrestricted Subsidiary pursuant to this clause (ii) shall not constitute an Investment by the Borrower therein at the date of designation for the purposes of Section 10.05 hereof and (y) if the Borrower is not in compliance with clause (b) of this definition above and clauses (ii) and (iii) of the proviso appearing in the first sentence of Section 9.18 after giving effect to such deemed designation, such non-compliance shall constitute an Event of Default), (iii) if, at any time after TV One has become an Unrestricted Subsidiary of the Borrower, TV One ceases to be a Subsidiary of the Borrower, then TV One (and each of its Subsidiaries) shall cease to constitute an Unrestricted Subsidiary and shall be deemed to be a new Investment made by the Borrower and its Restricted Subsidiaries (determined using the Fair Market Value of the Equity Interests of TV One at such time) (it being understood that if any such deemed Investment results in a breach of Section 10.05, such breach shall result in an Event of Default) and (iv) in connection with any Subject Affiliate Transfer, the Unrestricted Subsidiary and TV One (so long as it is a Designated Entity) subject thereto shall be treated as (and deemed to be) a Restricted Subsidiary for purposes of Sections 5.02(e) (and the component definitions as used therein) and 10.06.

“Unsecured Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries that is not Permitted Secured Indebtedness.

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“U.S. Lender” shall have the meaning provided in Section 5.04.

“Voting Stock” of any Person as of any date shall mean the Equity Interests of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness or Preferred Equity, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity multiplied by the amount of such payment; by (b) the sum of all such payments.

“Wholly-Owned Domestic Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Restricted Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Restricted Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is also a Restricted Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 90% of whose outstanding Equity Interests is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and any other outstanding Equity Interests are owned by officers, directors or employees of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law); provided, that with respect to Reach Media, in the event it ceases to be an Unrestricted Subsidiary and 80% or more of the outstanding Equity Interests are owned by the Borrower or another Wholly-Owned Restricted Subsidiary of the Borrower and any other outstanding Equity Interests are owned by officers, directors or employees of Reach Media, Reach Media shall be treated as a “Wholly-Owned Subsidiary.”

1.02. Other Definitional Provisions

(a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s permitted successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding, (vii) references to “knowledge” or similar phrases referring to “knowledge” shall be interpreted to mean knowledge of an Authorized Officer of the applicable Person (or, if no Person is specified, an Authorized Officer of the Borrower and the other Credit Parties), (viii) the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (ix) all references to any Governmental Authority, shall include any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.03. Rounding

         Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

1.04. Calculations; Computations

(a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Administrative Agent); provided that, (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow, and all computations and all definitions (including accounting terms) used in determining compliance with 7.03, 9.18, 10.02(v), 10.03(vii), 10.03(viii), 10.03(xi), 10.04(xiv), 10.04(xvi), 10.05(xii), 10.05(xvi), 10.05(xvii), 10.05(xviii) 10.05(xxii), 10.05(xxiii), 10.07, 10.08, 10.09(iv) and 10.11(c) shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Borrower referred to in Section 8.05(a) for the Fiscal Year ended December 31, 2010, (ii) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof; (iii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; and (iv) except as otherwise expressly provided herein, for purposes of calculating financial terms, all covenants and related definitions, all such calculations based on the operations of the Borrower and its Restricted Subsidiaries on a consolidated basis shall be made without giving effect to the operations of any Unrestricted Subsidiaries.

(b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

1.05. References to Agreements, Laws, Etc.

          Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, amendments and restatements, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, amendments and restatements, restatements, extensions, supplements and other modifications are permitted by the Credit Documents; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law (including by succession of comparable successor laws).

1.06. Timing of Payment of Performance

          When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day (except where otherwise expressly provided herein).

1.07. Certifications

         All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

SECTION 2. Amount and Terms of Credit

2.01. The Commitments

(a)  Subject to and upon the terms and conditions set forth herein, each Lender with a Term Loan Commitment severally agrees to make a term loan or term loans (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower, which Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Term Loan Commitment of such Lender on the Initial Borrowing Date.  Once repaid, Term Loans incurred hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Available Revolving Loan Commitment of such Lender at such time.

(c) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Available Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.  Notwithstanding anything to the contrary contained in this Section 2.01(c), the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices, (B) of the cure of such Default or Event of Default, or (C) of the waiver of such Default or Event of Default by the Required Lenders.

(d) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Available Revolving Loan Commitment or the Total Revolving Loan Commitment at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

2.02. Minimum Amount of Each Borrowing

The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche.  More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than six Borrowings of LIBOR Loans in the aggregate for all Tranches of Loans.

2.03. Notice of Borrowing

         (a)  Whenever the Borrower desires to incur (x) LIBOR Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each LIBOR Loan to be incurred hereunder and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 1:00 P.M. (New York City time) on such day.  Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, substantially in the form of Exhibit A-1, appropriately completed to specify:  (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Term Loans or Revolving Loans, (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto, and (v) in the case of a Borrowing of Revolving Loans, the amount of the Blocked Revolving Loan Commitment in effect immediately prior to giving effect to such Borrowing.  The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof determined in accordance with Section 2.07 and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i)  Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder.  Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing and (C) the amount of the Blocked Revolving Loan Commitment in effect immediately prior to giving effect to such Borrowing.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.01(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(d).

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04. Disbursement of Funds

No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York City time) on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York City time) on the date specified in Section 2.01(d)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof).  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office, or to such other account as the Borrower may specify in writing prior to the Initial Borrowing Date, the aggregate of the amounts so made available by the Lenders; provided that, if, on the date of a Borrowing of Revolving Loans (other than a Mandatory Borrowing), there are Unpaid Drawings or Swingline Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit, second, to the payment in full of any such Swingline Loans, and third, to the Borrower as otherwise provided above.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05. Notes

(a)  The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”), (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (iii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06. Conversions

The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 2.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (i) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into LIBOR Loans if any Event of Default exists pursuant to Section 11.05 on the date of conversion, (iii) if any Event of Default (other than as referred to in preceding clause (ii)) is in existence on the date of the proposed conversion of a LIBOR Loan, (x) Base Rate Loans may not be converted into LIBOR Loans if the Administrative Agent or the Required Lenders have notified the Borrower that conversions will not be permitted during the existence of such Event of Default and (y) in the absence of the notification referred to in preceding clause (x), Base Rate Loans may only be converted into LIBOR Loans with an Interest Period of one (1) month, and (iv) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 1:00 P.M. (New York City time) at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans, three Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case substantially in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07. Pro Rata Borrowings

All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments or Revolving Loan Commitments, as the case may be, provided that all Mandatory Borrowings shall be incurred from the RL Lenders pro rata on the basis of their RL Percentages.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08. Interest

(a)  The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period.

(c) Upon the occurrence and during the continuance of an Event of Default under Section 11.01 or 11.05, overdue principal (and, after the occurrence and during the continuance of any Event of Default, upon notification to the Borrower by the Administrative Agent at the direction of the Required Lenders, all principal) in respect of each outstanding Loan shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate otherwise applicable to such Loans. In addition, to the extent permitted by applicable law, (i) overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans and (ii) all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained as Base Rate Loans from time to time.  Interest that accrues under this Section 2.08(c) shall be payable promptly upon written demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full or in part of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, promptly upon written demand, and (ii) in respect of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, promptly upon demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09. Interest Periods

At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be (x) a one, two, three, six or, if approved by each Lender with Loans and/or Commitments under the relevant Tranche, nine or twelve month period or (y) if agreed by the Administrative Agent in its sole discretion, such other periods not to exceed one month, provided that (in each case):

(i) all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) no Interest Period may be selected at any time when an Event of Default under Section 11.05 is in existence;

(vi) if any Event of Default (other than as referred to in preceding clause (v)) is in existence, (x) no Interest Period may be selected if the Administrative Agent or the Required Lenders have notified the Borrower that the selection of new Interest Periods will not be permitted during the existence of such Event of Default and (y) in the absence of the notification referred to in preceding clause (x), no Interest Period with a duration in excess one (1) month may be selected;

(vii) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans; and

(viii) no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loans will be required to be made under Section 5.02(b) if the aggregate principal amount of such Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans then outstanding less the aggregate amount of such required repayment.

        If by 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to continue such LIBOR Loans as LIBOR Loans with an Interest Period of one (1) month effective as of the expiration date of such current Interest Period; provided that if the Borrower is not permitted to elect a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10. Increased Costs, Illegality, etc.

  (a)  In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) or (iii)(z) below, may be made only by the Administrative Agent or the Required Lenders):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because (x) of any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to:  (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in Excluded Taxes) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate and/or (y) the LIBO Rate with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan; or

(iii) at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the London interbank market;

        then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees, subject to the provisions of Section 2.11(b) (to the extent applicable), to pay to such Lender, within 10 Business Days of such Lender’s written request therefor (including reasonably supporting documentation therefor), such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, within 10 Business Days of its written demand (including documentation reasonably supporting such request) therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d) Notwithstanding anything in this Agreement to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, shall be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10 and Section 3.06), other than any final rules, regulations, orders, requests, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act that the Lenders are required to comply with prior to the date of this Agreement (it being understood that payments required as a result of this Section 2.10(d) are subject to the provisions of Section 2.11(b), as and to the extent provided therein).

2.11. Compensation

(a) The Borrower agrees to compensate each Lender within 10 Business Days of its written request (which request shall set forth in reasonable detail the basis for requesting such compensation) and calculation of the amount of such compensation, for all actual losses, reasonable, out of pocket expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

(b) Notwithstanding anything to the contrary, with respect to any Lender’s or any Participant’s claim for compensation under Section 2.10(a), 3.06 or 5.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.12. Change of Lending Office

Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13. Replacement of Lenders

              If any Lender becomes a Defaulting Lender, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, in accordance with Section 13.04(b), if no Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent or, in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that:

(a) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender  (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans  (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the outstanding Term Loans, the outstanding Term Loans of, and in each case (except for the replacement of only the outstanding Term Loans) all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.01, (y) except in the case of the replacement of only the outstanding Term Loans of a Replaced Lender, each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(b) all obligations of the Borrower then owing to the Replaced Lender (other than those (a) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11(a), or (b) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

                  Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.13, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.14. Defaulting Lenders

         Notwithstanding any provision of this Agreement to the contrary, if any RL Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such RL Lender is a Defaulting Lender:

(a) if any Swingline Loan Exposure or Letter of Credit Exposure exists at the time a RL Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Loan Exposure and Letter of Credit Exposure shall be reallocated among the RL Lenders that are Non-Defaulting RL Lenders in accordance with their respective RL Percentages but only to the extent (x) the sum of all RL Lenders’ that are Non-Defaulting RL Lenders Individual RL Exposures plus such Defaulting Lender’s Swingline Loan Exposure and Letter of Credit Exposure does not exceed the aggregate amount of all Non-Defaulting RL Lenders’ Available Revolving Loan Commitments, (y) immediately following the reallocation to a RL Lender that is a Non-Defaulting Lender, the Individual RL Exposure of such RL Lender does not exceed its Available Revolving Loan Commitment at such time and (z) the conditions set forth in Section 7 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Loan Exposure and (y) second, cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 100% of such Defaulting Lender’s Letter of Credit Exposure for so long as such Letter of Credit Exposure is outstanding (the “Letter of Credit Back-Stop Arrangements”);

(iii) the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure;

(iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.14(a), then the fees payable to the RL Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ RL Percentages; and

(v) if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.14(a), then, without prejudice to any rights or remedies of any Issuing Lender or any RL Lender hereunder, all letter of credit fees payable under Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to each Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated; and

(b) notwithstanding anything to the contrary contained in Section 2.01(c) or Section 3, so long as any RL Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend, renew or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Available Revolving Loan Commitments of the Non-Defaulting Lenders and/or cash collateral has been provided by the Borrower in accordance with Section 2.14(a), and (ii) participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among RL Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.14(a)(i) (and Defaulting Lenders shall not participate therein).

        In the event that the Administrative Agent, the Borrower, each Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such RL Lender to be a Defaulting Lender, then (i) the Swingline Loan Exposure and Letter of Credit Exposure of the RL Lenders shall be readjusted to reflect the inclusion of such RL Lender’s Revolving Loan Commitments and on such date such RL Lender shall purchase at par such of the Revolving Loans of the other RL Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such RL Lender to hold such Revolving Loans in accordance with its RL Percentage and (ii) so long as no Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower. If the Revolving Loan Commitments have been terminated, all other Revolving Obligations have been paid in full and no Letters of Credit are outstanding, then, so long as no Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower.

SECTION 3. Letters of Credit

3.01. Letters of Credit

(a)  (I)  Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender (which, in the case of trade Letters of Credit issued for the benefit of those parties set forth in clause (y) of this Section 3.01(a), shall be an Issuing Lender other than Credit Suisse) issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 15th day prior to the Revolving Loan Maturity Date (or if such day is not a Business Day, the next preceding Business Day), for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrower or any of its Restricted Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).  All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

(II)           Schedule 3.01 contains a description of letters of credit that were originally issued pursuant to the Existing Credit Agreement and which remain outstanding on the Effective Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount, (v) the currency in which the letter of credit is denominated, (vi) the name of the beneficiary, (vii) the expiry date and (viii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit).

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 15th day prior to the Revolving Loan Maturity Date (or if such day is not a Business Day, the next preceding Business Day), following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii) such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02. Maximum Letter of Credit Outstandings; Final Maturities

Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $10,000,000 or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Available Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may provide for automatic extensions for successive periods of up to 12 months, but, in each case, not beyond the fifth Business Day prior to the Revolving Loan Maturity Date (or if such day is not a Business Day, the next preceding Business Day), on terms acceptable to the Issuing Lender) and (B) five Business Days prior to the Revolving Loan Maturity Date (or if such day is not a Business Day, the next preceding Business Day), and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) five Business Days prior to the Revolving Loan Maturity Date (or if such day is not a Business Day, the next preceding Business Day).

3.03. Letter of Credit Requests; Minimum Stated Amount

(a)  Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least three Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile).  Each notice shall be substantially in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02.  Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices.  Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be.  Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.  On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week.

(c) The initial Stated Amount of each Letter of Credit shall not be less than $25,000 or such lesser amount as is acceptable to the respective Issuing Lender (it being understood that the Letter of Credit issued on the Initial Borrowing Date to backstop the Existing Letters of Credit shall be issued in an initial Stated Amount equal to the aggregate amount of such Existing Letters of Credit).

3.04. Letter of Credit Participations

(a)  Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence, bad faith or willful misconduct on the part of such Issuing Lender, its Affiliates, or any of such Issuing Lender’s or its Affiliates’ employees, directors, officers, or agents (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds.  If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter.  The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever, and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Restricted Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Restricted Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

3.05. Agreement to Repay Letter of Credit Drawings

(a)  The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by a Credit Party, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable promptly upon demand.  Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b) The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Restricted Subsidiary of the Borrower may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06. Increased Costs

If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in Excluded Taxes), then, within 10 Business Days of receipt of the certificate referred to below by the Borrower from any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees, subject to the provisions of Section 2.11(b) (to the extent applicable), to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant.  The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

3.07. Resignation or Removal of an Issuing Lender

Any Issuing Lender may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to such Issuing Lender, the Administrative Agent and the Lenders.  Upon the acceptance of any appointment as an Issuing Lender hereunder by a Lender that shall agree to serve as a successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of such retiring Issuing Lender. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Sections 4.01(b), (c) and (d). The acceptance of any appointment as an Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of such previous Issuing Lender under this Agreement and the other Credit Documents and (ii) references herein and in the other Credit Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation or removal of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

3.08. Additional Issuing Lenders

The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an “Issuing Lender” under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing lender. Any Lender designated as an issuing lender pursuant to this Section 3.08 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender and such Lender.

SECTION 4. Commitment Commission; Fees; Reductions of Commitment

4.01. Fees

(a)   The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to 0.75% of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time.  Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b) The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as LIBOR Loans on the daily Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c) The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 0.125% on the daily Stated Amount of such Letter of Credit.  Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Restricted Subsidiaries and the Administrative Agent.

(f) At the time of (I) any voluntary prepayment of principal of Term Loans by the Borrower pursuant to Section 5.01 made prior to the fourth anniversary of the Initial Borrowing Date with the Net Cash Proceeds of any incurrence or issuance of any Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock, as applicable, (II) any repayment or prepayment of principal of Term Loans arising as a result of, or in connection with, a Change of Control and made prior to the fourth anniversary of the Initial Borrowing Date, (III) any mandatory repayment of principal of Term Loans pursuant to Section 5.02(d) made prior to the fourth anniversary of the Initial Borrowing Date (including as a result of a refinancing in full of the Term Loans) and (IV) the effectiveness of any Repricing Transaction that is consummated prior to the fourth anniversary of the Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with Term Loans that are prepaid, repaid, converted or subject to a pricing reduction, as applicable, in connection with such prepayment, repayment or Repricing Transaction (including each Lender that withholds its consent to such Repricing Transaction and is replaced as a Replaced Lender under Section 2.13), a fee in an amount equal to the Applicable Soft Call Percentage then in effect of (x) in the case of a prepayment or repayment of principal of Term Loans, the aggregate principal amount of such prepayment or repayment, (y) in the case of a Repricing Transaction described in clause (a) of the definition thereof, the aggregate principal amount of all Term Loans prepaid (or converted) in connection with such Repricing Transaction and (z) in the case of a Repricing Transaction described in clause (b) of the definition thereof, the aggregate principal amount of all Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction.  Such fees shall be earned, due and payable upon the date of such prepayment, repayment or the effectiveness of such Repricing Transaction, as the case may be.

4.02. Voluntary Termination of Unutilized Revolving Loan Commitments

(a)  Upon not less than three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $500,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that (i) if the Blocked Revolving Loan Commitment exceeds zero at any time, any reduction to the Total Unutilized Revolving Loan Commitment shall in no case be in an amount which would cause the Blocked Revolving Loan Commitment to exceed the Total Unutilized Revolving Loan Commitment (immediately after giving effect to such reduction) and (ii) each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, amendments, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, subject to obtaining the consents required by Section 13.12(b), upon three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11(a) but excluding the payment of amounts owing in respect of Loans of any Tranche maintained by such Lender, if such Loans are not being repaid pursuant to Section 13.12(b)) are repaid concurrently with the effectiveness of such termination (at which time Schedule 1.01A shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall expressly survive as to such repaid Lender.

4.03. Mandatory Reduction of Commitments

(a)  The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety at 5:00 p.m. (New York City time) on March 31, 2011, unless the Initial Borrowing Date has occurred on or prior to such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Term Loan Commitment (and the Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of Term Loans on such date).

(c) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment shall terminate in its entirety on the Revolving Loan Maturity Date.

(d) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment shall be permanently reduced from time to time to the extent required by Section 5.02(h).

(e) Unless the Majority Lenders with Revolving Loan Commitments (and/or Revolving Obligations, as applicable) otherwise agree, if any Specified Default exists at the time any mandatory prepayment of Term Loans is otherwise required to be made pursuant to Section 5.02, then the Total Revolving Loan Commitment shall be permanently reduced by the amount of the mandatory prepayment of Term Loans otherwise required to be applied to the prepayment of Term Loans pursuant to Section 5.02 in the absence of Section 5.02(l) and this Section 4.03(e).

(f) Each reduction to, or termination of, the Total Revolving Loan Commitment pursuant to this Section 4.03 shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Lender with a Revolving Loan Commitment.

SECTION 5. Prepayments; Payments; Taxes

5.01. Voluntary Prepayments

(a) Subject to the provisions of Section 5.02(l), the Borrower shall have the right to prepay the Loans, without premium or penalty (except as, and to the extent, provided in Section 4.01(f)), in whole or in part at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 1:00 P.M. (New York City time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay LIBOR Loans, which notice (in each case) shall specify whether Term Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 and integral multiples of $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), (y) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is acceptable to the Administrative Agent) and (z) each partial prepayment of Swingline Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among the Loans comprising such Borrowing, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; (iv) each voluntary prepayment of Term Loans pursuant to this Section 5.01(a) shall reduce the then remaining Scheduled Term Loan Repayments in the order designated in writing by the Borrower to the Administrative Agent or, in the absence of such designation, on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment after giving effect to all prior reductions thereto); and (v) each prepayment of Term Loans pursuant to this Section 5.01 made on or prior to the fourth anniversary of the Effective Date subject to the payment of the fee described in Section 4.01(f) shall be accompanied by the payment of the fee required by such Section.

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, amendments, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11(a)), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 13.12(b), so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule 1.01A shall be deemed modified to reflect the changed Revolving Loan Commitments) and (y) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders and (B) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.  Each prepayment of Term Loans pursuant to this Section 5.01(b) shall reduce the then remaining Scheduled Term Loan Repayments on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment after giving effect to all prior reductions thereto).

5.02. Mandatory Repayments

(a)   If on any date the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Available Revolving Loan Commitment at such time, then the Borrower shall prepay, without premium or penalty (subject, however, to Section 2.10), on the first Business Day after such date the principal of outstanding Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Available Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

(b) In addition to any other mandatory repayments pursuant to this Section 5.02, (x) on each Quarterly Payment Date, beginning with the Quarterly Payment Date occurring in June, 2011 and ending with the Quarterly Payment Date occurring in December, 2015, the Borrower shall be required to repay a principal amount of Term Loans, to the extent then outstanding, equal to ¼ of 1% of the aggregate initial principal amount of all Term Loans incurred by the Borrower pursuant to Section 2.01(a) on the Initial Borrowing Date and (y) on the Term Loan Maturity Date, the Borrower shall be required to repay in full the entire principal amount of the Term Loans then outstanding (each Quarterly Payment Date described above and the Term Loan Maturity Date, a “Scheduled Term Loan Repayment Date” and with each such repayment pursuant to this Section 5.02(b), as the same may be reduced as provided in Section 5.01(a), 5.01(b) or 5.02(h), a “Scheduled Term Loan Repayment”).

(c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, within five Business Days after ROCH receives (or is required to receive) a cash distribution from TV One pursuant to Section 9.15(c) representing Net Sale Proceeds from any TV One Disposition of the type described in clause (ii) of the definition thereof, an amount equal to the amount of such distribution (or required distribution) shall be applied (subject to Section 5.02(l) below) as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 5.02(h), (i) and (m); provided, however, that such cash distribution shall not be required to be so applied on such date so long as (A) no Event of Default then exists, (B) such cash distribution constitutes a “Designated TV One Disposition Distribution” and (C) such cash distribution shall be used to (x) purchase assets (other than inventory and working capital) used or to be used in a Permitted Business owned by the Borrower or a Restricted Subsidiary or (y) make an Investment permitted pursuant to Section 10.05(xvi), in each case within 364 days following the date on which ROCH receives (or is required to receive) such distribution; and provided further, that if all or any portion of such cash distribution not required to be so applied as provided above in this Section 5.02(c) are not so reinvested within such 364-day period (or such earlier date, if any, as the Borrower or the relevant Restricted Subsidiary determines not to reinvest such cash distribution as set forth above), such remaining portion shall be applied (subject to Section 5.02(l) below) on the last day of such period (or such earlier date, as the case may be) as provided in this Section 5.02(c) without regard to the preceding proviso.

(d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, within five Business Days after each date on or after the Initial Borrowing Date upon which the Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 10.04), Disqualified Preferred Stock  or Designated Preferred Stock (other than Disqualified Preferred Stock or Designated Preferred Stock permitted to be issued pursuant to Section 10.11(c)), an amount equal to 100% of the Net Cash Proceeds of the respective issuance or incurrence of Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock shall be applied (subject to Section 5.02(l) below) on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 5.02(h), (i) and (m).

(e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, within five Business Days after each date on or after the Initial Borrowing Date upon which the Borrower or any of its Restricted Subsidiaries receives any proceeds in the form of cash or Cash Equivalents from any Asset Sale (including any Subject Affiliate Transfer, but excluding (1) sales of assets pursuant to Sections 10.02(ii), (v), (vi), (vii), (viii), (ix), (x), (xii), (xiv), (xvii), (xviii), and (xix), (2) Designated Sales permitted to be consummated pursuant to Section 10.02(xx) and (3) any other sale, transfer or disposition (for such purpose, treating any series of related sales, transfers, or dispositions as a single such transaction) that involves properties or assets having a Fair Market Value of less than $1,000,000), an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied (subject to Section 5.02(l) below) on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 5.02(h), (i) and (m); provided, however, that such Net Sale Proceeds shall not be required to be so applied on such date so long as no Event of Default then exists and such Net Sale Proceeds shall be used to purchase assets (other than inventory and working capital) used or to be used in a Permitted Business owned by the Borrower or a Restricted Subsidiary, in each case within 364 days following the date of such Asset Sale; and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 5.02(e) are not so reinvested within such 364-day period (or such earlier date, if any, as the Borrower or the relevant Restricted Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied (subject to Section 5.02(l) below) on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(e) without regard to the preceding proviso.

(f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each Excess Cash Flow Payment Date, an amount equal to the Applicable Excess Cash Flow Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period shall be applied (subject to Section 5.02(l) below) as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 5.02(h), (i) and (m); provided that repayments of principal of Loans made as a voluntary prepayment pursuant to Section 5.01 with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment) during the applicable Excess Cash Flow Payment Period shall reduce on a dollar-for-dollar basis  the amount of such mandatory repayment and/or commitment reduction otherwise required on the applicable Excess Cash Flow Payment Date pursuant to this Section 5.02(f).

(g) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, within five Business Days after each date on or after the Initial Borrowing Date upon which the Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed $5,000,000 in the aggregate in any Fiscal Year), an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied (subject to Section 5.02(l) below) on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 5.02(h), (i) and (m); provided, however, that such Net Cash Proceeds shall not be required to be so applied on such date so long as no Event of Default then exists and the Borrower has delivered a certificate to the Administrative Agent on such date stating that such Net Cash Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 364 days following the date of the receipt of such Net Cash Proceeds, and provided further, that if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 364 days after the date of the receipt of such Net Cash Proceeds (or such earlier date, if any, as the Borrower or the relevant Restricted Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied (subject to Section 5.02(l) below) on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(g) without regard to the immediately preceding proviso.

(h) Each amount required to be applied pursuant to Sections 5.02(c), (d), (e), (f), (g) and (k) in accordance with this Section 5.02(h) shall be applied (subject to Sections 5.02(l) and (m) below) (i) first, to repay the outstanding principal amount of Term Loans, and (ii) second, after repayment in full of all outstanding Term Loans, to the extent in excess of the amounts required to be applied pursuant to the preceding clause (i), to reduce the Total Revolving Loan Commitment in the manner provided in Section 4.03(d) (it being understood and agreed that (x) the amount of any reduction to the Total Revolving Loan Commitment as provided in immediately preceding clause (ii) shall be deemed to be an application of proceeds for purposes of this Section 5.02(h) even though cash shall not actually be applied and (y) any cash received by the Borrower or any of its Restricted Subsidiaries will be retained by such Person except to the extent that such cash is otherwise required to be applied as provided in Section 5.02(a) as a result of any reduction to the Total Revolving Loan Commitment); provided that the Total Revolving Loan Commitment shall not be reduced to an amount less than $15,000,000 by operation of preceding clause (ii).  The amount of each principal repayment of Term Loans made as required by Sections 5.02(c), (d), (e), (f), (g) and (k) shall be applied to reduce the then remaining Scheduled Term Loan Repayments on a pro rata basis (based upon the then remaining principal amounts of the Scheduled Term Loan Repayments after giving effect to all prior reductions thereto).

(i) With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such LIBOR Loans were made, provided that:  (i) repayments of LIBOR Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all LIBOR Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) subject to Section 5.02(m), each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(j) In addition to any other mandatory repayments pursuant to this Section 5.02, (i) all then outstanding Loans of a respective Tranche (other than Swingline Loans) shall be repaid in full on the respective Maturity Date for such Tranche of Loans and (ii) outstanding Swingline Loans shall be repaid in full on the earlier of (x) the tenth Business Day following the date of the incurrence of such Swingline Loans and (y) the Swingline Expiry Date.

(k) In addition to any other mandatory prepayments pursuant to this Section 5.02, and after giving effect to any mandatory prepayment made (or required to be made) pursuant to Section 5.02(a),  if, on any date, the sum of (I) the aggregate outstanding principal amount of all Loans plus (II) the aggregate amount of all Letter of Credit Outstandings plus (III) for so long as TV One is a Designated Entity, the aggregate outstanding amount of TV One Indebtedness, exceeds the Credit Facility Debt Cap at such time, then the Borrower shall prepay an amount equal to such excess in accordance with the requirements of Sections 5.02(h), (i) and (m).

(l) Notwithstanding anything to the contrary set forth in this Agreement or any other Credit Document, unless the Majority Lenders holding Revolving Loan Commitments (and/or Revolving Obligations, as applicable) otherwise agree, (x) if any RL Lender has any Individual RL Exposure or any other outstanding Revolving Obligations and any Default or Event of Default then exists, no voluntary prepayment of Term Loans shall be permitted pursuant to Section 5.01 and (y) if any Default or Event of Default exists at the time any mandatory repayment of Terms Loans is otherwise required to be made pursuant to this Section 5.02, then (i) Swingline Loans, and if no Swingline Loans are or remain outstanding, Revolving Loans, and if no Swingline Loans or Revolving Loans are or remain outstanding, Letter of Credit Outstandings, shall first be repaid or cash collateralized on terms reasonably satisfactory to the Administrative Agent, as applicable, in the amount otherwise required to be applied to the repayment of Term Loans pursuant to Section 5.02 in the absence of this Section 5.02(l), (ii) if (and only if) a Specified Default has occurred and is continuing, the Total Revolving Loan Commitment shall be reduced as provided in Section 4.03(e) by the amount of the mandatory repayment of Term Loans otherwise required to be applied to the repayment of Term Loans pursuant to Section 5.02 in the absence of this Section 5.02(l) and (iii) after application pursuant to preceding clause (i), any excess portion of such mandatory repayment of Term Loans not so applied shall be applied to the repayment of Term Loans as otherwise required by Section 5.02 in the absence of this Section 5.02(l).  If any Lender collects or receives any amounts received on account of the Obligations to which it is not entitled as a result of the application of this Section 5.02(l), such Lender shall hold the same in trust for the Secured Creditors and shall forthwith deliver the same to the Administrative Agent and/or the Collateral Agent, for the account of the applicable Secured Creditors, to be applied in accordance with this Section 5.02(l) or, if then applicable, Section 13.06(d).  Without limiting the generality of the foregoing, this Section 5.02(l) is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law.

(m) The Borrower shall notify the Administrative Agent in writing of any mandatory repayment of Term Loans required to be made pursuant to Section 5.02(c), (d), (e), (f) or (g) at least three (3) Business Days prior to the date of such repayment.  Each such notice shall specify the date of such repayment and provide a reasonably detailed calculation of the amount of such repayment.  The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of the Borrower’s repayment notice and of such Lender’s pro rata share of any repayment.  Each such Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Sections 5.02(c), (d), (e), (f) or (g) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 P.M. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender.  If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled.  Any Declined Proceeds shall be retained by the Borrower.

5.03. Method and Place of Payment

Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04. Net Payments

(a)  All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense.  Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any Excluded Taxes, and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees, subject to the provisions of Section 2.11(b) (to the extent applicable), to reimburse each Lender, within 15 Business Days of receipt of the written request of such Lender, including documentation reasonably supporting such request, for such Taxes as are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.  The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other documentation reasonably evidencing such payment by such Borrower.  The Borrower agrees, subject to the provisions of Section 2.11(b) (to the extent applicable), to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) for U.S. federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, as applicable, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8IMY (together with any applicable underlying forms) or Form W-8BEN (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) in the case of a Foreign Lender claiming exemption from or reduction in U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note, a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) representing that such Foreign Lender (1) is not a bank for purposes of Section 881(c)(3)(A) of the Code, (2) is not a 10 percent shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower or any of its Subsidiaries, and (3) is not a controlled foreign corporation related to the Borrower or any of its Subsidiaries (within the meaning of Section 881(c)(3)(C) of the Code).  In addition, each Foreign Lender shall, in the case of any payment made after December 31, 2012 in respect of any Loan that was not treated as outstanding for purposes of FATCA on March 18, 2012, provide any forms, documentation, or other information as shall be prescribed by the IRS to demonstrate that the relevant Lender has complied with the applicable reporting requirements of FATCA, so that such payments made to such Lender hereunder would not be subject to U.S. federal withholding taxes imposed by FATCA.  In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders any of the previous certifications obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8IMY, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b).  Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Foreign Lender for U.S. federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms and other documentation required to be provided to the Borrower pursuant to this Section 5.04(b) that establish a complete exemption from such deduction or withholding or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms and other documentation do not establish a complete exemption from withholding of such taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c) Each Lender that is a United States person as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) for U.S. federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a U.S. Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective U.S. Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such U.S. Lender, as applicable, two original accurate and duly completed United States Internal Revenue Service Forms W-9 certifying as to such U.S. Lender’s entitlement to full exemption from United States backup withholding tax, or any successor forms.

(d) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.04, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.04 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 6. Conditions Precedent to Credit Events on the Initial Borrowing Date.

The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Initial Borrowing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction (or waiver by the parties hereto) of the following conditions:

6.01. Effective Date; Notes

On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested the same the appropriate Term Note and/or Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

6.02. Officer’s Certificate

.  On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of the Borrower by an Authorized Officer of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.06 through 6.09, inclusive, 6.14, 6.16 and 7.01 have been satisfied on such date.

6.03. Opinions of Counsel

        On the Initial Borrowing Date, the Administrative Agent shall have received (i) from Kirkland & Ellis LLP, special counsel to the Credit Parties, an opinion in the form set forth in Exhibit E-1, addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date, (ii) from Wiley Rein LLP, regulatory counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date in the form set forth in Exhibit E-2, and (iii) subject to Section 13.19, from local counsel in each state in which a Mortgaged Property is located, an opinion in form and substance reasonably satisfactory to the Collateral Agent addressed to the Collateral Agent in its capacity as such, and each of the Lenders, dated the Initial Borrowing Date and covering such matters incident to the transactions contemplated herein as the Collateral Agent may reasonably request including but not limited to the enforceability of each Mortgage.

6.04. Company Documents; Proceedings; etc.

  (a)  On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by an Authorized Officer of such Credit Party or, to the extent applicable, such Credit Party’s member or manager, and attested to by the Secretary or any Assistant Secretary of such Credit Party or, to the extent applicable, such Credit Party’s member or manager, substantially in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) On the Initial Borrowing Date, the Administrative Agent shall have received good standing certificates in the jurisdiction of organization and bring-down telegrams or facsimiles, if any, for the Credit Parties which the Administrative Agent reasonably may have requested, certified by proper Governmental Authorities.

6.05. Ratings

.  The Borrower shall have obtained (i) public ratings (of any level) for the Loans under this Agreement and (ii) a public corporate rating and public corporate family rating, as applicable (of any level), in each case from S&P and Moody’s, which ratings shall remain in full force and effect on the Closing Date.

6.06. Exchange Note Documents, etc.

  On the Initial Borrowing Date, (x) the Administrative Agent shall have received true and correct copies of all Exchange Notes, the Exchange Notes Indenture (and all schedules and exhibits attached thereto), the Permitted TV One Notes, the Permitted TV One Notes Indenture (and all schedules and exhibits attached thereto), and the TV One LLC Agreement certified as such by an Authorized Officer of the Borrower and (y) all such documents shall be in full force and effect.

6.07. Consummation of the Refinancing

.  (a)  On the Initial Borrowing Date and concurrently with the incurrence of Loans on such date, all Indebtedness of the Borrower and its Restricted Subsidiaries under the Existing Credit Agreement shall have been repaid in full (other than contingent indemnification obligations not then due and payable), together with all fees and other amounts owing thereon, all commitments under the Existing Credit Agreement shall have been terminated and all letters of credit issued pursuant to the Existing Credit Agreement shall have been terminated (other than the Existing Letters of Credit, which shall be back-stopped by a Letter of Credit issued hereunder on the Initial Borrowing Date).

(b) On the Initial Borrowing Date and concurrently with the incurrence of Loans on such date, all security interests in respect of, and Liens securing, the Indebtedness under the Existing Credit Agreement created pursuant to the security documentation relating to the Existing Credit Agreement shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent.  Without limiting the foregoing, there shall have been delivered to the Administrative Agent (x) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to the Borrower or any of its Restricted Subsidiaries in connection with the security interests created with respect to the Existing Credit Agreement, (y) terminations of any security interest in, or Lien on, any patents, trademarks or copyrights of the Borrower or any of its Restricted Subsidiaries on which filings have been made and (z) subject to Section 13.19, terminations of all mortgages, leasehold mortgages, hypothecs and deeds of trust created with respect to property of the Borrower or any of its Restricted Subsidiaries, in each case, to secure the obligations under the Existing Credit Agreement, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c) On the Initial Borrowing Date and after giving effect to the consummation of the Transaction, the Borrower and its Restricted Subsidiaries shall have no outstanding Preferred Equity or Indebtedness, except for Indebtedness pursuant to or in respect of (i) the Credit Documents, (ii) the Existing 2013 Notes Documents, (iii) the Exchange Notes Documents, (iv) Intercompany Debt and (v) certain other Indebtedness existing on the Effective Date as listed on Schedule 8.20 (with the Indebtedness described in this subclause (v) being herein called the “Scheduled Existing Indebtedness”).

(d) The Administrative Agent shall have received Refinancing Documents in form and substance reasonably satisfactory to it required to satisfy the conditions described in Sections 6.07(a) and (b).

6.08. Adverse Change, Approvals

        (a)  Since December 31, 2010, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known)  which, either individually or in the aggregate, has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.

(b) On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the authorization, execution, delivery and performance of the Credit Documents and the granting of Liens under the Credit Documents shall have been obtained and remain in effect (except for filings which are necessary to perfect the security interests on assets acquired after the Effective Date).

6.09. Litigation

                                On the Initial Borrowing Date, there shall be no actions, suits or proceedings pending or, to the knowledge of the Borrower threatened with respect to the Transaction, this Agreement or any other Credit Document.

6.10. Subsidiaries Guaranty

(a) .  On the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit G (as amended, restated, modified and/or supplemented from time to time, the “Subsidiaries Guaranty”).

6.11. Pledge Agreement

                               On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit H (as amended, modified, restated and/or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, advisable, to perfect in the United States the security interests purported to be created by the Pledge Agreement have been taken.

6.12. Security Agreement

On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit I (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, advisable, to perfect the security interests purported to be created by the Security Agreement (if and to the extent such security interests can be perfected by such financing statements);

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Restricted Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name the Borrower or any of its Restricted Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3);

(iii) evidence of the authorization of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, advisable, to perfect the security interests intended to be created by the Security Agreement in the United States; and

(iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, advisable to perfect and protect the security interests purported to be created by the Security Agreement have been taken.

6.13. Mortgage; Title Insurance; Survey; etc.

  On the Initial Borrowing Date, the Collateral Agent shall have received (subject to Section 13.19) with respect to each Mortgaged Property listed on Schedule 6.13 hereto:

(i) fully executed counterparts of Mortgages and corresponding UCC fixture filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and UCC Fixture Filings shall cover each Real Property owned by the Borrower or any of its Restricted Subsidiaries and designated as a “Mortgaged Property” on Schedule 6.13 hereto, together with evidence that counterparts of such Mortgages and UCC Fixture Filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(ii) a Mortgage Policy (which, if reasonably satisfactory to the Collateral Agent, may be in the form of a mark-up of a pro forma Mortgage Policy which is reasonably satisfactory to the Collateral Agent subsequently to be followed by a mortgage policy) relating to each Mortgage of the Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to the Collateral Agent (the “Title Company”), in an insured amount satisfactory to the Collateral Agent and insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with each such Mortgage Policy (1) to be in form and substance reasonably satisfactory to the Collateral Agent, (2) to include, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and the Loans, usury, first loss, last dollar, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage recording tax, if applicable, and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Collateral Agent in its discretion may reasonably request), (3) to not include the “standard” title exceptions, a survey exception, any exception(s) for mechanic’s liens (other than any lien which may constitute a Permitted Encumbrance), and (4) to provide for affirmative insurance and such reinsurance as the Collateral Agent in its discretion may reasonably request;

(iii) to induce the title company to issue the Mortgage Policies referred to in subsection (ii) above, evidence of the delivery of such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be reasonably required by the Title Company, together with evidence of payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies, which evidence may be in the form of an electronic mail transmission from a representative of the Title Company that all documents and funds necessary in order to issue the Mortgage Policy have been received in escrow by the Title Company);

(iv) a survey of each Mortgaged Property (and all improvements thereon) (1) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (2) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date or preparation of such survey, and (3) sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of Section 6.13(ii) above; and

(v) flood certificates covering each Mortgaged Property in form and setting from substance acceptable to the Administrative Agent, certified to the Collateral Agent in its capacity as such and whether or not each such Mortgaged Property is located in a flood hazard area, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map.

6.14. Financial Statements; Projections

On or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements and the Projections referred to in Sections 8.05(a) and (d).

6.15. Solvency Certificate; Insurance Certificates, etc.

  On the Initial Borrowing Date, the Administrative Agent shall have received:

(i) a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit J hereto; and

(ii) certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Borrower and its Restricted Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee.

6.16. Fees, etc.

  (a) The Borrower agrees to pay to (i) each Lender with a Term Loan Commitment on the Initial Borrowing Date an initial yield payment equal to 2.00% of its Term Loan Commitment in effect on such date (immediately before giving effect to the termination thereof pursuant to Section 4.03(b)) and (ii) each RL Lender an initial yield payment equal to 1.00% of its Revolving Loan Commitment as in effect on the Initial Borrowing Date, in each case, with such payment to be earned by, and due and payable to, each such Lender on the Initial Borrowing Date.  The parties hereto acknowledge that for tax purposes only the initial yield payment shall be treated as a payment described in Treas. Reg. Section 1.1273-2(g)(2).

(b) On the Initial Borrowing Date, the Borrower shall have paid to the Administrative Agent (and its relevant affiliates) and each Lender all invoiced reasonable out-of-pocket costs, fees and expenses (including, without limitation, legal fees and expenses of one primary counsel, one local counsel in each relevant jurisdiction and one regulatory counsel) and other compensation contemplated hereby payable to the Administrative Agent or such Lender to the extent then earned, due and payable.

6.17. PATRIOT Act

The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act to the extent requested at least 10 days prior to the Effective Date.

In determining the satisfaction of the conditions specified in this Section 6, (x) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect or a material adverse effect of the type described in Section 6.08, each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Initial Borrowing Date.

SECTION 7. Conditions Precedent to All Credit Events

The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Initial Borrowing Date), is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction or waiver in accordance with the requirements of Section 13.12 of the following conditions:

7.01. No Default; Representations and Warranties

At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

7.02. Notice of Borrowing; Letter of Credit Request

(a)  Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).  Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i).

(b) Prior to the issuance of each Letter of Credit after the Initial Borrowing Date, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

7.03. Incurrence of Revolving Loans

                                In the case of any incurrence of Revolving Loans or Swingline Notes or the issuance of any Letter of Credit, the Borrower (i) shall be in compliance with each of the financial covenants set forth in Sections 10.07 and 10.08, calculated on a Pro Forma Basis after giving effect to such Credit Event and any other Specified Transaction that has occurred during or after the last day of the Calculation Period then most recently ended, and (ii) shall have delivered calculations (in reasonable detail and certified by an Authorized Officer of the Borrower) to the Administrative Agent demonstrating compliance with the requirements of this Section 7.03.

The acceptance of the benefits of each Credit Event after the Initial Borrowing Date shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 7 and applicable to such Credit Event are satisfied or waived in accordance with the requirements of Section 13.12 as of that time.

SECTION 8. Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty by the Borrower that the matters specified in this Section 8 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

8.01. Company Status

The Borrower and each of its Restricted Subsidiaries (i) is a duly organized and validly existing Company in good standing (as applicable) under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, except to the extent any failure to have such power or authority would not reasonably be expected to have a Material Adverse Effect and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.02. Power and Authority

Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03. No Violation

Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any material law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, except in the case of any contravention that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Restricted Subsidiaries pursuant to the terms of (x) the Existing Notes Indentures, (y) after the execution and delivery thereof, the Permitted Subordinated Debt Documents, the Permitted Unsecured Debt Documents and any Permitted Refinancing Debt Documents in respect of the Existing Notes, the Permitted Subordinated Debt and the Permitted Unsecured Debt, in any such case to the extent governing Indebtedness in an aggregate outstanding principal amount equal to or greater than $5,000,000, and (z) any other indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument, in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, except, in the case of the preceding subclause (z), for any contravention, breach, default and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party.

8.04. Approvals

No material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date, (y) filings which are necessary to release liens granted pursuant to the Existing Credit Agreement and documentation related thereto, and (z) filings which are necessary to perfect the security interests created (and required to be perfected) under the Security Documents), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document, except that (x) certain actions which may be taken by the Administrative Agent, the Collateral Agent or the Lenders in the exercise of their rights and remedies under this Agreement or any other Credit Document may require the prior consent of the FCC, and (y) copies of this Agreement and the other Credit Documents may be required to be filed with the FCC for informational purposes pursuant to Section 73.3613 of the FCC's rules.

8.05. Financial Statements; Financial Condition; Undisclosed Liabilities; Projections

(a)  The audited consolidated balance sheet of the Borrower at December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower for the Fiscal Years of the Borrower ended on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Borrower at the date of said financial statements and the results for the respective periods covered thereby.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to such financial statements.

(b) On and as of the Initial Borrowing Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans and the Existing Notes) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the fair value of the assets, at a fair valuation, of the Borrower and its Restricted Subsidiaries (taken as a whole) will exceed their debts, (ii) the sum of the present fair salable value of the assets of the Borrower and its Restricted Subsidiaries (taken as a whole) will exceed their debts, (iii) the Borrower and its Restricted Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature, and (iv) the Borrower and its Restricted Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their businesses as currently conducted or proposed to be conducted.  For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) As of the Initial Borrowing Date, except as fully disclosed in the financial statements delivered pursuant to Section 8.05(a), and except for the Indebtedness incurred under this Agreement, the Existing 2013 Notes Documents and the Exchange Notes Documents, there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Restricted Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Restricted Subsidiaries taken as a whole.

(d) The Projections delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date have been prepared in good faith and are based on assumptions that the Borrower believes reasonable at the time made and at the time such Projections were made available to the Lead Arrangers, and there are no statements or conclusions (taken as a whole) in the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein, in each case as of the Initial Borrowing Date.  On the Initial Borrowing Date, the Borrower believes that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that the actual results during the period or periods covered by the Projections may differ significantly from the projected results included in such Projections.

(e) After giving effect to the Transaction, since December 31, 2010, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

8.06. Litigation

There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing (i) with respect to the Transaction or any Credit Document or (ii) that have a reasonable likelihood of adverse determination, and, if adversely determined, have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07. True and Complete Disclosure

All factual information (when furnished and taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (when furnished and taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (when furnished and taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections, any proforma financial information, the budgets referred to in Section 9.01(d) or other projections or forward looking statements and information regarding general economic conditions.

8.08. Use of Proceeds; Margin Regulations

(a)  All proceeds of the Term Loans will be used by the Borrower (i) first, to finance the Refinancing and to pay fees and expenses incurred in connection with the Transaction and (ii) second, after application pursuant to preceding clause (i) on the Initial Borrowing Date, for working capital and general corporate purposes, including capital expenditures, Permitted Acquisitions and the Specified TV One Capital Contribution.

(b) All proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital and general corporate purposes of the Borrower and its Restricted Subsidiaries (including, but not limited to, Capital Expenditures, Permitted Acquisitions and other Investments permitted by Section 10.05); provided that (x) no proceeds from Revolving Loans and Swingline Loans. may be used on the Initial Borrowing Date for the purposes described in Section 8.08(a)(i) or (ii) (other than, for the avoidance of doubt, the issuance of any Letter of Credit to back-stop the Existing Letters of Credit on the Initial Borrowing Date) and (y) the proceeds of Swingline Loans shall not be used to refinance then outstanding Swingline Loans.

(c) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.  Not more than 25% of the value of the assets of the Borrower and its Restricted Subsidiaries taken as a whole is represented by Margin Stock.

8.09. Tax Returns and Payments

Each of the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be timely filed (or filed for extension) with the appropriate taxing authority all federal and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Restricted Subsidiaries.  The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby.  Each of the Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than (i) those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP or (ii) to the extent the failure to pay such taxes or assessments could not reasonably be expected to result in a Material Adverse Effect.  As of the Initial Borrowing Date, there is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries.  As of the Initial Borrowing Date, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

8.10. Compliance with ERISA

                                (a) Schedule 8.10 sets forth each Plan as of the Initial Borrowing Date.  Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.  Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of the Borrower or any Subsidiary of the Borrower, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of the Borrower or any Subsidiary of the Borrower, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification).  No ERISA Event has occurred other than as would not individually or in the aggregate, have a Material Adverse Effect.

(b) There exists no Unfunded Pension Liability with respect to any Plan that would have a Material Adverse Effect.

(c) To the knowledge of the Borrower or any Subsidiary of the Borrower, no Multiemployer Plan is insolvent or in reorganization.  None of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan, and if each of the Borrower, each Subsidiary of the Borrower and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to result in a Material Adverse Effect.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower or any Subsidiary of the Borrower, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(e) The Borrower, each Subsidiary of the Borrower and each ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f) No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA.  None of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.  No lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan.  None of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.

(g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Foreign Pension has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (iii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

8.11. Security Documents

(a)  The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or, after the filing of UCC-1 financing statements and the taking of such other actions as are required by the Security Agreement, will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein (if and to the extent such Security Agreement Collateral can be perfected by the actions required by the Security Agreement), subject to no other Liens other than Permitted Liens.  The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademark registrations and United States patents that are part of the Security Agreement Collateral, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyright registrations that are part of the Security Agreement Collateral.

(b) The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement (if and to the extent such Pledge Agreement Collateral can be perfected by the actions required by the Pledge Agreement), subject to no security interests of any other Person (other than Permitted Liens).  No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral constituting “certificated securities” (as defined in the UCC) under the Pledge Agreement, so long as the Collateral Agent (or designated agent thereof) possesses or “controls” (within the meaning provided in the UCC) such Pledge Agreement Collateral.

(c) Upon filing or recording, as applicable, with the appropriate recording office, each Mortgage shall create, as security for the obligations purported to be secured thereby, a valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).

8.12. Properties

All material Real Property owned and leased by the Borrower or any of its Restricted Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is correctly set forth in Schedule 6.13.  Each of the Borrower and each of its Restricted Subsidiaries has good and marketable title to all material Real Property owned by it (except as sold or otherwise disposed of as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.  Each of the Borrower and each of its Restricted Subsidiaries has a valid and indefensible leasehold interest in the material Real Properties leased by it free and clear of all Liens other than Permitted Liens.

8.13. Restricted Subsidiaries

On and as of the Initial Borrowing Date, the Borrower has no Restricted Subsidiaries other than those Restricted Subsidiaries listed on Schedule 8.13.  Schedule 8.13 sets forth, as of the Initial Borrowing Date, the percentage ownership (direct and indirect) of the Borrower in each class of Equity Interests of each of its Restricted Subsidiaries and also identifies the direct owner thereof.  Except as set forth on Schedule 8.13, all outstanding shares of Equity Interests of each Restricted Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable (to the extent applicable) and have been issued free of preemptive rights.  Except as set forth on Schedule 8.13 or, in the case of Equity Plan Unit Subsidiaries, as expressly permitted by Section 10.11(b)(v), no Restricted Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

8.14. Compliance with Statutes, etc.

Each of the Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.15. Investment Company Act

Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.16. Insurance

Schedule 8.16 sets forth a listing of all insurance maintained by the Borrower and its Restricted Subsidiaries as of the Initial Borrowing Date, with the amounts insured (and any deductibles) set forth therein.

8.17. Environmental Matters

Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (a)  each of the Borrower and each of its Restricted Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws; (b) there are no Environmental Claims pending, or to the knowledge of the Borrower, threatened, against the Borrower or any of its Restricted Subsidiaries; (c) no Lien, other than a Permitted Lien, has been recorded, or to the knowledge of the Borrower, threatened under any Environmental Law with respect to any Real Property currently owned by the Borrower or any Restricted Subsidiary; (d) neither the Borrower nor any of its Restricted  Subsidiaries has agreed to contractually assume or accept responsibility, for any liability of any other Person under any Environmental Law; and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business or operations of the Borrower or any of its Restricted Subsidiaries, or any of their respective predecessors, or any Real Property at any time owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to give rise to any Environmental Claim or any liability under any Environmental Law.  This Section 8.17 sets forth the sole representations and warranties of the Borrower and the Subsidiaries with respect to environmental matters.

8.18. Employment and Labor Relations

Neither the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened in writing against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Restricted Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Restricted Subsidiaries and (v) no wage and hour department investigation has been made of the Borrower or any of its Restricted Subsidiaries, except (with respect to any matter specified in clauses (i) – (iv) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

8.19. Intellectual Property

Each of the Borrower and each of its Restricted Subsidiaries owns or has the right to use all patents, trademarks, permits, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, necessary for the present conduct of its or their business, without, to the knowledge of the Borrower, any infringement of the intellectual property rights of others which, or the failure to own or have which, as the case may be, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

8.20. Indebtedness

Schedule 8.20 sets forth a list of all Indebtedness with respect to debt for borrowed money owed by the Borrower and its Restricted Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans, the Letters of Credit, the Existing Notes and Intercompany Debt), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Restricted Subsidiaries which directly or indirectly guarantees such debt.

8.21. Subordination

                               The subordination provisions contained in the Existing 2013 Notes Documents, the Exchange Notes Documents and, on and after the execution and delivery, any Permitted Subordinated Debt Documents and any agreements or instruments relating to any Permitted Refinancing Indebtedness in respect of the foregoing, are enforceable against the Borrower and/or the Subsidiary Guarantors, as applicable, and the holders of such Indebtedness, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and all Obligations hereunder and all obligations of the Credit Parties under the other Credit Documents (including without limitation, the Subsidiaries Guaranty) are within the definitions of “Senior Debt” or “Senior Guarantees” (or other comparable term), as applicable, and “Designated Senior Debt” included in such subordination provisions.

8.22. Ownership of Stations

                               As of the Initial Borrowing Date, (a) Schedule 8.22 completely and correctly lists each Station owned directly or indirectly by the Borrower or any of its Restricted Subsidiaries and (b) neither the Borrower nor any of its Restricted Subsidiaries owns any Station other than the Stations so listed.

8.23. Possession of Necessary Authorizations

                               Each of the Borrower and its Restricted Subsidiaries possesses all Necessary Authorizations (or rights thereto) used in its business as presently conducted or necessary to permit it to own its properties and to conduct its business as presently conducted except to the extent the failure to so possess could not reasonably be expected to have a Material Adverse Effect, free and clear of all Liens other than Permitted Liens.  Neither the Borrower nor any of its Restricted Subsidiaries is in violation of any Necessary Authorization, and no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any Necessary Authorization or right, except to the extent such violation, event, revocation or termination could not reasonably be expected to have a Material Adverse Effect. The Necessary Authorizations for the Stations owned by the Borrower or any of its Restricted Subsidiaries are valid and in full force and effect and are unimpaired by any act, omission or condition, in each case except as could not reasonably be expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries have timely filed all applications for renewal or extension of all Necessary Authorizations, except to the extent that the failure to so file could not reasonably be expected to have a Material Adverse Effect. Except for actions or proceedings (a) affecting the broadcasting or media industries generally or (b) which could not reasonably be expected to have a Material Adverse Effect, no petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint or proceeding is pending or, to the knowledge of the Borrower, threatened in writing before the FCC or any other forum or agency with respect to the Borrower, any of its Restricted Subsidiaries or any of its Stations or seeking to revoke, cancel, suspend or modify any of the Necessary Authorizations. The Borrower does not know of any fact that is likely to result in the denial of an application for renewal, or the revocation, modification, nonrenewal or suspension of any of the Necessary Authorizations, or the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction with respect to any Stations owned by the Borrower or any Restricted Subsidiary, in each case which could reasonably be expected to have a Material Adverse Effect.

8.24. License Subsidiaries

                               All FCC Licenses and other Necessary Authorizations issued by the FCC relating to the Stations of the Borrower and its Restricted Subsidiaries are held by a License Subsidiary.

8.25. Sanctioned Persons

                                None of the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Restricted Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

SECTION 9. Affirmative Covenants

The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated (or such Letters of Credit have been cash collateralized or backstopped on terms, and pursuant to documentation, reasonably satisfactory to the applicable Issuing Lender thereof) and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 and reimbursement obligations under Section 13.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01. Information Covenants

                                The Borrower will furnish to each Lender:

                               (a) Quarterly Financial Statements.  (i) Within 60 days after the close of each of the first three quarterly accounting periods in each Fiscal Year of the Borrower (or, if earlier, 10 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), (x) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year, all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (y) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period; provided that at any time the Borrower has any Unrestricted Subsidiaries, then the quarterly financial information required by this Section 9.01(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries excluding the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

(ii)  Within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of Reach Media and within 120 days after the close of each fiscal year of Reach Media (or, if earlier, 10 days after the date such quarterly filings (and 15 days after such annual filings) are required to be filed with the SEC (in each case, without giving effect to any extension permitted by the SEC)), the consolidated balance sheet of Reach Media and its Subsidiaries as at the end of such accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such accounting period and for the elapsed portion of the fiscal year ended with the last day of such accounting period.

(iii)           Within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of TV One and within 120 days after the close of each fiscal year of TV One (or, if earlier, 10 days after the date such quarterly filings (and 15 days after such annual filings) are required to be filed with the SEC (in each case, without giving effect to any extension permitted by the SEC)), the consolidated balance sheet of TV One and its Subsidiaries as at the end of such accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such accounting period and for the elapsed portion of the fiscal year ended with the last day of such accounting period.

                                (b) Annual Financial Statements.  Within 120 days after the close of each Fiscal Year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by Ernst & Young LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit) stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year; provided that at any time the Borrower has any Unrestricted Subsidiaries, then the annual financial information required by this Section 9.01(b) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries excluding the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower (although such separate presentation of financial information excluding the effects of Unrestricted Subsidiaries need not be audited).

                                (c) PATRIOT Act.  Promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

                                (d) Budget.  No later than 60 days following the first day of each Fiscal Year of the Borrower, a budget in the form of Exhibit K hereto (with such modifications thereto as may be reasonably acceptable to the Administrative Agent and the Borrower).

                                (e) Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from an Authorized Officer of the Borrower substantially in the form of Exhibit L (with blanks appropriately completed and with any deviations from such form as may be reasonably acceptable to the Administrative Agent) certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth (x) in reasonable detail the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the provisions of Sections 10.07 and 10.08 at the end of such Fiscal Quarter or Fiscal Year, as the case may be, and (y) the Available Basket Amount and the Designated Sales Basket Amount on the last day of the Fiscal Quarter or Fiscal Year, as the case may be, covered by such financial statements, (ii) if delivered with the financial statements required by Section 9.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period, (iii) certify that there have been no changes to Annexes C through F, and Annexes I through K, in each case of the Security Agreement and Annexes A through F of the Pledge Agreement, in each case since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes, and (iv) set forth a list of all Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower as of the date of such compliance certificate.

                                (f) Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within five Business Days after any Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation, investigation or proceeding pending against the Borrower or any of its Restricted Subsidiaries (x) which, either individually or in the aggregate, has a reasonable likelihood of adverse determination and such adverse determination could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, (iii) the filing or commencement of any action, suit or proceeding by or before any arbitrator, the FCC or any other Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, (iv) (x) any material admonition, censure or adverse citation or order by the FCC or any other Governmental Authority or regulatory agency that could reasonably be expected to result in a Material Adverse Effect or (y) any competing application, petition to deny or other opposition to any license renewal application filed by the Borrower or any of its Subsidiaries with the FCC that could reasonably be expected to result in a Material Adverse Effect, (v) information and a copy of any notice received by the Borrower or any of its Restricted Subsidiaries from the FCC or other Governmental Authority or any Person that concerns (x) any event  or circumstance that could reasonably be expected to materially adversely affect any material Necessary Authorization and (y) any notice of abandonment, expiration, revocation, material impairment, nonrenewal or suspension of any material Necessary Authorization, together with a written explanation of any such event or circumstance or the circumstances surrounding such abandonment, expiration, revocation, material impairment, nonrenewal or suspension, (vi) the incurrence or issuance by TV One or any of its Subsidiaries of any TV One Indebtedness, (vii) the consummation of a Specified TV One Capital Contribution (and the source and nature of consideration used to finance the same), (viii) any deemed designation of TV One as an Unrestricted Subsidiary pursuant to clause (ii) of the proviso appearing in the definition thereof, or (ix) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

                                (g) Other Reports and Filings.  To the extent not otherwise delivered hereunder, promptly after the filing or delivery thereof, copies of all material financial information, proxy materials and reports, if any, which the Borrower or any of its Restricted Subsidiaries shall publicly file with the U.S. Securities and Exchange Commission or any successor thereto (the “SEC”) (which delivery requirement shall be deemed satisfied by the posting of such information, materials or reports on EDGAR or any successor website maintained by the SEC so long as the Administrative Agent shall have been promptly notified in writing by the Borrower of the posting thereof) or deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, any Disqualified Preferred Stock, any Designated Preferred Stock, the Existing Notes, any Permitted Subordinated Debt, any Permitted Unsecured Debt or the terms of any Permitted Refinancing Debt Documents governing Permitted Refinancing Indebtedness in respect  of the foregoing Indebtedness.

                               (h) Environmental Matters.  Promptly after any Authorized Officer of the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that (a) results in noncompliance by the Borrower or any of its Restricted Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Restricted Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action to the extent required by any Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries.

                               All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Restricted Subsidiary’s response thereto.

                               (i) Other FCC Information. Promptly upon their becoming available, copies of any periodic or special reports filed by the Borrower or any of its Restricted Subsidiaries with the FCC or any other federal, state or local governmental agency or authority if such reports indicate any material change in the ownership of the Borrower or such Restricted Subsidiary, or any materially adverse change in the business, operations, affairs or condition of the Borrower or such Restricted Subsidiary.

                              (j) Other Information.  Promptly upon reasonable request, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Financial statements required to be delivered pursuant to Sections 9.01(a) and (b) and information required to be delivered pursuant to Section 9.01(g) (in each case, to the extent such financial statements or information are included in materials otherwise filed with the SEC) shall be deemed to have been delivered to the Administrative Agent on the date on which such information has been posted on the Borrower’s website on the Internet at http://www.radio-one.com (or such other website identified by the Borrower to the Administrative Agent) or is available via the EDGAR system of the SEC on the Internet (to the extent such information has been posted or is available as described in such notice); provided that in each case the Borrower shall (x) notify the Administrative Agent of the posting of any such documents and (y) notwithstanding the immediately subsequent sentence, deliver paper copies of any such documents to the Administrative Agent if the Administrative Agent or any Lender requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.  Information required to be delivered pursuant to this Section 9.01 (including, but not limited to, clauses (a) and (b)) may also be delivered by electronic communication pursuant to procedures permitted by this Agreement.  Notwithstanding anything to the contrary contained in this Section 9.01, the Borrower shall not be required to deliver to the Administrative Agent or any Lender any information subject to confidentiality agreements or attorney/client work privilege.

9.02. Books, Records and Inspections; Quarterly Conference Calls

(a)  The Borrower will, and will cause each of its Subject Entities to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all material dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subject Entities to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Subject Entity, any of the properties of the Borrower or such Subject Entity, and to examine the books of account of the Borrower or such Subject Entity and discuss the affairs, finances and accounts of the Borrower or such Subject Entity with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided that the Borrower and its Subject Entities shall not be required to disclose any information to the Administrative Agent or any Lender to the extent it is subject to confidentiality agreements or attorney/client privilege; provided further that the Administrative Agent shall give the Borrower the opportunity to participate in any discussion with its accountants; provided further that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.02(a) and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year; provided, however that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

(b) At the request of the Administrative Agent, the Borrower will within ten (10) days after the date of the delivery (or, if later, required delivery) of the quarterly and annual financial information pursuant to Sections 9.01(a) and (b), hold a conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Quarter or Fiscal Year, as the case may be, and the financial condition of the Borrower and its Subsidiaries and the budgets presented for the current Fiscal Year of the Borrower and its Restricted Subsidiaries.

9.03. Maintenance of Property; Insurance

(a)  The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep all material property (other than intellectual property) necessary to the business of the Borrower and its Restricted Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty and condemnation events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Restricted Subsidiaries, and (iii) furnish to the Administrative Agent, promptly upon its request therefor, full information as to the insurance carried.  Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.

(b) The Borrower will, and will cause each of its Restricted Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Restricted Subsidiaries) (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured, as applicable), (ii) shall state that the insurers under such insurance policies shall endeavor to provide at least 30 days’ prior written notice of the cancellation thereof by the respective insurer to the Collateral Agent, and (iii) shall be deposited with the Collateral Agent.

(c) If the Borrower or any of its Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or if the Borrower or any of its Restricted Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) upon five Business Days’ prior written notice to the Borrower, to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses of procuring such insurance.

9.04. Existence; Franchises

The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, Licenses and permits; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Restricted Subsidiaries in accordance with Section 10.02 or (ii) the withdrawal by the Borrower or any of its Restricted Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.05. Compliance with Statutes, etc.

The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06. Compliance with Environmental Laws

(a)  The Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws except for Permitted Liens related thereto and except for Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of a Credit Party.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(h), (ii) at any time that the Borrower or any of its Restricted Subsidiaries is not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 11, the Borrower will provide, at the sole expense of the Borrower and at the written request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, reasonable in scope based upon the circumstances of the request, indicating, where relevant to the subject matter of the request, the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property.  If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and does hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

9.07. ERISA-Related Information

                               The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests):

                               (a) promptly and in any event within 15 days receiving a request from the Agent a copy of IRS Form 5500 (including the Schedule B) with respect to a Plan;

                               (b) promptly and in any event within 30 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in material liability to the Borrower or any Subsidiary of the Borrower, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, such Subsidiary of the Borrower or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than 10 days after the occurrence of the ERISA Event;

                               (c) promptly, and in any event within 30 days, after becoming aware that there has been (A) an increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) that are reasonably expected to result in material liability to Borrower since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (B) a material increase since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, in potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary of the Borrower and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans that are reasonably expected to result in material liability to Borrower or any Subsidiary; or (C) the adoption of any amendment to a Plan which results in a material increase in contribution obligations of the Borrower or any Subsidiary, a detailed written description thereof from the chief financial officer of the Borrower; and

(d) If, at any time after the Effective Date, the Borrower, any Restricted Subsidiary of the Borrower or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Plan or Multiemployer Plan which is not set forth in Schedule 8.10, then the Borrower shall deliver to the Administrative Agent an updated Schedule 8.10 as soon as practicable, and in any event within 30 days after the Borrower, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), thereto.

9.08. End of Fiscal Years; Fiscal Quarters

The Borrower will cause (i) its and each of its Restricted Subsidiaries’ fiscal years to end on December 31 of each calendar year and (ii) its and each of its Restricted Subsidiaries’ fiscal quarters to end on the last day of each period described in the definition of “Fiscal Quarter”.

9.09. Payment of Taxes

The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) to the extent the failure to pay such tax, assessment, charge, levy or claim could not reasonably be expected to result in a Material Adverse Effect.

9.10. Use of Proceeds

The Borrower will use the proceeds of the Loans only as provided in Section 8.08.

9.11. Additional Security; Further Assurances; etc.

(a) The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of the Borrower and such other Credit Party as are not covered by the original Security Documents (other than Excluded Assets) as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, as amended, restated, supplemented or otherwise modified from time to time, the “Additional Security Documents”).  All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and the Borrower and, subject to exceptions as are reasonably acceptable to the Administrative Agent, shall constitute valid,  enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) and perfected security interests (if and to the extent the assets subject to the applicable Additional Security Document can be perfected by the actions required by such Additional Security Document) and Mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect (if and to the extent such security interests can be perfected by the filings or other actions required under the Additional Security Documents), preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Notwithstanding the foregoing, this Section 9.11(a) shall not apply to (and the Borrower and its Restricted Subsidiaries shall not be required to grant a Mortgage in) any Leaseholds (regardless of fair market value) or any owned Real Property the fair market value of which is less than $1,000,000 (as reasonably determined by Borrower or such Restricted Subsidiary and reasonably acceptable to the Administrative Agent); provided however that in no event shall the aggregate fair market value (as reasonably determined by Borrower) of all owned Real Property not required to be subject to a Mortgage by operation of this sentence exceed $10,000,000 in the aggregate.

(b) The Borrower will, and will cause each of the other Credit Parties to, at the reasonable expense of the Borrower, make, execute, endorse, acknowledge, authorize and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, authorizations, certificates, real property surveys, reports, bailee agreements, control agreements and other documents, assurances, opinions of counsel or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require.  Each Credit Party acknowledges that certain transactions contemplated by this Agreement and the other Credit Documents, and certain actions which may be taken by the Administrative Agent, the Collateral Agent or the Lenders in the exercise of their rights and remedies under this Agreement or any other Credit Document, may require the consent of the FCC. If the Administrative Agent reasonably determines that the consent of the FCC is required in connection with the execution, delivery or performance of any of the aforesaid documents or any documents delivered to the Administrative Agent, the Collateral Agent or the Lenders in connection therewith or as a result of any action which may be taken or be proposed to be taken pursuant thereto, then each Credit Party, at its sole reasonable cost and expense, shall use its commercially reasonable efforts to secure such prior consent and to cooperate with the Administrative Agent, the Collateral Agent and the Lenders in any such action taken or proposed to be taken by the Administrative Agent, the Collateral Agent or any Lender.

(c) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Mortgaged Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Borrower agrees that each action required by clauses (a) through (c) of this Section 9.11 shall be completed within sixty (60) days after such action is requested to be taken by the Administrative Agent or the Required Lenders (as such time may be extended by the Administrative Agent or the Required Lenders in its or their discretion); provided, that in no event shall the Borrower or any of its Restricted Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.11.

(e) Promptly after any Domestic Restricted Subsidiary of the Borrower ceases to constitute an Immaterial Subsidiary or a “Pass-Through Foreign Holding Company” in accordance with the applicable definitions thereof, the Borrower shall cause such Domestic Restricted Subsidiary to take all actions required by Section 10.13(a) (in the case of a Wholly-Owned Restricted Subsidiary) or 10.13(b) (in the case of a Non-Wholly Owned Restricted Subsidiary) as if such Domestic Restricted Subsidiary were then established, created or acquired.

(f) Promptly after Reach Media, any other “Unrestricted Subsidiary” or TV One ceases to constitute an “Unrestricted Subsidiary” or a “Designated Entity”, as the case may be, as contemplated by clause (i) of the proviso appearing in the definition of “Unrestricted Subsidiary” (and, in the case of TV One, the definition of “Designated Entity”), the Borrower shall cause such Person (and its Subsidiaries) to take all actions required by Section 10.13(a) as if such Subsidiary were a new Wholly-Owned Domestic Restricted Subsidiary then established, created or acquired.

(g) Each new Wholly-Owned Domestic Restricted Subsidiary that is required to execute any Credit Document pursuant to Section 10.13 shall promptly, upon the reasonable request of the Administrative Agent, execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Sections 6.02, 6.03, 6.04, 6.12, 6.13 and 6.17 as such new Restricted Subsidiary would have had to deliver if such new Restricted Subsidiary were a Credit Party on the Initial Borrowing Date.

9.12. Ownership of Restricted Subsidiaries; etc.

Except for Investments listed on Schedule 10.05A and as otherwise permitted pursuant to an Investment or a Permitted Acquisition consummated in accordance with the terms hereof, the Borrower will, and will cause each of its Restricted Subsidiaries to, directly or indirectly, own 100% of the Equity Interests of each of their Restricted Subsidiaries (other than directors’ qualifying shares to the extent required by applicable law and other than non-voting equity plan units issued pursuant to the operating agreement of any Equity Plan Unit Subsidiary); provided, however, that the foregoing provisions of this Section 9.12 shall not be construed to prohibit the sale or other disposition of 100% of the Equity Interests of Restricted Subsidiaries in accordance with the requirements of Section 10.02.

9.13. [Intentionally Omitted]

9.14. [Intentionally Omitted]

9.15. Special Covenants Relating to ROCH

(a) The Borrower shall at all times own directly or indirectly 100% of the Equity Interests of ROCH.

(b) The Borrower shall, and shall cause its Restricted Subsidiaries (other than ROCH) to, transfer to ROCH all Equity Interests of TV One acquired by the Borrower or such Restricted Subsidiary pursuant to any Subsequent TV One Investment, any other Investments or otherwise, immediately upon the acquisition of such Equity Interests by the Borrower or such Restricted Subsidiary.

(c) The Borrower shall cause TV One to distribute to ROCH any Net Sale Proceeds received by TV One (proportionate to the Borrower’s direct or indirect equity ownership in TV One) from any TV One Disposition as promptly as practicable upon, but in any event within 60 days of, receipt thereof for application and/or reinvestment (in the case of a TV One Disposition of the types referred to in clauses (i) and (ii) of the definition thereof) in accordance with Section 5.02(c) or (e), as applicable; provided, that, notwithstanding the foregoing, if the distribution of all or any portion of such Net Sale Proceeds is at any time prohibited by the terms of the TV One LLC Agreement, the Borrower shall only be required to cause the distribution of the maximum amount of such Net Sale Proceeds then permitted to be distributed in accordance with the terms of the TV One LLC Agreement; provided, however, that any failure to distribute the full amount of such Net Sale proceeds within 364 days of receipt thereof shall be deemed to be an Event of Default under this Agreement.

9.16. Maintenance of Company Separateness

                                The Borrower will, and will cause each of its Subsidiaries and other Subject Entities to, satisfy customary Company formalities, including, as applicable, (i) the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and (ii) the maintenance of separate Company offices and records.  Neither the Borrower nor any of its Restricted Subsidiaries shall make any payment to a creditor of any Unrestricted Subsidiary or, for so long as TV One remains a Designated Entity, TV One and any of its Subsidiaries in respect of any liability of any Unrestricted Subsidiary or, for so long as TV One remains a Designated Entity, TV One and any of its Subsidiaries, and no bank account of any Unrestricted Subsidiary or, for so long as TV One remains a Designated Entity, TV One and any of its Subsidiaries shall be commingled with any bank account of the Borrower or any of its Restricted Subsidiaries.  Any financial statements distributed to any creditors of any Unrestricted Subsidiary or, for so long as TV One remains a Designated Entity, TV One and any of its Subsidiaries shall clearly establish or indicate the Company separateness of such Unrestricted Subsidiary or, for so long as TV One remains a Designated Entity, TV One and any of its Subsidiaries from the Borrower and its Restricted Subsidiaries.

9.17. Ratings

                                The Borrower shall use commercially reasonable efforts to obtain and maintain (i) a public corporate family rating of the Borrower and a rating of each Tranche of the Loans, in each case from Moody’s, and (ii) a public corporate credit rating of the Borrower and a rating of each Tranche of the Loans, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and reasonable cooperation with customary information and data requests by Moody’s and S&P in connection with their ratings process).

9.18. Designation of Subsidiaries

                                The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary (any such designation, a “Subsidiary Designation”); provided that:

(i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing;

(ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Sections 10.07 and 10.08 as of the last day of the most recently ended Calculation Period (for purposes of this Section 9.18(ii), solely in the case of the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 10.08 were 0.25 lower than those then in effect for such financial covenant);

(iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” immediately after giving effect to any such designation hereunder for purposes of the Existing Notes Documents, any Permitted Subordinated Debt Documents, any Permitted Unsecured Debt Documents or any Permitted Refinancing Debt Documents in respect of the foregoing, as applicable;

(iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary  pursuant to this Section 9.18 if it was previously an Unrestricted Subsidiary (other than a Subsidiary of Reach Media that is an Unrestricted Subsidiary on the Effective Date or a Subsidiary of TV One that is an Unrestricted Subsidiary on the date TV One is deemed designated an Unrestricted Subsidiary pursuant to clause (ii) of the proviso to the definition of “Unrestricted Subsidiary”, in each case, so long as any such designation as an Unrestricted Subsidiary occurs on a one-time basis immediately after a “deemed designation” described in clause (i) of the proviso in the definition of “Unrestricted Subsidiary”);

(v) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (1) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with a Total Leverage Ratio equal to or less than 7.00:1.00 as of the last day of the most recently ended Calculation Period, (2) such Subsidiary to be so designated shall satisfy all of the requirements of an “Unrestricted Subsidiary” as set forth in the definition thereof, (3) if such Restricted Subsidiary to be so designated is directly owned by the Borrower or any of its Wholly-Owned Domestic Restricted Subsidiaries, 100% of the Equity Interests of such Subsidiary are owned by the Borrower or such Wholly-Owned Domestic Restricted Subsidiary, (4) all of the provisions of Section 10.13 shall have been complied with in respect of such newly-designated Unrestricted Subsidiary and (5) the Investment resulting from the designation of such Subsidiary as an Unrestricted Subsidiary as provided in the following sentence is permitted by Section 10.05(xxii), (xxiii) or (xxv); provided that foregoing clauses (1), (2), (3) and (5) shall not be applicable in the case of a “deemed designation” as provided in clause (ii) of the proviso appearing in the definition of “Unrestricted Subsidiary”;

(vi) in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, (1) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such designation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (2) all actions which would be required to be taken pursuant to Section 10.13 in connection with the establishment, creation or acquisition of a new Restricted Subsidiary are taken at the time of such designation, (3) except in the case of a deemed designation as provided in clause (i) of the proviso to the definition of “Unrestricted Subsidiary”, such Subsidiary shall be a Wholly-Owned Subsidiary of the Borrower (both before and after giving effect to such designation), and (4) the Indebtedness and Liens of such Subsidiary resulting from the designation of such Subsidiary as a Restricted Subsidiary as provided in the following sentence are permitted under Section 10.04 or 10.01, as applicable;

(vii) in no event may ROCH or any License Subsidiary be designated as an Unrestricted Subsidiary;

(viii) in no event may TV One be designated as an Unrestricted Subsidiary at any time after it has become a Restricted Subsidiary (if ever); and

(ix) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (viii), inclusive, and containing the calculations of compliance (in reasonable detail) with preceding clauses (ii) and (v)(1).

                               The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the respective Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence by a Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 10. Negative Covenants

The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated (or such Letters of Credit have been cash collateralized or backstopped on terms, and pursuant to documentation, reasonably satisfactory to the applicable Issuing Lender thereof) and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 and reimbursement obligations under Section 13.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01. Liens

The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of the Borrower or any of its Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, contractors’ and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Restricted Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Restricted Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule 10.01, plus renewals, replacements and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties (other than the proceeds and products thereof and accessions thereto) of the Borrower or any of its Restricted Subsidiaries, unless such Lien is otherwise permitted under separate provisions of this Section 10.01;

(iv) Liens created by or pursuant to this Agreement and the Security Documents;

(v) (x) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Restricted Subsidiaries to other Persons entered in the ordinary course of business and not materially interfering with the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which the Borrower or any of its Restricted Subsidiaries is a party;

(vi) Liens upon assets of the Borrower or any of its Restricted Subsidiaries subject to Capitalized Lease Obligations or mortgage financings to the extent such Capitalized Lease Obligations or mortgage financings are permitted by Section 10.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness and/or other monetary obligations arising under such Capitalized Lease Obligation or mortgage financing and (y) the Lien encumbering the asset or assets giving rise to such Capitalized Lease Obligation or mortgage financing does not encumber any asset of the Borrower or any other asset of the Borrower or any Restricted Subsidiary of the Borrower other than the proceeds of the assets giving rise to such Capitalized Lease Obligations or mortgage financing;

(vii) Liens placed upon equipment, machinery or other fixed assets acquired or constructed after the Initial Borrowing Date and used in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries and placed at the time of the acquisition or construction thereof by the Borrower or such Restricted Subsidiary or within 180 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase or construction price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or other fixed assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iv) and (y) in all events, the Lien encumbering the equipment, machinery or other fixed assets so acquired or constructed does not encumber any other asset of the Borrower or such Restricted Subsidiary;

(viii) Liens which may arise as a result of zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any governmental authority and which are not violated in any material way by the current use or occupancy of such real property, easements, rights-of-way, restrictions, encroachments, minor survey defects and other similar charges or encumbrances, minor title defects or irregularities affecting Real Property, in each case not securing Indebtedness for borrowed money, not materially interfering with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries, taken as a whole;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(x) Liens arising out of the existence of judgments or awards (x) in respect of which the Borrower or any of its Restricted Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens does not exceed $10,000,000 or (y) with respect to which payment in full above any applicable customary deductible is covered by insurance from a reputable third-party insurance provider which has been notified thereof in writing and not denied or contested coverage;

(xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Restricted Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with industry practice (exclusive of obligations in respect of the payment for borrowed money);

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition or other permitted Investment, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other permitted Investment, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04(vii) or constitutes Permitted Refinancing Indebtedness in respect thereof permitted by Section 10.04(vii), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or other Investment and do not attach to any other asset (other than the proceeds and products thereof and accessories thereto) of the Borrower or any of its Restricted Subsidiaries;

(xv) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xvi) Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management, automated clearing house transfers and operating account arrangements, and Liens on Restricted cash or Cash Equivalents;

(xviii) Liens on earnest money deposits of cash or Cash Equivalents made by the Borrower or its Restricted Subsidiaries in connection with any Permitted Acquisition;

(xix) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 10.04;

(xx) Liens consisting of an agreement to dispose of property permitted by Section 10.02;

(xxi) [Intentionally Omitted]; and

(xxii) additional Liens of the Borrower or any Restricted Subsidiary of the Borrower not otherwise permitted by this Section 10.01 that (w) were incurred in the ordinary course of business, (x) do not encumber any assets of the Borrower or any of its Restricted Subsidiaries the fair market value (as reasonably determined by senior management of the Borrower) of which exceeds the amount of the Indebtedness or other obligations secured by such assets, (y) do not materially impair the use of such assets in the operation of the business of the Borrower or such Restricted Subsidiary and (z) do not secure obligations in excess of $1,000,000 in the aggregate for all such Liens at any time.

                                In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii), (ix), (xiv) and (xxii) of this Section 10.01 by the Borrower of any of its Restricted Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02. Consolidation, Merger, Sale of Assets, etc.

The Borrower will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership or merge or consolidate, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of air-time advertisements and similar promotional activities in the ordinary course of business), or enter into any sale-leaseback transactions, except that:

(i) the Borrower and its Restricted Subsidiaries may effect Dividends permitted under Section 10.03;

(ii) the Borrower and its Restricted Subsidiaries may liquidate or otherwise dispose of obsolete, worn-out or uneconomical property in the ordinary course of business;

(iii) the Borrower and its Restricted Subsidiaries may grant Liens in their property and assets to the extent permitted under Section 10.01;

(iv) the Borrower and its Restricted Subsidiaries may sell assets (other than the Equity Interests of any Wholly-Owned Restricted Subsidiary or any Unrestricted Subsidiary, unless, in the case of a Wholly-Owned Restricted Subsidiary, all of the Equity Interests of such Wholly-Owned Restricted Subsidiary are sold in accordance with this clause (iv)), so long as (v) no Event of Default then exists or would result therefrom, (w) the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(e) and (z) the sum of Consolidated EBITDA derived from the assets related to any such sale (measured for the most recently ended Calculation Period) plus the Consolidated EBITDA derived from the assets related to all other sales of assets consummated pursuant to this clause (iv) (measured for the applicable Calculation Period most recently ended prior to each such other sale), shall represent not more than 25% of the Borrower’s Consolidated EBITDA (measured for the most recently ended Calculation Period) at the time such sale is consummated;

(v) each of the Borrower and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent otherwise permitted by Section 10.04);

(vi) each of the Borrower and its Restricted Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii) each of the Borrower and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(viii) the Borrower or any Restricted Subsidiary (other than a License Subsidiary) of the Borrower may convey, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Wholly-Owned Domestic Restricted Subsidiary of the Borrower which is a Subsidiary Guarantor, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;

(ix) (a) any Restricted Subsidiary (other than a License Subsidiary) of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, the Borrower or any Subsidiary Guarantor, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in all other cases, a Wholly-Owned Domestic Restricted Subsidiary of the Borrower which is a Subsidiary Guarantor is the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation, and (iii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Restricted Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken; provided, that no Equity Plan Unit Subsidiary may merge or consolidate with or into any other Subsidiary Guarantor (other than another Equity Plan Unit Subsidiary), and (b) any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor may merge or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, any other Restricted Subsidiary of the Borrower and its Restricted Subsidiaries that is not a Subsidiary Guarantor;

(x) any Foreign Restricted Subsidiary of the Borrower may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Restricted Subsidiary of the Borrower, so long as (i) such Wholly-Owned Foreign Restricted Subsidiary of the Borrower is the surviving or continuing entity of any such merger, consolidation, amalgamation, dissolution or liquidation and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Equity Interests of such Wholly-Owned Foreign Restricted Subsidiary and such Foreign Restricted Subsidiary shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, dissolution, liquidation or transfer) and all actions required to maintain said perfected status have been taken;

(xi) to the extent constituting an Investment, any conveyance, sale, lease or other disposition (other than by way of merger or consolidation) by the Borrower or any of its Restricted Subsidiaries permitted by Section 10.05;

(xii) the Borrower and its Restricted Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash or other Cash Equivalents at Fair Market Value;

(xiii) so long as no Event of Default exists or would result therefrom, (x) any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 10.05; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 9.11 and 10.13, to the extent applicable and (y) any Permitted Acquisition may be consummated in accordance with the requirements of Section 10.05(xii) or Section 10.05(xxii), as applicable;

(xiv) any License Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, any other License Subsidiary which is a Subsidiary Guarantor, so long as (i) the License  Subsidiary which is a Subsidiary Guarantor is the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation, and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such License Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(xv) subject to compliance with Section 9.11 hereof with respect to any assets acquired in connection therewith, Asset Swaps made in accordance with the requirements of the definition thereof, so long as (v) if the Fair Market Value of the assets transferred exceeds $1,000,000 but is less than $50,000,000, the board of directors of the Borrower approves such transfer and exchange, (w) if the Fair Market Value of the assets transferred equals or exceeds $50,000,000, the board of directors of the Borrower approves such transfer and exchange and the Borrower secures an appraisal of the property or assets received given by an unaffiliated third party in form and substance reasonably satisfactory to the Administrative Agent, (x) the Fair Market Value of any property or assets received in connection therewith is at least equal to the Fair Market Value of the property or assets so transferred, (y) each such Asset Swap is effected in connection with an Investment permitted by Section 10.05, and (z) to the extent applicable, any “boot” or other assets received by the Borrower or any Restricted Subsidiary complies with the requirements of clause (y) above and the Net Sale Proceeds of such boot or other assets (and any “boot” received in the form of cash) are applied as (and to the extent) required by Section 5.02(e); and

(xvi) the Borrower and its Restricted Subsidiaries may from time to time sell Equity Interests of Unrestricted Subsidiaries, so long as (v) no Event of Default then exists or would result therefrom, (w) each such sale is an arm’s length transaction and the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale, (y) all (and not less than all) of the Equity Interests of such Unrestricted Subsidiary are sold in accordance with this clause (xvi), and (z) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(e); provided that preceding sub-clause (y) shall not apply to any sale of the Equity Interests of TV One, Reach Media or any of their respective Subsidiaries.

(xvii) the Borrower and its Restricted Subsidiaries may cancel or abandon intellectual property rights which are, in the reasonable business judgment of the Borrower or any Restricted Subsidiary, no longer material to, or no longer used or useful in, the business of the Borrower or such Restricted Subsidiary;

(xviii) the Borrower and its Restricted Subsidiaries may terminate or unwind any Interest Rate Protection Agreement or Other Hedging Agreement in accordance with its terms;

(xix) the Borrower and its Restricted Subsidiaries may dispose of property and assets to the extent they were the subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(xx) the Borrower and its Restricted Subsidiaries may from time to time after the Initial Borrowing Date effect Designated Sales, so long as (v) no Event of Default then exists or would result therefrom, (w) each such sale is an arm’s length transaction and the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale, and (z) the aggregate amount of the cash and non-cash proceeds received from all Designated Sales made pursuant to this clause (xx) shall not exceed $25,000,000 (for this purpose using the Fair Market Value of property other than cash); and

(xxi) the Borrower and its Restricted Subsidiaries may effect dispositions set forth on Schedule 10.02.

                               To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to the Borrower or a Restricted Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect and/or evidence the foregoing.

10.03. Dividends

The Borrower will not, and will not permit any of its Restricted Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Restricted Subsidiaries, except that:

(i) (A) any Restricted Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Domestic Restricted Subsidiary of the Borrower, (B) any Foreign Restricted Subsidiary of the Borrower may pay cash Dividends to any Wholly-Owned Foreign Restricted Subsidiary of the Borrower, (C) any Restricted Subsidiary of the Borrower may pay Dividends to the Borrower or to any 100%-Owned Subsidiary that is a Domestic Restricted Subsidiary and (D) any Foreign Restricted Subsidiary of the Borrower may pay Dividends to any 100%-Owned Subsidiary that is a Foreign Restricted Subsidiary; provided that, in the case of clauses (A) and (B), except in the case of Dividends paid for purposes of paying tax liabilities by a parent company when and as due, no Event of Default exists at the time of payment of any such Dividend;

(ii) any Non-Wholly-Owned Restricted Subsidiary of the Borrower may pay Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Restricted Subsidiary which owns the Equity Interest in the Restricted Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Restricted Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Restricted Subsidiary);

(iii) the Borrower may acquire Equity Interests in connection with the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities by way of cashless exercise;

(iv) the Borrower may retire any shares of Disqualified Preferred Stock by conversion into, or by exchange for, shares of Disqualified Preferred Stock, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of other shares of Disqualified Preferred Stock, provided that such Disqualified Preferred Stock  shall not require the direct or indirect payment of the liquidation preference earlier in time than the final stated maturity of such retired shares of Disqualified Preferred Stock;

(v) the Borrower and its Restricted Subsidiaries may make cash payments in lieu of the issuance of fractional shares of Equity Interests in connection with any transaction permitted under this Agreement;

(vi) the Borrower may pay Dividends on its Qualified Preferred Stock pursuant to the terms thereof through the issuance of additional shares of such Qualified Preferred Stock, provided that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, the Borrower may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued;

(vii) the Borrower may pay cash Dividends on its Equity Interests or redeem, repurchase or otherwise acquire for value in cash, outstanding shares of the Borrower’s Equity Interests (or options or warrants to purchases Borrower Common Stock) not otherwise permitted pursuant to this Section 10.03; provided that (w) no Default or Event of Default then exists or would result therefrom, (x) immediately before and after such payment, redemption, repurchase or acquisition, the Borrower shall be in compliance, on a Pro Forma Basis, with (A) the covenants contained in Sections 10.07 and 10.08 (for purposes of this Section 10.03(vii)(x)(A), solely in the case of the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 10.08 were 0.25 lower than those then in effect for such financial covenant) and (B) a Total Leverage Ratio equal to, or less than, 7.00:1.00, in each case as of the last day of the Calculation Period most recently ended prior to the date of such payment, redemption, repurchase or acquisition, (y) in no event shall the sum of the Dividends permitted by this clause (vii) exceed the Available Basket Amount then in effect and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (x);

(viii) the Borrower may redeem, repurchase or otherwise acquire for value in cash, outstanding shares of the Borrower’s Equity Interests (or options or warrants to purchase Borrower Common Stock) not otherwise permitted pursuant to this Section 10.03; provided that (w) no Event of Default then exists or would result therefrom, (x) immediately before and after such payment, redemption, repurchase or acquisition, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Sections 10.07 and 10.08 (for purposes of this Section 10.03(viii)(x), solely in the case of the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 10.08 were 0.25 lower than those then in effect for such financial covenant) as of the last day of the Calculation Period most recently ended prior to the date of such payment, redemption, repurchase or acquisition, (y) in no event shall the sum of the aggregate amount of all payments, redemptions or repurchases permitted by this clause (viii) exceed the sum of (A) $15,000,000 minus (B) the aggregate amount of all Debt Repurchases made in reliance on Section 10.09(iv)(C) minus (c) the aggregate amount of Investments made (or deemed made) in reliance on Section 10.05(xxiii) and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (x);

(ix) the Borrower may redeem, repurchase or otherwise acquire for value, at any time on or after the date that is two and one-half years after the Effective Date, outstanding shares of the Borrower’s Equity Interests (or options or warrants to purchase Borrower Common Stock) (x) in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Preferred Stock and Designated Preferred Stock) or (y) from the Net Cash Proceeds of the substantially concurrent cash contribution to the common equity capital of the Borrower (other than from any Subject Entity), provided that the amount of any such Net Cash Proceeds utilized for such purpose will be excluded for purposes of the determination of the Available Basket Amount;

(x) the Borrower may declare and pay Dividends or other payments or distributions on account of the Borrower’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower) or redeem, repurchase, retire, defease or otherwise acquire any Equity Interests of the Borrower in connection with a substantially concurrent Going Private Transaction (i) out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Preferred Stock and Designated Preferred Stock) or (ii) from the Net Cash Proceeds of substantially concurrent cash contribution to the common equity capital of the Borrower; provided that the amount of any such Net Cash Proceeds that are utilized for any such Dividend, redemption, repurchase, retirement, defeasance or other acquisition of the Borrower’s Equity Interests will be excluded for purposes of the determination of the Available Basket Amount; and

(xi) the Borrower may redeem, repurchase or otherwise acquire for value in cash, outstanding shares of the Borrower’s Equity Interests (or options or warrants to purchase Borrower Common Stock) not otherwise permitted pursuant to this Section 10.03; provided that (w) no Default or Event of Default then exists or would result therefrom, (x) immediately before and after such redemption, repurchase or acquisition, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Sections 10.07 and 10.08 as of the last day of the Calculation Period most recently ended prior to the date of such payment, redemption, repurchase or acquisition (for purposes of this Section 10.03(xi)(x), solely in the case of the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 10.08 were 0.25 lower than those then in effect for such financial covenant), (y) in no event shall the sum of the aggregate principal amount of all payment, redemptions or repurchase permitted by this clause (xi) exceed the Designated Sales Basket Amount then in effect and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (x).

10.04. Indebtedness

The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents; provided that the sum of (a) the aggregate outstanding principal amount of all Loans plus (b) the aggregate amount of all Letter of Credit Outstandings plus (c) for so long as TV One is a Designated Entity, the aggregate outstanding amount of TV One Indebtedness, shall not exceed at any time outstanding the Credit Facility Debt Cap;

(ii) Scheduled Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule 8.20 (as reduced by any repayments of principal thereof other than with the proceeds of Permitted Refinancing Indebtedness), without giving effect to any subsequent extension, renewal or refinancing thereof except through one or more issuances of Permitted Refinancing Indebtedness in respect thereof;

(iii) Indebtedness of the Borrower under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Restricted Subsidiaries against fluctuations in currency values in connection with the Borrower’s or any of its Restricted Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(iv) Indebtedness of the Borrower and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations, mortgage financings and purchase money Indebtedness described in Section 10.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations, mortgage financings and purchase money Indebtedness permitted by this clause (iv) exceed $2,500,000 at any time outstanding;

(v) Indebtedness constituting Intercompany Loans to the extent permitted by Section 10.05(viii) or other Intercompany Debt otherwise permitted by Section 10.05;

(vi) Indebtedness consisting of guaranties (x) by the Borrower and Subsidiary Guarantors of each other’s Indebtedness and lease and other contractual obligations not restricted by the terms of this Agreement, (y) by Wholly-Owned Foreign Restricted Subsidiaries of the Borrower of each other’s Indebtedness and lease and other contractual obligations not restricted by the terms of this Agreement and (z) by Restricted Subsidiaries who are not Subsidiary Guarantors of each other’s Indebtedness and lease and other contractual obligations not restricted by the terms of this Agreement;

(vii) Indebtedness of a Restricted Subsidiary (other than a License Subsidiary) of the Borrower acquired pursuant to a Permitted Acquisition or other permitted Investment (or Indebtedness assumed at the time of a Permitted Acquisition or other permitted Investment of an asset securing such Indebtedness) (any such Indebtedness, “Permitted Acquired Debt”) and Permitted Refinancing Indebtedness in respect thereof, provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other permitted Investment and (y) the aggregate principal amount of all Indebtedness permitted by this clause (vii) shall not exceed $1,000,000 at any one time outstanding;

(viii) Indebtedness arising from customary cash management services, netting arrangements, automated clearing house transfers, or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five Business Days of its incurrence;

(ix) Indebtedness of the Borrower and its Restricted Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business;

(x) Indebtedness evidenced by the Existing Letters of Credit and the Borrower’s continuing reimbursement obligations in respect thereof pursuant to the Existing Credit Agreement; provided that the Existing Letters of Credit and the Borrower’s reimbursement obligations in respect thereof are at all times back-stopped by a Letter of Credit issued hereunder;

(xi) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Borrower or any of its Restricted Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months;

(xii) Indebtedness of the Borrower or any of its Restricted Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the disposition of assets in accordance with the requirements of this Agreement, so long as the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including the Fair Market Value of non cash proceeds) actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

(xiii) [Intentionally Omitted];

(xiv) Permitted Unsecured Debt and guaranties thereof by the Subsidiary Guarantors; provided that (w) no Default or Event of Default then exists or would result therefrom, (x) immediately after the incurrence of such Indebtedness, the Borrower shall be in compliance, on a Pro Forma Basis, with (A) the covenants contained in Sections 10.07 and 10.08 (for purposes of this Section 10.04(xiv)(x)(A), solely in the case of the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 10.08 were 0.25 lower than those then in effect for such financial covenant) and (B) a Total Leverage Ratio equal to, or less than, 7.00:1.00, in each case determined as of the last day of the Calculation Period most recently ended prior to the date of the incurrence of such Indebtedness, (y) all of the Equity Interests of TV One owned by the Borrower and the Subsidiary Guarantors have been pledged as Collateral pursuant to the Security Documents and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (x);

(xv) Indebtedness of the Borrower and guaranties thereof by the Subsidiary Guarantors under (x) the Existing 2013 Notes Indenture and the other Existing 2013 Notes Documents in an aggregate principal amount not to exceed $747,000 (less the amount of any repayments of principal thereof made after the Effective Date), and (y) the Exchange Notes Indenture and the other Exchange Notes Documents in an aggregate principal amount not to exceed $286,794,302 plus any accrued pay-in-kind or capitalized interest (less the amount of any repayments of principal thereof made after the Effective Date);

(xvi) Permitted Subordinated Debt and guaranties thereof by the Subsidiary Guarantors; provided that (x) no Default or Event of Default then exists or would result therefrom, (y) immediately after the incurrence of such Indebtedness, the Borrower shall be in compliance, on a Pro Forma Basis, with (A) the covenants contained in Sections 10.07 and 10.08 (for purposes of this Section 10.04(xvi)(y)(A), solely in the case of the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 10.08 were 0.25 lower than those then in effect for such financial covenant) and (B) a Total Leverage Ratio equal to, or less than, 7.00:1.00, in each case determined as of the last day of the Calculation Period most recently ended prior to the date of the incurrence of such Indebtedness and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (y);

(xvii) Permitted Refinancing Indebtedness incurred in respect of (and to refinance) Indebtedness theretofore outstanding (and permitted to be outstanding) pursuant to clauses (ii), (xiv), (xv) and (xvi) of this Section 10.04 and otherwise in accordance with Section 10.09(iv)(D);

(xviii) [Intentionally Omitted]; and

(xix) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Borrower and the Subsidiary Guarantors (except the License Subsidiaries), so long as the aggregate principal amount of all Indebtedness permitted by this clause (xix) does not exceed $10,000,000 at any one time outstanding, which Indebtedness shall be unsecured unless otherwise permitted under Section 10.01.

10.05. Advances, Investments and Loans

The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to another Person, or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by, such other Person, together with all items that are barter contributions or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP, or hold any cash or cash equivalents or purchase or otherwise acquire (in one or a series of related transactions) all or a substantial portion of the property or assets or business of another Person or assets constituting a business unit, line of business, division or Station of any Person (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) the Borrower and its Restricted Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Restricted Subsidiary;

(ii) the Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) the Borrower and its Restricted Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described on Schedule 10.05A (and any increase in the value of such Investments not resulting from an additional Investment), provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(iv) the Borrower and its Restricted Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Borrower and its Restricted Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi) the Borrower and its Restricted Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of the Borrower Common Stock (so long as no cash is actually advanced by Borrower or any of its Restricted Subsidiaries in connection with the acquisition of such obligations);

(vii) the Borrower may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 10.04(iii);

(viii) (I) the Borrower may make Investments in any Subsidiary Guarantor which is a Wholly-Owned Domestic Restricted Subsidiary, (II) any Subsidiary Guarantor may make Investments in the Borrower or any other Subsidiary Guarantor which is a Wholly-Owned Domestic Restricted Subsidiary, (III) the Borrower and its Domestic Restricted Subsidiaries may make Investments in any Wholly-Owned Foreign Restricted Subsidiary, (IV) any Restricted Subsidiary which is not a Credit Party may make Investments in any Credit Party and (V) any Foreign Restricted Subsidiary may make Investments in any other Foreign Restricted Subsidiary that is a Wholly-Owned Restricted Subsidiary (with any Investments in the form of intercompany loans and advances referred to in preceding clauses (I) through (V) being collectively called the “Intercompany Loans”); provided, that (s) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to preceding sub-clause (III) of this clause (viii), when added to the amount of all other Investments theretofore made pursuant to preceding sub-clause (III) (for this purposes, taking the Fair Market Value of any property (other than cash) so invested at the time of such Investment), exceed $5,000,000 (determined without regard to any write-downs or write-offs of such Investments and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), (t) no Intercompany Loan may be made pursuant to subclause (III) above at any time that a Default or  Event of Default has occurred and its continuing, (u) each Intercompany Loan shall be evidenced by an Intercompany Note, (v) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the Pledge Agreement, (w) each Intercompany Loan made by any Restricted Subsidiary of the Borrower that is not a Credit Party to a Credit Party shall be subject to the subordination provisions contained in the respective Intercompany Note, (x) in the case of any contribution pursuant to preceding sub-clauses (I) and (II), any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken, (y) no Investment constituting a purchase of Equity Interests shall be permitted pursuant to sub-clause (I) or (II) in any new Restricted Subsidiary which concurrently becomes a Credit Party and (z) any Investment made to any Subsidiary Guarantor or any Wholly-Owned Foreign Restricted Subsidiary pursuant to this clause (viii) shall cease to be permitted by this clause (viii) if such Subsidiary Guarantor or Wholly-Owned Foreign Restricted Subsidiary, as the case may be, ceases to constitute a Subsidiary Guarantor that is a Wholly-Owned Domestic Restricted Subsidiary or a Wholly-Owned Foreign Restricted Subsidiary, as the case may be;

(ix) the Borrower and its Restricted Subsidiaries may make Investments in deposit accounts and securities accounts maintained by the Borrower or such Restricted Subsidiary, as the case may be, so long as the Collateral Agent has a perfected, first-priority security interest therein as, and to the extent, required by the Security Agreement;

(x) the Borrower and its Restricted Subsidiaries may own the Equity Interests of their respective Restricted Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Restricted Subsidiaries are independently justified under another provision of this Section 10.05);

(xi) Contingent Obligations permitted by Section 10.04, to the extent constituting Investments;

(xii) the Borrower and each Wholly-Owned Restricted Subsidiary of the Borrower may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition) (a) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (b) the Borrower shall have given to the Administrative Agent and the Lenders at least 5 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (c) the Aggregate Consideration attributable to all Persons and assets purchased or acquired pursuant to all Permitted Acquisitions which do not become Credit Parties or Collateral, as applicable, directly held by a Credit Party (for this purpose, excluding as Collateral the value of Equity Interests of Persons so acquired that are not Domestic Restricted Subsidiaries that are 100%-Owned Subsidiaries and Subsidiary Guarantors) shall not, when combined with the aggregate amount of Investments made in reliance on Section 10.05(xviii), exceed $15,000,000; (d) calculations are made by the Borrower demonstrating compliance with the financial covenants contained in Sections 10.07 and 10.08 for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition had occurred on the first day of such Calculation Period (for purposes of this Section 10.05(xii), solely in the case of the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 10.08 were 0.25 lower than those then in effect for such financial covenant); (e) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (f) the Borrower shall have taken, or caused to be taken, all actions then required by Sections 9.11 and 10.13 in connection with such Permitted Acquisition; and (g) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its Authorized Officer, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (a) through (f), inclusive, and containing the calculations (in reasonable detail) required by preceding clause (d);

(xiii) the Borrower and its Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Sections 10.02;

(xiv) the Borrower and its Restricted Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Restricted Subsidiary;

(xv) Asset Swaps may be consummated in accordance with the definition thereof and Section 10.02(xv);

(xvi) Investments by the Borrower or any of its Wholly-Owned Domestic Restricted Subsidiaries in an Unrestricted Subsidiary that is engaged in a Permitted Business in an aggregate amount not to exceed the amount of cash proceeds of any Designated TV One Disposition Distribution designated to be invested pursuant to clause (b) of the definition thereof; provided that (x) no Default or Event of Default then exists or would result therefrom, (y) immediately before and after any such Investment, the Borrower shall be in compliance, on a Pro Forma Basis, with (A) the covenants contained in Sections 10.07 and 10.08 (for purposes of this Section 10.05(xvi)(x)(A), solely in the case of the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 10.08 were 0.25 lower than those then in effect for such financial covenant) and (B) a Total Leverage Ratio equal to, or less than, 7.00:1.00, in each case as of the last day of the Calculation Period most recently ended prior to the date of such Investment, and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (y);

(xvii) the Borrower and its Restricted Subsidiaries may make additional Investments; provided that (w) no Default or Event of Default then exists or would result therefrom, (x) immediately before and after such Investment, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Sections 10.07 and 10.08 as of the last day of the Calculation Period most recently ended prior to the date of such Investment (for purposes of this Section 10.05(xvii)(x), solely in the case of the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 10.08 were 0.25 lower than those then in effect for such financial covenant), (y) in no event shall the aggregate amount of all Investments made in reliance on this clause (xvii) exceed the Designated Sales Basket Amount then in effect and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (x);

(xviii) the Borrower and each Wholly-Owned Restricted Subsidiary of the Borrower may from time to time make Investments in Joint Ventures, so long as (a) no Default or Event of Default shall have occurred and be continuing at the time of such Investment or immediately after giving effect thereto; (b) the aggregate amount of Investments made in reliance on this clause (xviii), taken together with the aggregate amount of Investments made in reliance on Section 10.05(xii)(c), does not exceed $15,000,000; (c) calculations are made by the Borrower demonstrating compliance with the financial covenants contained in Sections 10.07 and 10.08 for the respective Calculation Period on a Pro Forma Basis as if the respective Investment had occurred on the first day of such Calculation Period (for purposes of this Section 10.05(xviii), solely in the case of the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 10.08 were 0.25 lower than those then in effect for such financial covenant); (d) the Borrower shall have taken, or caused to be taken, all actions then required by Sections 9.11 and 10.13 in connection with such Investment; and (e) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its Authorized Officer, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (a) through (d), inclusive, and containing the calculations (in reasonable detail) required by preceding clause (c);

(xix) the Borrower and its Restricted Subsidiaries may make the Investments described on Schedule 10.05B;

(xx) [Intentionally Omitted];

(xxi) any Subsequent TV One Investment (A) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower or, for so long as TV One remains a Designated Entity but is not otherwise a Subsidiary, TV One) of, Equity Interests of the Borrower (other than Disqualified Stock and Designated Preferred Stock) or (B) from the net cash proceeds of a substantially concurrent cash contribution to the equity capital of the Borrower or any Restricted Subsidiary (other than cash from the Borrower, a Restricted Subsidiary, Reach Media or, for so long as TV One remains a Designated Entity, TV One); provided, that in each case, no Default or Event of Default shall have occurred and be continuing or result therefrom; and provided, further, that the amount of any net cash proceeds received pursuant to clause (B) that are utilized for a Subsequent TV One Investment will be excluded from clause (a)(ii) of the definition of “Available Basket Amount”;

(xxii) the Borrower and its Restricted Subsidiaries may make additional Investments not otherwise permitted pursuant to this Section 10.05; provided that (w) no Default or Event of Default then exists or would result therefrom, (x) immediately before and after any such Investment, the Borrower shall be in compliance, on a Pro Forma Basis, with (A) the covenants contained in Sections 10.07 and 10.08 (for purposes of this Section 10.05(xxii)(x)(A), solely in the case of the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 10.08 were 0.25 lower than those then in effect for such financial covenant) and (B) a Total Leverage Ratio equal to, or less than, 7.00:1.00, in each case as of the last day of the Calculation Period most recently ended prior to the date of such Investment, (y) in no event shall the sum of the Investments made pursuant to this clause (xxii) exceed the Available Basket Amount then in effect and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (x);

(xxiii) the Borrower and its Restricted Subsidiaries may make additional Investments (including, without limitation, Permitted Acquisitions); provided that (w) no Event of Default then exists or would result therefrom, (x) immediately before and after any such Investment, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Sections 10.07 and 10.08 (for purposes of this Section 10.05(xxiii)(x), solely in the case of the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 10.08 were 0.25 lower than those then in effect for such financial covenant) as of the last day of the Calculation Period most recently ended prior to the date of such Investment, (y) in no event shall the sum of the aggregate amount of all Investments permitted by this clause (xxiii) exceed the sum of (A) $15,000,000 minus (B) the aggregate amount of Debt Repurchases made in reliance on Section 10.09(iv)(C) minus (C) the aggregate amount of Dividends made in reliance on Section 10.03(viii) minus (D) the aggregate amount of Investments deemed made pursuant to the last sentence of this Section 10.05, if the Borrower elects in writing to charge such Investment to this clause (xxiii) as provided below; and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (x);

(xxiv) Investments consisting of advances to customers or extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(xxv) the Borrower and its Restricted Subsidiaries may make Investments due to intercompany advances or payables resulting from any transactions between or among the Borrower or any of its Restricted Subsidiaries, on the one hand, and either TV One or Reach Media, on the other hand, in either case with respect to transactions involving network, syndication, advertising, back office, technology support or personnel services, in each case, entered into in the ordinary course of the Borrower’s business, provided that the aggregate amount of Investments made pursuant to this clause (xxv) shall not exceed $5,000,000 at any one time outstanding;

(xxvi) the Borrower and its Restricted Subsidiaries may make Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices; and

(xxvii) so long as no Default or Event of Default then exists or would result therefrom, in addition to Investments permitted by clauses (i) through (xxvi) of this Section 10.05, the Borrower and its Restricted Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xxvii) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $10,000,000.

                               For so long as TV One remains an Unrestricted Subsidiary under this Agreement, any Investments made by TV One or any of its Subsidiaries, if any, in any Radio One Securities will be deemed to be Investments made by the Borrower for purposes of this Agreement.  If such Investment is deemed to be made by the Borrower as provided above and is not permitted to be made by the Borrower as of such date pursuant to Section 10.05(xxii) or (xxiii) (as elected by the Borrower in a writing to the Administrative Agent), then the Borrower will be in default of this Section 10.05.

10.06. Transactions with Affiliates

                                (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Restricted Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Restricted Subsidiary as would reasonably be obtained by the Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i) Dividends may be paid to the extent provided in Section 10.03;

(ii) loans may be made and other transactions may be entered into by the Borrower and its Restricted Subsidiaries to the extent permitted by Sections 10.01, 10.02, 10.04, 10.05 and 10.09;

(iii) customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Restricted Subsidiaries who are not otherwise Affiliates of the Borrower;

(iv) (a) the Borrower may issue Borrower Common Stock and Qualified Preferred Stock, and (b) Restricted Subsidiaries may issue Equity Interests to the extent permitted by Section 10.11;

(v) the Borrower and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, consulting arrangements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(vi) Restricted Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Wholly-Owned Domestic Restricted Subsidiary of the Borrower that is a Subsidiary Guarantor;

(vii) transactions pursuant to any agreement in effect on the Initial Borrowing Date, as such agreement may be amended, modified or supplemented from time to time; provided that any such amendment, modification or supplement (taken as a whole) will not be more disadvantageous to the Borrower in any material respect than such agreement as it was in effect on the Initial Borrowing Date;

(viii) transactions between or among the Borrower or any of its Restricted Subsidiaries and either TV One or Reach Media, in either case with respect to transactions involving network, syndication, advertising, back-office, technology support or personnel services, in each case, entered into in the ordinary course of the Borrower’s business;

(ix) any Subsequent TV One Investment;

(x) any transactions solely between or among the Credit Parties not otherwise prohibited by this Agreement; and

(xi) any transactions with Affiliates listed on Schedule 10.06.

                                Notwithstanding anything to the contrary contained above in this Section 10.06(a), in no event shall the Borrower or any of its Restricted Subsidiaries pay any management, consulting or similar fee to any of their respective Affiliates except as specifically provided in clause (vi) of this Section 10.06(a). Each Subject Affiliate Transaction shall be subject to this Section 10.06(a), with each affected Unrestricted Subsidiary and, for so long as TV One remains a Designated Entity, TV One to be bound by this Section 10.06(a) as a “Restricted Subsidiary” as contemplated by clause (iii) of the proviso appearing in the definition of “Unrestricted Subsidiary”.

 (b) Until the earlier of (x) the date on which TV One ceases to be a Designated Entity or (y) the date on which the Exchange Notes Documents (and, if applicable, the Permitted Refinancing Debt Documents governing any Permitted Refinancing thereof) are modified, replaced and/or refinanced in a manner that results in the elimination of the covenant therein that corresponds to this Section 10.06(b), the Borrower shall be required to comply with the provisions of this Section 10.06(b) with respect to any event or circumstance that would otherwise constitute any transaction under the first paragraph of Section 10.06(a) above that is between or among TV One or any of its Subsidiaries, if any, and any other Affiliate of the Borrower (a “TV One Affiliate Transaction”); provided that in each such case such standards shall relate to TV One or the relevant Subsidiaries of TV One instead of the Borrower and its Restricted Subsidiaries.

10.07. Interest Expense Coverage Ratio

The Borrower will not permit the Interest Expense Coverage Ratio for any Test Period ending on the last day of any Fiscal Quarter of the Borrower set forth below to be less than the ratio set forth opposite such Fiscal Quarter below:

Fiscal Quarter Ending	Ratio
June 30, 2011	1.25:1.00
September 30, 2011	1.25:1.00
December 31, 2011	1.25:1.00
March 31, 2012	1.25:1.00
June 30, 2012	1.25:1.00
September 30, 2012	1.25:1.00
December 31, 2012	1.25:1.00
March 31, 2013	1.25:1.00
June 30, 2013	1.25:1.00
September 30, 2013	1.25:1.00
December 31, 2013	1.25:1.00
March 31, 2014	1.25:1.00
June 30, 2014	1.25:1.00
September 30, 2014	1.25:1.00
December 31, 2014	1.25:1.00
March 31, 2015	1.25:1.00
June 30, 2015	1.25:1.00
September 30, 2015	1.25:1.00
December 31, 2015 and the last day of each Fiscal Quarter of the Borrower thereafter	1.50:1.00

10.08. Leverage Ratios

(a) The Borrower will not permit the Total Senior Secured Leverage Ratio on the last day of any Fiscal Quarter of the Borrower set forth below to be greater than the ratio set forth opposite such Fiscal Quarter below:

Fiscal Quarter Ending	Ratio
June 30, 2011	5.25:1.00
September 30, 2011	5.00:1.00
December 31, 2011	5.00:1.00
March 31, 2012	4.75:1.00
June 30, 2012	4.50:1.00
September 30, 2012	4.50:1.00
December 31, 2012	4.50:1.00
March 31, 2013	4.00:1.00
June 30, 2013	4.00:1.00
September 30, 2013	4.00:1.00
December 31, 2013	3.75:1.00
March 31, 2014	3.75:1.00
June 30, 2014	3.75:1.00
September 30, 2014	3.75:1.00
December 31, 2014	3.25:1.00
March 31, 2015	3.25:1.00
June 30, 2015	3.25:1.00
September 30, 2015	3.25:1.00
December 31, 2015 and the last day of each Fiscal Quarter of the Borrower thereafter	2.75:1.00

(b) The Borrower will not permit the Total Leverage Ratio on the last day of any Fiscal Quarter of the Borrower set forth below to be greater than the ratio set forth opposite such Fiscal Quarter below:

Fiscal Quarter Ending	Ratio
June 30, 2011	9.25:1.00
September 30, 2011	9.25:1.00
December 31, 2011	9.25:1.00
March 31, 2012	9.00:1.00
June 30, 2012	8.75:1.00
September 30, 2012	8.50:1.00
December 31, 2012	8.50:1.00
March 31, 2013	8.00:1.00
June 30, 2013	8.00:1.00
September 30, 2013	8.00:1.00
December 31, 2013	7.50:1.00
March 31, 2014	7.50:1.00
June 30, 2014	7.50:1.00
September 30, 2014	7.50:1.00
December 31, 2014	6.50:1.00
March 31, 2015	6.50:1.00
June 30, 2015	6.50:1.00
September 30, 2015	6.50:1.00
December 31, 2015 and the last day of each Fiscal Quarter of the Borrower thereafter	6.00:1.00

10.09.  Modifications Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.

                                The Borrower will not, and will not permit any of its Restricted Subsidiaries to:

(i) [Intentionally Omitted];

(ii) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Equity Interests (including Qualified Preferred Stock), or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (ii) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

(iii) enter into any new tax sharing agreement, tax allocation agreement or similar agreement or, after the entry of any such agreement, amend, modify or change any provision of any such agreement in a manner materially adverse to the Lenders, in any case without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned);

(iv) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar required “repurchase” event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Existing Notes, any Permitted Unsecured Debt, any Subordinated Indebtedness (including Permitted Subordinated Debt) or any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness (any such payment, prepayment, redemption, repurchase of other acquisition, a “Debt Repurchase”), except:

(A) the Borrower and its Restricted Subsidiaries may at any time effect a Debt Repurchase of any Exchange Notes, any Permitted Unsecured Debt, any  Subordinated Indebtedness (including Permitted Subordinated Debt) and any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness (and give any notice in respect thereof) (but excluding the Existing 2013 Notes); provided that (v) no Default or Event of Default then exists or would result therefrom, (w) immediately before and after such Debt Repurchase, the Borrower shall be in compliance, on a Pro Forma Basis, with (a) with the covenants contained in Sections 10.07 and 10.08 (for purposes of this Section 10.09(iv)(A)(w)(a), solely in the case of the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 10.08 were 0.25 lower than those then in effect for such financial covenant) and (b) except in the case of a Debt Repurchase made in reliance on subclause (II) of clause (x) below, a Total Leverage Ratio equal to, or less than, 7.00:1.00, in each case as of the last day of the Calculation Period most recently ended prior to the date of such Debt Repurchase, (x) in no event shall the sum of the Debt Repurchases made pursuant to this clause (iv)(A) exceed the sum of (I) the Available Basket Amount then in effect plus (II) the Designated Sales Basket Amount then in effect, (y) any Indebtedness subject to a Debt Repurchase is permanently canceled, and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (v), (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (w) and identifying whether such Debt Repurchase is made in reliance on subclause (I) or (II) (or both) of preceding clause (x);

(B) the Borrower and its Restricted Subsidiaries may at any time effect a Debt Repurchase of any Existing 2013 Notes (and give any notice in respect thereof); provided that (w) no Default or Event then exists or would result therefrom, (x) immediately before and after such Debt Repurchase, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Sections 10.07 and 10.08 as of the last day of  the Calculation Period most recently ended prior to the date of such Debt Repurchase, (y) any Existing 2013 Notes subject to a Debt Repurchase are permanently canceled, and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (x);

(C) the Borrower and its Restricted Subsidiaries may at any time effect a Debt Repurchase of any Exchange Notes, any Permitted Unsecured Debt, any Subordinated Indebtedness and any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness not otherwise permitted by this Section 10.09 (and give any notice in respect thereof); provided that (v) no Event of Default then exists or would result therefrom, (w) immediately before and after such Debt Repurchase, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Sections 10.07 and 10.08 (for purposes of this Section 10.09(iv)(C)(w), solely in the case of the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 10.08 were 0.25 lower than those then in effect for such financial covenant) as of the last day of the Calculation Period most recently ended prior to the date of such Debt Repurchase, (x) in no event shall the sum of the aggregate amount of all Debt Repurchases made pursuant to this clause (iv)(C) exceed the sum of (A) $15,000,000 minus (B) the aggregate amount of all Dividends made in reliance on Section 10.03(viii) minus (C) the aggregate amount of Investments made (or deemed made) in reliance on Section 10.05(xxiii), (y) any such Indebtedness subject to a Debt Repurchase is permanently canceled and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (v), (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (w); and

(D) the Borrower and its Restricted Subsidiaries may at any time refinance any Exchange Notes, any Permitted Unsecured Debt and any Subordinated Indebtedness (and any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness) pursuant to a Permitted Refinancing thereof; provided that (x) immediately before and after such refinancing, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Sections 10.07 and 10.08 as of the last day of the Calculation Period most recently ended prior to the date of such Debt Repurchase, and (y) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clause (x) and the definition of “Permitted Refinancing” and containing the calculations of compliance (in reasonable detail) with preceding clause (x);

(v) amend, modify or waive or permit the amendment, modification or waiver of, any provision of any Existing Notes Document or, on and after the execution and delivery thereof, any Permitted Subordinated Debt Document, any Permitted Unsecured Debt Document or any Permitted Refinancing Debt Documents in respect of any of the foregoing Indebtedness that, in any such case, is adverse to the interests of the Lenders in any material respect (other than any such amendment or modification that (i) makes the provisions thereof less restrictive on the Borrower and its Subsidiaries (taken as a whole) (including with respect to any representation, warranty, covenant, default or event of default), (ii) reduces interest rates, prepayment premiums, commissions or fees paid (or to be paid) by the Borrower or any of its Restricted Subsidiaries in connection therewith, or (iii) extends the stated maturity of any Indebtedness thereunder,  in each case so long as no fees (or any economically equivalent payment) are paid to any lender, holder or other Person required to consent to, or otherwise approve, any such amendment or modification; provided that the foregoing provisions of this clause (v) shall not be construed to apply to a refinancing of any Exchange Notes, any Permitted Unsecured Debt or any Subordinated Indebtedness (or any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness) effected in accordance with the requirements of Section 10.09(iv)(D);

(vi)  designate any Indebtedness (or related interest obligations) as “Designated Senior Debt” (or similar term) under, and as defined in, the Existing Notes Indentures and, after the execution and delivery thereof, any Permitted Subordinated Debt Document and any Permitted Refinancing Debt Documents governing any Subordinated Indebtedness, except for the Obligations; and

(vii) in the case of a Restricted Subsidiary, permit any such Restricted Subsidiary to operate, manage or direct the day-to-day operations of any of its Stations unless it has entered into an Operating Agreement with a License Subsidiary and such Operating Agreement is in full force and effect.

                                In addition to the foregoing, if TV One shall amend or modify, or permit the amendment or modification of, any Permitted TV One Debt Document or, on and after the execution and delivery thereof, any Permitted Refinancing Debt Documents governing Permitted Refinancing Indebtedness in respect of foregoing Indebtedness that, in any such case, would, taken as a whole with all such amendments and modifications, make more restrictive, or less favorable from the perspective of the Borrower, TV One and the Lenders, the provisions governing the rights of TV One to make and pay dividends and distributions than those contained in the Permitted TV One Indenture (as in effect on the Initial Borrowing Date), then the occurrence of such amendment or modification shall be a breach of, and default under, this Section 10.09.

10.10. Limitation on Certain Restrictions on Restricted Subsidiaries

The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its Equity Interest or participation in its profits owned by the Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to the Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, rule, regulation or order, (ii) this Agreement and the other Credit Documents, (iii) the Existing 2013 Notes Documents, the Exchange Notes Documents and, after the execution and delivery thereof, the Permitted Subordinated Debt Documents, the Permitted Unsecured Debt Documents and any Permitted Refinancing Debt Documents governing Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Restricted Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement or other contract (and in each case, any assets subject thereto) entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(iii), (vi), (vii), (x), (xv) or (xvi); (viii) any agreement or instrument governing Permitted Acquired Debt, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition or Investment and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or Investment; (ix) restrictions applicable to any joint venture that is a Restricted Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 10.05 or a Permitted Acquisition effected in accordance with Section 10.05(xii); provided that the restrictions applicable to such joint venture are not made more burdensome, from the perspective of the Borrower and its Restricted Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition, (x) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis, (xi) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business, and (xii) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (viii) above, provided, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (viii).

10.11. Limitation on Issuance of Equity Interests

(a)  The Borrower will not issue (directly or indirectly through an increase in the liquidation value) (i) any Preferred Equity (other than Designated Preferred Stock and Disqualified Preferred Stock issued pursuant to clause (c) below and Qualified Preferred Stock) or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Borrower.

(b) The Borrower will not permit any of its Restricted Subsidiaries to issue any Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interests, except (i) for transfers and replacements of then outstanding shares of Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of the Borrower or any of its Restricted Subsidiaries (taken as a whole) in any class of the Equity Interests of such Restricted Subsidiary, (iii) in the case of Foreign Restricted Subsidiaries of the Borrower, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than the Borrower and its Restricted Subsidiaries to the extent required under applicable law, (iv) for issuances by Restricted Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement, (v) in the case of the Equity Plan Unit Subsidiaries only, for issuances of non-voting equity plan units in accordance with the organizational documents of such Restricted Subsidiary as in effect on the Closing Date, and (vi) for issuances of Preferred Equity Interests to any other Restricted Subsidiary that is a 100%-Owned Subsidiary; provided that, except as provided in preceding clause (vi), in no event shall any Restricted Subsidiary issue any Preferred Equity or any redeemable common stock or other redeemable common Equity Interests (other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of such Restricted Subsidiary).

(c) The Borrower may from time to time issue Disqualified Preferred Stock and Designated Preferred Stock (including by way of an increase in the liquidation value thereof to pay in kind regularly scheduled Dividends thereon), so long as (i) except in connection with an issuance of additional shares of Disqualified Preferred Stock  or Designated Preferred Stock, as applicable, or an increase in the liquidation value of Disqualified Preferred Stock or Designated Preferred Stock, as applicable, to pay in kind regularly scheduled Dividends on then outstanding Disqualified Preferred Stock, no Event of Default shall exist at the time of any such issuance or immediately after giving effect thereto, (ii) immediately after giving effect to such issuance, the Borrower shall be in compliance, on a Pro Forma Basis, with (A) the covenants contained in Sections 10.07 and 10.08 (for purposes of this Section 10.11(c)(ii)(A), solely in the case of the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 10.08 were 0.25 lower than those then in effect for such financial covenant) and (B) have a Total Leverage Ratio equal to, or less than, 7.00:1.00, in each case as of the last day of the Calculation Period most recently ended prior to the date of such issuance, and (iii) except in connection with an issuance of additional shares of Disqualified Preferred Stock or Designated Preferred Stock, as applicable, or an increase in the liquidation value of Disqualified Preferred Stock or Designated Preferred Stock, as applicable, to pay in kind regularly scheduled Dividends on then outstanding Disqualified Preferred Stock or Designated Preferred Stock, as applicable, the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii) and containing the calculations of compliance (in reasonable detail) with preceding clause (ii).

(d) Notwithstanding the foregoing, (i) the Borrower will not issue any Preferred Equity (other than Designated Preferred Stock) that requires the declaration or payment of Dividends or other distributions (other than Dividends or distributions payable in Equity Interests (other than Disqualified Preferred Stock) or an increase in the liquidation value thereof) and (ii) any Disqualified Preferred Stock and Designated Preferred Stock issued by the Borrower (and all related obligations) shall be subordinated in right of payment to the prior payment in full of all Obligations (other than contingent obligations) on terms reasonably satisfactory to the Administrative Agent and in any event to no lesser extent than the Exchange Notes are subordinated in right of payment to the Obligations pursuant to the terms of the Exchange Notes Documents.

10.12. Business; etc.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage directly or indirectly in any business other than a Permitted Business.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, until TV One ceases to constitute a Designated Entity, the Borrower will not permit ROCH to not engage in any business or own any significant assets or have any material liabilities other than (i) its ownership of the Equity Interests of TV One, (ii) those liabilities which it is responsible for (x) under this Agreement and the other Documents to which it is a party and (y) in respect of the Existing Notes Documents, any Permitted Unsecured Debt Documents, any Permitted Subordinated Debt Documents and any Permitted Refinancing Debt Documents in respect of the foregoing, provided that the ROCH may engage in those activities that are incidental or reasonably related to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

(c) Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Borrower will not permit Reach Media Holdco to engage in any business or own any significant assets or have any material liabilities (or commingle any money or other assets of the Borrower or any Restricted Subsidiary with Reach Media Holdco) other than (i) its ownership of the Equity Interests of Reach Media, (ii) those liabilities which it is responsible for (x) under this Agreement and the other Documents to which it is a party and (y) in respect of the Existing Notes Documents, any Permitted Unsecured Debt Documents, any Permitted Subordinated Debt Documents and any Permitted Refinancing Debt Documents in respect of the foregoing, provided that Reach Media Holdco engage in those activities that are incidental or reasonably related to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

(d) Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Borrower will not permit any License Subsidiary to (i) own or hold any significant assets (including the ownership of stock or any other Equity Interests in any Person) other than Operating Agreements and FCC Licenses and other Authorizations issued by the FCC related to its Stations, (ii) engage in any business other than the holding, acquisition and maintenance of FCC Licenses and other Authorizations issued by the FCC, (iii) be an Unrestricted Subsidiary, (iv) have any Investments in any other Person other than the Borrower or (v) owe any Indebtedness (other than pursuant to the Existing 2013 Notes Documents, the Exchange Notes Documents and, after the execution and delivery thereof, the Permitted Unsecured Debt Documents, the Permitted Subordinated Debt Documents and any Permitted Refinancing Debt Documents in respect of any of the foregoing Indebtedness) to any Person other than the Borrower and its Restricted Subsidiaries; provided that each License Subsidiary may engage in those activities that are incidental or reasonably related to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

(e) Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Borrower will not permit any Pass-Through Foreign Holding Company to engage in any business or own any significant assets or have any material liabilities other than its ownership of the Equity Interests and Intercompany Debt of Foreign Restricted Subsidiaries, those related to its ownership of such Equity Interests, Intercompany Debt and cash and Cash Equivalents held temporarily before Dividend or Investment to or in another Person as permitted by this Agreement; provided that such Pass-Through Foreign Holding Company may engage in those activities and have liabilities that are incidental or reasonably related to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

10.13. Limitation on Creation of Subsidiaries

                                (a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Restricted Subsidiary or Unrestricted Subsidiary; provided that (A) Non-Wholly Owned Subsidiaries may be established, created or acquired in accordance with the requirements of Section 10.13(b), (B) the Borrower and any of its Wholly-Owned Restricted Subsidiaries shall be permitted to establish or create, or acquire Equity Interests in, an Unrestricted Subsidiary, so long as (i) at least 5 days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) the Equity Interests of such new Unrestricted Subsidiary held by any Credit Party are promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent as, and to the extent required by, the Pledge Agreement, (iii) all Investments by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary are permitted pursuant to Section 10.05 and (iv) all requirements of the definition of Unrestricted Subsidiary and Section 9.18 have been satisfied, and (C) the Borrower and its Wholly-Owned Restricted Subsidiaries shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Restricted Subsidiaries, so long as, in each case, (i) at least 5 days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) the Equity Interests of such new Restricted Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent as, and to the extent required by, the Pledge Agreement, (iii) each such new Wholly-Owned Domestic Restricted Subsidiary (other than any Immaterial Subsidiary) executes a counterpart of the Subsidiaries Guaranty, the Security Agreement and the Pledge Agreement and (iv) each such new Wholly-Owned Domestic Restricted Subsidiary (other than any Immaterial Subsidiary), to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 9.11.

(b) In addition to Restricted Subsidiaries of the Borrower created pursuant to preceding clause (a), the Borrower and its Restricted Subsidiaries may establish, acquire or create, and make Investments in, Non-Wholly Owned Restricted Subsidiaries after the Effective Date as a result of Permitted Acquisitions (subject to the limitations contained in the definition thereof) and Investments permitted to be made pursuant to Section 10.05, provided that all of the Equity Interests of each such Non-Wholly Owned Restricted Subsidiary shall be pledged by any Credit Party which owns same as, and to the extent, required by the Pledge Agreement.

SECTION 11. Events of Default

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01. Payments

The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or Note, any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02. Representations, etc.

Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03. Covenants

The Borrower or any of its Restricted Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 2.14, 9.01(f)(i), 9.08, 9.11, 9.15, 9.18 (including as a result of the proviso appearing in the definition of Unrestricted Subsidiary), or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which such default shall first become known to any Authorized Officer of the Borrower or any other Credit Party or (ii) the date on which written notice thereof is given to the Borrower by the Administrative Agent or the Required Lenders; or

11.04. Default Under Other Agreements

(i)  The Borrower, any of its Restricted Subsidiaries or, for so long as TV One remains a Designated Entity, TV One shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required, but after giving effect to any waiver, amendment, cure or grace period), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower, any of its Restricted Subsidiaries or, for so long as TV One remains a Designated Entity, TV One shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $5,000,000; or

11.05. Bankruptcy, etc.

The Borrower, any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or, for so long as TV One remains a Designated Entity, TV One shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower, any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or, for so long as TV One remains a Designated Entity, TV One, and the petition is not controverted within 30 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower, any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or, for so long as TV One remains a Designated Entity, TV One, to operate all or any substantial portion of the business of the Borrower, any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or, for so long as TV One remains a Designated Entity, TV One, or the Borrower, any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or, for so long as TV One remains a Designated Entity, TV One commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower, any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or, for so long as TV One remains a Designated Entity, TV One, or there is commenced against the Borrower, any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or, for so long as TV One remains a Designated Entity, TV One any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or the Borrower, any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or, for so long as TV One remains a Designated Entity, TV One is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower, any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or, for so long as TV One remains a Designated Entity, TV One makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower, any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or, for so long as TV One remains a Designated Entity, TV One for the purpose of authorizing any of the foregoing; or

11.06. ERISA

(a) One or more ERISA Events shall have occurred;

(b)	there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability); or

(c)
there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary of the Borrower or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;

                               and the liability of any or all of the Borrower, any  Subsidiary of the Borrower and the ERISA Affiliates contemplated by the foregoing clauses (a), (b) and (c), either individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect; or

11.07. Security Documents

Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest (if and to the extent such Collateral can be perfected by the actions required by the applicable Security Document) in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01); provided that the failure to have a perfected (if and to the extent such Collateral can be perfected by the actions required by the applicable Security Document) and enforceable Lien on Collateral in favor of the Collateral Agent shall not give rise to an Event of Default under this Section 11.07 at any time, unless the aggregate fair market value of all Collateral over which the Collateral Agent fails to have such a perfected and enforceable Lien equals or exceeds $5,000,000 at any time, except to the extent that such failure of perfection or enforceability results from any act or omission of the Collateral Agent or the Administrative Agent (so long as such act or omission does not result from a Credit Party’s breach of, or non-compliance, with the terms of any Credit Document); or

11.08. Guaranties

Any Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty to which it is a party; or

11.09. Judgments

One or more final judgments or decrees shall be entered against the Borrower, any Restricted Subsidiary of the Borrower or, for so long as TV One remains a Designated Entity, TV One involving in the aggregate for the Borrower, its Restricted Subsidiaries and, for so long as TV One remains a Designated Entity,  TV One a liability (not paid or to the extent not covered by a reputable and solvent insurance company with respect to judgments for the payment of money and for which coverage has not been denied after written notice has been furnished thereto) and such final judgments and decrees are not vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days and the aggregate amount of all such judgments equals or exceeds $10,000,000; or

11.10. Change of Control

A Change of Control shall occur; or

11.11. Failure to Consummate the TV One DTV Investment

                                TV One shall fail to apply the Net Cash Proceeds of the Permitted TV One Notes held in escrow on the Closing Date to (i) consummate the TV One DTV Investment, (ii) redeem a portion of the Permitted TV One Notes pursuant to, and in accordance with the requirements of, the Permitted TV One Notes Indenture (as in effect on the Initial Borrowing Date)and/or (iii) make a ratable distribution to ROCH and its other members, in each case on or prior to December 31, 2011;

11.12. FCC Licenses and Authorizations

                                There shall have occurred any of the following:  (i) the Borrower or any of its Restricted Subsidiaries shall lose, fail to keep in force, suffer the termination, suspension or revocation of or terminate, forfeit or suffer an amendment to any FCC License or other material license at any time held by it, the loss, termination, suspension or revocation of which could reasonably be expected to have a Material Adverse Effect, (ii) any proceeding shall be brought by any Person challenging the validity or enforceability of any Necessary Authorization of the Borrower or any of its Restricted Subsidiaries, except when such proceeding could not reasonably be expected to have a Material Adverse Effect, (iii) the Borrower or any of its Restricted Subsidiaries shall fail to comply with the Communications Act or any rule or regulation promulgated by the FCC and such failure to comply results in a fine in excess of $10,000,000, (iv) the FCC shall materially and adversely modify any material Necessary Authorization or shall suspend, revoke or terminate any Necessary Authorization and such modification, suspension, revocation or termination is not subject to appeal or is being appealed by the Borrower or a Restricted Subsidiary so as to prevent the effectiveness of such modification, suspension, revocation or termination, except when such modification, suspension, revocation or termination could not reasonably be expected to have a Material Adverse Effect, or (v) any contractual obligation which is materially necessary to the operation of the broadcasting operations of the Borrower or any of its Restricted Subsidiaries shall be revoked or terminated and not replaced by a substitute, within 90 days after such revocation or termination, and such revocation or termination and non-replacement could reasonably be expected to have a Material Adverse Effect; or

11.13. Senior Indebtedness

                               The Indebtedness under the Exchange Notes Documents, the Permitted Subordinated Debt Documents or any other Subordinated Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount equal to or greater than $2,500,000 shall cease (or any Credit Party or an Affiliate of any Credit Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the Exchange Notes Documents, the Permitted Subordinated Debt Documents or the agreements evidencing such other Subordinated Indebtedness; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) subject to Section 9.11(b), enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (vi) enforce each Subsidiaries Guaranty; and (vii) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations.

SECTION 12. The Administrative Agent

12.01. Appointment

The Lenders hereby irrevocably designate and appoint Credit Suisse as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include Credit Suisse in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its respective duties hereunder by or through any one or more sub-agents appointed by it or through its Related Parties.  The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Tranches as well as activities as Administrative Agent.

12.02. Nature of Duties

                               (a)  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Lead Arrangers and the Syndication Agent are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each of the Joint Lead Arrangers and the Syndication Agent shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01.  Without limitation of the foregoing, neither the Joint Lead Arrangers nor the Syndication Agent shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

12.03. Lack of Reliance on the Administrative Agent

Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Restricted Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Restricted Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

12.04. Certain Rights of the Administrative Agent

If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05. Reliance

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06. Indemnification

To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07. The Administrative Agent in its Individual Capacity

With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Majority Lenders”, “Required Lenders,” “Holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities.  The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08. Holders

The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09. Resignation by the Administrative Agent

(a)  The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 20 Business Days’ prior written notice to the Lenders and, unless an Event of Default under Section 11.05 then exists, the Borrower.  Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder upon and after the effective date of such resignation and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 20 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent, its sub-agents and its Related Parties shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.10. Collateral Matters

                                (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors.  Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to the occurrence and continuance of an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release (or subordinate) any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Restricted Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12), (iv) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Subsidiaries Guaranty in accordance with the terms thereof, (v) as otherwise may be expressly provided in the relevant Security Documents or the last sentence of each of Sections 10.01 and 10.02 or (vi) upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the requirements of Section 9.18, with respect to Collateral of such Restricted Subsidiary.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release (or subordinate) particular types or items of Collateral pursuant to this Section 12.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.11. Delivery of Information

The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Restricted Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13. Miscellaneous

13.01. Payment of Expenses, etc.

(a)  The Borrower hereby agrees to:  (i) pay all reasonable documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and one local counsel to the Administrative Agent in each relevant jurisdiction and one regulatory counsel) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent, the Syndication Agent, the Lead Arrangers and their respective Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent, of each Issuing Lender and the Swingline Lender in connection with the Letter of Credit Back-Stop Arrangements entered into by such Persons and, after the occurrence of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (limited, in the case of any Event of Default, to one additional counsel for all such Issuing Lenders and Lenders, taken as a whole, one local counsel for all such Lenders, taken as a whole, in each relevant jurisdiction and one regulatory counsel and, solely in the case of an actual or potential conflict of interests, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated, taken as a whole); (ii) pay and hold the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, each Issuing Lender and each Lender, and each of their respective Related Parties (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), actual losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable out-of-pocket fees and disbursements of one primary counsel, one local counsel in each relevant jurisdiction and, solely in the case of a conflict of interest as determined by the affected Indemnified Person, one additional counsel in each applicable jurisdiction to the affected Indemnified Person, taken as a whole) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights, duties or remedies provided herein or in the other Credit Documents (including the performance by the Administrative Agent of its duties under Section 13.15), or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Restricted Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, the non-compliance by the Borrower or any of its Restricted Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim, asserted against the Borrower, any of its Restricted Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, obligations, actual losses, damages, penalties, claims, demands, actions, judgments, suits, reasonable out-of-pocket costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnified Person, as determined by the final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of its obligations under the Credit Documents by such Indemnified Person or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnified Person as determined by the final non-appealable judgment of a court of competent jurisdiction and (z) any dispute solely among Indemnified Persons other than claims against the Administrative Agent, any Lender or any of their Affiliates in its capacity or in fulfilling its role as Administrative Agent, Syndication Agent, Lead Arranger or any other similar role hereunder and under any of the other Credit Documents (other than claims arising out of any act or omission of the Borrower or any of its Restricted Subsidiaries).  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  Notwithstanding anything to the contrary contained in this Section 13.01, any payments required under this clause (a) shall be due 10 Business Days after receipt of a detailed invoice for such costs and expenses.

(b) To the full extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any each other party, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, however, that the foregoing provisions shall not relieve the Borrower of its indemnification obligations as provided in Section 13.01(a) to the extent any Indemnified Person is found liable for any such damages.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

13.02. Right of Setoff

                               (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Restricted Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that any recovery by any Lender or its Affiliates pursuant to its setoff rights under this Section 13.02 is subject to the provisions of Section 13.06(d).

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID.  THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

13.03. Notices, Electronic Communications

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered:  if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule 13.03; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.  As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

(b) The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents or to the Lenders under Section 9, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing, a Notice of Conversion/Continuation or a Letter of Credit Request, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.  In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

(c) The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Credit Documents and (2) notification of changes in the terms of this Agreement or the other Credit Documents.

(d) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.

(f) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(g) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

13.04. Benefit of Agreement; Assignments; Participations

                                (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13 and 13.04(b)) and the participant shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation (A) under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates, which shall not be considered to be a reduction in the rate of interest or fees) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents, including any Security Document) supporting the Loans or Letters of Credit hereunder in which such participant is participating and (B) to the Borrower or any of its Restricted Subsidiaries or Affiliates (other than, in the case of Term Loans only, a Hughes/Liggins Affiliate so long as the provisions set forth in Section 13.04(f) are satisfied.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.  The Credit Parties and each Hughes/Liggins Affiliate (by its acquisition of a participation in any Lender’s rights and/or obligations under this Agreement) hereby agree that if a case under Title 11 of the United States Code is commenced against any Credit Party, to the extent that any Hughes/Liggins Affiliate would have the right to direct any participant with respect to any vote with respect to any plan of reorganization with respect to any Credit Party (or to directly vote on such plan of reorganization) as a result of any participation taken by such Hughes/Liggins Affiliate pursuant to this Section 13.04(a), such Credit Party shall seek (and each Hughes/Liggins Affiliate shall consent) to provide that the vote of any Hughes/Liggins Affiliate (in its capacity as a participant) with respect to any plan of reorganization of such Credit Party shall not be counted except that such Hughes/Liggins Affiliate's vote (in its capacity as a participant) may be counted to the extent any such plan of reorganization proposes to treat the participation in any Obligations held by such Hughes/Liggins Affiliate in a manner that is less favorable in any material respect to such Hughes/Liggins Affiliate than the proposed treatment of similar Obligations held by Lenders or participants that are not a Hughes/Liggins Affiliate. Each Hughes/Liggins Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Hughes/Liggins Affiliate’s attorney-in-fact, with full authority in the place and stead of such Hughes/Liggins Affiliate and in the name of such Hughes/Liggins Affiliate, from time to time in the Administrative Agent’s discretion, with prior written notice to any such Hughes/Liggins Affiliate, to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any Related Fund shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)); provided, that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender, or (ii) in the case of any Lender that is a fund or commingled investment vehicle that invests in bank loans, any Related Fund or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as the Administrative Agent and, so long as no Default or Event of Default under Section 11.01 or 11.05 then exists and is continuing, the Borrower may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund or commingled investment vehicle that invests in bank loans and any Related Fund as a single assignor or Eligible Transferee (as applicable) (if any) for purposes of determining whether the minimum assignment requirement is met), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement (by which such assignee represents and warrants that it is an Eligible Transferee legally authorized to enter into such Assignment and Assumption Agreement), provided that (i) at such time, Schedule 1.01A shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) promptly after the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default under Section 11.01 or 11.05 then exists, the Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, (iv) the consent of each Issuing Lender shall be required in connection with any such assignment of Revolving Loan Commitments (and related Obligations) pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor), (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15, (vii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws), and (viii) notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any outstanding Obligations or Commitments to a Hughes/Liggins Affiliate shall also be subject to the requirements set forth in Section 13.04(f).  To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans.  At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms and any other certificates described in Section 5.04(b) or (c).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 13.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(e) Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11(a), 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.

(f) Notwithstanding anything to the contrary in this Credit Agreement, any Affiliate of the Hughes/Liggins Family (other than the Borrower or any Restricted Subsidiary) may be an assignee in respect of Loans (and to such extent shall constitute an “Eligible Transferee”); provided that:

(i) no Default or Event of Default has occurred and is continuing or would result therefrom;

(ii) no Term Loans may be assigned, or participations sold, to a Hughes/Liggins Affiliate pursuant to this Section 13.04, if after giving effect to such assignment, Hughes/Liggins Affiliates in the aggregate would own (as a Lender or through a participation) in excess of 20% of all Term Loans then outstanding;

(iii) notwithstanding anything to the contrary in the definition of “Required Lenders” or in Section 13.12, a Hughes/Liggins Affiliate that is a holder of any Term Loans acquired (as a Lender or through a participation) pursuant to this Section 13.04 shall not be entitled to vote such Term Loans in any “Required Lender” vote pursuant to the terms of this Agreement or any other Credit Document (it being understood that the Hughes/Liggins Affiliate that is a holder of such Term Loans shall have the right to consent to votes requiring the consent of “all Lenders” or “all Lenders directly affected thereby” pursuant to Section 13.12) or otherwise, and for purposes of any such vote such Term Loans shall be deemed not to be outstanding;

(iv) the Hughes/Liggins Affiliates shall be prohibited from being appointed as, or succeeding to the rights and duties of, the Administrative Agent or the Collateral Agent under this Agreement and the other Credit Documents until such time (if any) as when all Obligations (other than those held by the Hughes/Liggins Affiliates and other than contingent obligations not then due and owing) have been paid in full in cash;

(v) by acquiring a Term Loan hereunder, each Hughes/Liggins Affiliate, in its capacity as a Lender, shall be deemed to have (I) waived its right to receive information prepared by the Administrative Agent or any Lender (or any advisor, agent or counsel thereof) under or in connection with the Credit Documents (in each case to the extent not provided to the Credit Parties) and attend any meeting or conference call (or any portion thereof) with the Administrative Agent or any Lender, (II) agreed that it is prohibited from making or bringing any claim, in its capacity as a Lender, against the Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents, and (III) agreed, without limiting its rights as a Lender described in Section 13.04(f)(iii), that it will have no right whatsoever to require the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document;

(vi) the Hughes/Liggins Family or such Affiliate identifies itself as a Hughes/Liggins Affiliate of the Credit Parties prior to the assignment of Loans to it pursuant to the respective Assignment and Assumption Agreement (whether it is a direct or ultimate assignee of Loans through a broker);

(vii) there shall not be more than three Hughes/Liggins Affiliates that hold (as a participant or Lender) Term Loans at any one time; and

(viii) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Loan Commitments or Revolving Loans to any Hughes/Liggins Affiliate Loan;

Additionally, the Credit Parties and each Hughes/Liggins Affiliate hereby agree that if a case under Title 11 of the United States Code is commenced against any Credit Party, such Credit Party shall seek (and each Hughes/Liggins Affiliate shall consent) to provide that the vote of any Hughes/Liggins Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Credit Party shall not be counted except that such Hughes/Liggins Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Hughes/Liggins Affiliate in a manner that is less favorable in any material respect to such Hughes/Liggins Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower. Each Hughes/Liggins Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Hughes/Liggins Affiliate’s attorney-in-fact, with full authority in the place and stead of such Hughes/Liggins Affiliate and in the name of such Hughes/Liggins Affiliate, from time to time in the Administrative Agent’s discretion, with prior written notice to such Hughes/Liggins Affiliate, to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

(g) In the event that any RL Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a RL Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any RL Lender that is not rated by any such ratings service or provider, any Issuing Lender or the Swingline Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a RL Lender) then such Issuing Lender shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Loan Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such Issuing Lender or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

13.05. No Waiver; Remedies Cumulative

No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06. Payments Pro Rata

(a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment (including pursuant to Section 5.02(m))) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest; provided, further that the provisions of this Section 13.06(b) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries (as to which the provisions of this Section 13.06(b) shall apply).

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which (i) require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and (ii) permit disproportionate payments with respect to the Loans as, and to the extent, provided herein.

(d) Notwithstanding the provisions of Sections 13.06(a), (b) and (c) or anything to the contrary contained in this Agreement, after the exercise of remedies (including rights of setoff) provided for in Section 11 (or after the Loans have automatically become immediately due and payable as contemplated by the proviso appearing in the last paragraph of Section 11), any amounts received on account of the Secured Obligations (whether as a result of a payment under a Subsidiaries Guaranty, any realization on the Collateral, any setoff rights, any distribution in connection with any Insolvency or Liquidation Proceeding or otherwise) shall be applied as provided in Section 7.04 of the Security Agreement, in any such case until the prior payment in full in cash of all Revolving Obligations.  If any Secured Creditor collects or received any amounts received on account of the Secured Obligations to which it is not entitled under this Section 13.06(d), such Secured Creditor shall hold the same in trust for the Secured Creditors and shall forthwith deliver the same to the Administrative Agent, for the account of the Secured Creditors, to be applied in accordance with this Section 13.06(d).  Without limiting the generality of the foregoing, (i) this Section 13.06(d) is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable nonbankruptcy law and (ii) it is the intention of the parties hereto that (and to the maximum extent permitted by law the parties hereto agree that) the Revolving Obligations (and the security therefor) constitute a separate and distinct class (and separate and distinct claims) from the other Secured Obligations (and security therefor).

13.07. [Intentionally Omitted]

13.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL

(a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER CREDIT DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).  EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY.  EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF (i) ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,  ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.08(c).

13.09. Counterparts

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10. Effectiveness

This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent, the Lead Arrangers, the Syndication Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (by electronic transmission or otherwise) the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it.  The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11. Headings Descriptive

The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12. Amendment or Waiver; etc.

(a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Restricted Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent, in the case of following clauses (i) through (vi), of each Lender (other than, except with respect to following clause (i), a Defaulting Lender) (with Obligations being directly and adversely affected thereby in the case of following clauses (i)(y) and (vi) or whose Obligations are being extended in the case of following clause (i)(x)) or, in the case of following clause (vii), each SPV being directly affected, (i)(x) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or (y) reduce the rate or extend the scheduled time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof, (ii) release all or substantially all of the Collateral under the Security Documents or all or substantially all of the value of the Subsidiaries Guaranties (in each case, except as expressly provided in the Credit Documents, including any Security Document), (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date), (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date), (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (vi) amend, modify or waive any provision of Section 13.06, except in connection with an amendment that provides for a prepayment of Loans by the Borrower (offered ratably to all Lenders with Loans under the applicable Tranche) at a discount to par on terms and conditions approved by the Administrative Agent and the Required Lenders or (vii) modify the protections afforded to an SPV pursuant to the provisions of Section 13.04(d), provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (6) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement on the Effective Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.02(h) (it being understood, however, that (x) the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (y) any conversion of any Tranche of Loans into another Tranche of Loans hereunder in like principal amount shall not be considered a “prepayment” or “repayment” for purposes of this clause (6)), (7) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date), (8) without the written consent of the Majority Lenders with Revolving Commitments (and/or Revolving Obligations, as applicable), amend, modify or waive any condition precedent set forth in Section 7 with respect to the making of Revolving Loans, Swingline Loans or the issuance of Letters of Credit, (9) without the written consent of the Majority Lenders holding Revolving Loans and/or Revolving Loan Commitments (and/or Revolving Obligations, as applicable) and the Majority Lenders holding Term Loans, increase the Total Revolving Loan Commitment to an amount in excess of $25,000,000, (10) without consent of each Lender holding Revolving Loans and/or Revolving Loan Commitments (and/or Revolving Obligations, as applicable), amend, modify or waive the provisions of Section 5.02(l), 13.06(d) or Section 6.4 of the Security Agreement in a manner adversely affecting the priority status of the Secured Obligations owing to the RL Lenders, or (11) reduce the amount of, or extend the date of, any Scheduled Term Loan Repayment without the consent of the Majority Lenders holding Term Loans.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable RL Percentage of the Letter of Credit of Outstandings, in accordance with Sections 4.02(b) and/or 5.01(b), provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Lender and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 13.04) in full of this principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(d) In addition, notwithstanding the foregoing, this Agreement may be amended or amended and restated with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans (the “Refinanced Term Loans”), a replacement “B” term loan tranche denominated in Dollars (the “Replacement Term Loans”), hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount plus accrued interest, fees, and expenses with respect to Refinanced Term Loans, (b) the Effective Yield with respect to such Replacement Term Loans shall not be greater than the Effective Yield with respect to such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans), and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(e) Notwithstanding anything to the contrary contained above in this Section 13.12, the Administrative Agent is authorized by each Lender to amend Schedule 8.22 to include any supplements provided by the Borrower as and when such supplements are so provided by the Borrower.

(f) Notwithstanding anything to the contrary contained in this Section 13.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents and (y) if following the Effective Date, the Administrative Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents (other than the Security Documents), then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

13.13. Survival

All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11(a), 3.06, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14. Domicile of Loans

Each Lender may transfer and carry its Loans at, to or for the account of any office, Restricted Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11(a), 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15. Register

The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain at one of its offices in The City of New York a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b).  Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement.  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  Notwithstanding anything to the contrary contained in this Agreement, the Loans are registered obligations and the right, title and interest of the Lenders in and to such Loans shall be transferable only in accordance with the terms hereof. This Section 13.15 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

13.16. Confidentiality

(a)  Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will use its reasonable best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such Information (as defined below), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any Information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such Information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee or participant agrees to be bound by the confidentiality provisions contained in this Section 13.16; provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Lender will use its commercially reasonable efforts to notify the Borrowers in advance of such disclosure so as to afford the Borrowers the opportunity to protect the confidentiality of the Information proposed to be so disclosed.  For the purposes of this Section 13.16, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any Information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17. Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States

                               The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, promissory notes executed by, and Equity Interests in, various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents and subject to the terms conditions and exceptions contained therein.  The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests (to the extent such security interests can be perfected by the filings or other actions required under the Security Documents) granted pursuant to the various Security Documents and to take all actions under the laws of the United States and any State thereof to perfect the security interests in the Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said Equity Interests or promissory notes are owned by any Credit Party).  Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Equity Interests in, any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Initial Borrowing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Equity Interests are pledged, under the Security Documents.  The Borrower hereby agrees that, following any request by the Administrative Agent or the Required Lenders to do so, the Borrower will, and will cause its Restricted Subsidiaries to, take such actions under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or the Required Lenders to be necessary or advisable in order to fully perfect (to the extent such security interests can be perfected by the filings or other actions required under the Security Documents), preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions; provided, however, that no such request shall be made by the Administrative Agent or the Required Lenders if the Collateral Agent determines in its reasonable discretion that the costs of taking any such action are excessive in relation to the value of the security afforded thereby.  If requested to do so pursuant to this Section 13.17, all such actions shall be taken in accordance with the provisions of this Section 13.17 and Section 9.11 and within the time periods set forth therein.  All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to Equity Interests in, and promissory notes issued by, Persons organized under laws of jurisdictions other than the United States and any State thereof) not required to be taken in accordance with the provisions of this Section 13.17, provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of Section 9.11 and this Section 13.17.

13.18. PATRIOT Act.

                                Each Lender subject to the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “PATRIOT Act”) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name and address of the Borrower and the other Credit Parties and other information and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the PATRIOT Act.

13.19. Post-Closing Actions

(a) Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the Borrower and its Restricted Subsidiaries shall be required to take the actions specified in Schedule 13.19 as promptly as commercially practicable, and in any event within the time periods set forth in Schedule 13.19 (as such time periods may be extended at the reasonable discretion of and by the Administrative Agent or the Required Lenders).

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Initial Borrowing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.19 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by Section 13.19 have been taken (or were required to be taken).  The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by the Borrower to each of the Lenders that the actions required pursuant to this Section 13.19 will be, or have been, taken within the relevant time periods referred to in this Section 13.19 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct in all material respects without any modification pursuant to this Section 13.19, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

13.20. Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.21. FCC Ownership and Attribution Rules

No Lender shall, by virtue of making a Loan or by any subsequent action (including but not limited to the grant of a participation or the assignment of a Lender’s Commitments, rights or obligations under this Agreement), cause a Lender to acquire an “attributable” interest in the Borrower or any Subsidiary of the Borrower which causes the Borrower, any Subsidiary of the Borrower or such Lender to be in violation of the FCC’s media ownership rules.

13.22. REVOLVING CREDIT FACILITY PRIORITY

EACH LENDER WITH OUTSTANDING TERM LOANS ACKNOWLEDGES AND AGREES THAT THE REVOLVING OBLIGATIONS (INCLUDING OUTSTANDING REVOLVING LOANS, SWINGLINE LOANS AND LETTER OF CREDIT OUTSTANDINGS) ARE ENTITLED TO DISTRIBUTIONS PURSUANT TO SECTION 13.06(d) (INCLUDING DISTRIBUTIONS PURSUANT TO AN INSOLVENCY OR LIQUIDATION PROCEEDING) PRIOR TO ANY DISTRIBUTIONS BEING APPLIED TO THE OBLIGATIONS IN RESPECT OF OUTSTANDING TERM LOANS.

13.23. Lender Action

Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Administrative Agent.  The provisions of this Section 13.23 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

RADIO ONE, INC.

By: Name: Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, Individually and as Administrative Agent, Swingline Lender and Issuing Lender

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By: Name: Title:

CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arranger and Joint Book RunningManager

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By: Name: Title:

DEUTSCHE BANK SECURITIES INC., as Syndication Agent, Joint Lead Arranger andJoint Book Running Manager

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SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG RADIO ONE, INC., THE LENDERS PARTY HERETO FROM TIME TO TIME, CREDIT SUISSE AG, AS ADMINISTRATIVE AGENT, CREDIT SUISSE SECURITIES (USA) LLC AND DEUTSCHE BANK SECURITIES INC., AS JOINT LEAD ARRANGERS AND JOINT RUNNING MANAGERS, AND DEUTSCHE BANK SECURITIES INC., AS SYNDICATION AGENT

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